Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

CONTEXTLOGIC HOLDINGS INC.,

CONTEXTLOGIC LLC,

CONTEXTLOGIC HOLDINGS, LLC,

EMERALD LAKE PEARL ACQUISITION GP, L.P.,

EMERALD LAKE PEARL ACQUISITION-A, L.P.,

EMERALD LAKE PEARL ACQUISITION, L.P.
(FOR ITSELF AND AS THE SELLERS’ REPRESENTATIVE),

EMERALD LAKE PEARL ACQUISITION BLOCKER, LLC,

THE OTHER SELLER PARTIES NAMED HEREIN,
INCLUDING THE ABRAMS INVESTORS AND THE MANAGEMENT INVESTORS (EACH AS DEFINED HEREIN),

SALT MANAGEMENT AGGREGATOR, LLC,

BCP SPECIAL OPPORTUNITIES FUND III ORIGINATIONS LP,
SOLELY FOR THE PURPOSES OF SECTION 7.16 AND ARTICLE XV,

AND

US SALT PARENT HOLDINGS, LLC

December 8, 2025

TABLE OF CONTENTS

ARTICLE I SALE TRANSACTIONS		2

1.01	Parent Contribution and Exchange	2
1.02	Blocker Sale	3
1.03	Buyer Rollover	4
1.04	Internal Contribution and Exchange	4
1.05	Company Sale	5
1.06	Management Aggregator Contribution	5
1.07	Required Withholding	5

ARTICLE II [INTENTIONALLY OMITTED]		6

ARTICLE III CLOSING OF SALE TRANSACTIONS; CLOSING CONSIDERATION ADJUSTMENT		6

3.01	The Closing	6
3.02	Closing Transactions	6
3.03	Closing Deliveries	7
3.04	[Intentionally omitted].	9
3.05	Closing Consideration Adjustment	9
3.06	Preparation of Estimated Closing Statement and Closing Statement; Cooperation	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		13

4.01	Status	13
4.02	Power and Authority	13
4.03	Enforceability	13
4.04	No Violations; Consents and Approvals	14
4.05	Brokers	14
4.06	Financing	14
4.07	Investment Representations	15
4.08	Solvency	15
4.09	Litigation	16
4.10	Capitalization	16
4.11	SEC Reports; Disclosure Controls and Procedures.	16
4.12	No Undisclosed Liabilities	17
4.13	Authorized and Outstanding Equity Interests of Buyer Midco	18
4.14	Authorized and Outstanding Equity Interests of Buyer	18
4.15	Subsidiaries	18
4.16	Representations and Warranties Concerning the Opinion	18
4.17	Tax Matters	18
4.18	Certain Representations Regarding the Rollover	19

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES

5.01	Status	20

i

5.02	Power and Authority	20
5.03	Enforceability	20
5.04	No Violations; Consents and Approvals	20
5.05	Ownership	21
5.06	Litigation	21
5.07	Brokers	21
5.08	Blocker Matters	21
5.09	Capitalization of Aggregator	24

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.01	Status	24
6.02	Power and Authority	24
6.03	Enforceability	24
6.04	Capitalization; Ownership	24
6.05	Group Companies	25
6.06	No Violation; Consents and Approvals	26
6.07	Financial Statements	27
6.08	Absence of Certain Developments	28
6.09	Litigation	30
6.10	Environmental Matters	31
6.11	Title to Properties	31
6.12	Compliance with Laws	32
6.13	Labor and Employment Matters	33
6.14	Employee Benefit Plans	35
6.15	Tax Matters	36
6.16	Insurance	38
6.17	Licenses and Permits	39
6.18	Affiliated Transactions	39
6.19	Material Contracts	39
6.20	Intellectual Property	42
6.21	Privacy and Cybersecurity	44
6.22	Material Customers and Material Suppliers	46
6.23	Real Property	45
6.24	Products Liability and Warranty	48
6.26	Brokers	50
6.27	Trade Control Laws	50

ARTICLE VII PRE-CLOSING COVENANTS		51

7.01	Reasonable Best Efforts; Closing Conditions	51
7.02	Notices and Consents	51
7.03	Regulatory Filings.	51
7.04	Conduct of the Business	53
7.05	Access to Information	53
7.06	Exclusivity	54
7.07	Confidentiality Agreement	54
7.08	R&W Policy	54
7.09	Financial Statements and Other Required Financing Information	55

7.10	Rights Offering; SEC Filings	55
7.11	Debt Financing Cooperation.	57
7.12	Debt Financing Efforts.	59
7.13	D&O Tail	61
7.14	Pre-Closing Reorganization	61
7.15	Buyer Pre-Closing Reorganization	61
7.16	Certain Matters Concerning the Opinion	62

ARTICLE VIII POST-CLOSING COVENANTS		63

8.01	Further Assurances	63
8.02	Director and Officer Liability and Indemnification	63
8.03	Access to Books and Records	63
8.04	Public Announcements	63

ARTICLE IX TAX COVENANTS		64

9.01	Cooperation on Tax Matters	64
9.02	Transfer Taxes	64
9.03	Tax Returns	64
9.04	Straddle Periods	65
9.06	Tax Elections	67
9.07	Tax Contests	67
9.08	Closing Consideration Allocation	68

ARTICLE X CONDITIONS TO THE OBLIGATIONS OF THE BUYER PARTIES		69

10.01	Accuracy of Representations and Warranties	69
10.02	Compliance with Obligations	69
10.03	No Material Adverse Effect	69
10.04	No Governmental Order	69
10.05	Antitrust Approvals	70
10.06	Pre-Closing Reorganization	70
10.07	Tax Opinion	70

ARTICLE XI CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLER PARTIES		70

11.01	Accuracy of Representations and Warranties	70
11.02	Compliance with Obligations	70
11.03	No Governmental Order	71
11.04	Antitrust Approvals	71
11.05	Buyer Pre-Closing Reorganization	71
11.06	Tax Opinion	71

ARTICLE XII NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; NON-RELIANCE		71

12.01	Non-Survival of Representations, Warranties, and Pre-Closing Covenants	71
12.02	Non-Reliance	72

ARTICLE XIII DEFINITIONS		73

13.01	Defined Terms	73
13.02	Other Definitional Provisions	88

ARTICLE XIV TERMINATION		88

14.01	Termination	88
14.02	Effect of Termination	90
14.03	Termination Fee	90

ARTICLE XV GENERAL PROVISIONS		91

15.01	Notices	91
15.02	Entire Agreement	92
15.03	Expenses	92
15.04	Amendment; Waiver	93
15.05	Binding Effect; Assignment	93
15.06	Counterparts	93
15.07	Interpretation; Schedules	94
15.08	Governing Law; Interpretation	94
15.09	Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial	94
15.10	Specific Performance	97
15.11	Arm’s Length Negotiations; Drafting	97
15.12	Time	97
15.13	Made Available	97
15.14	Designation of the Sellers Representative	97
15.15	Non-Recourse	99
15.16	No Third-Party Beneficiaries	100
15.17	Severability	100

EXHIBITS

Exhibit A	Pre-Closing Reorganization
Exhibit B	Buyer Pre-Closing Reorganization
Exhibit C	Form of Company Closing Certificate
Exhibit D	Form of Buyer Closing Certificate
Exhibit E	Form of Buyer LLC Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Professional Services Agreement Termination Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Voting Agreement
Exhibit J	Allocation Methodology
Exhibit K	Form of Company Operating Agreement
Exhibit L	Form of Indemnification Agreement
Exhibit M	Form of Investment Committee Charter
Exhibit N	Form of US Salt Oversight Committee Charter
Exhibit O-1	Form of Non-imputation affidavit
Exhibit O-2	Form of Owners affidavit and gap indemnity

SCHEDULES

Schedule 1.03	Buyer Rollover Participation
Schedule 3.03(a)(v)	Debt Paid at Closing
Schedule 3.03(a)(ix)	Resignations
Schedule 3.03(e)(x)	Abrams Designees
Schedule 3.05(a)(i)	Allocation Principles and Form of Allocation Schedule
Schedule 3.06(a)	Working Capital Schedule
Schedule 4.14	Buyer Capitalization
Schedule 4.16	Closing Opinion Facts and Assumptions
Schedule 7.02	Notices and Consents
Schedule 7.04	Conduct of Business
Schedule 13.01(a)	Permitted Liens
Disclosure Schedule	Exceptions to Representations and Warranties

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 8, 2025, by and among ContextLogic Holdings Inc., a Delaware corporation (“Buyer Parent”), ContextLogic LLC, a Delaware limited liability company (“Buyer Midco”), ContextLogic Holdings, LLC, a Delaware limited liability company (“Buyer” and together with Buyer Parent and Buyer Midco, the “Buyer Parties”), Salt Management Aggregator, LLC, a Delaware limited liability company (the “Management Aggregator”), Emerald Lake Pearl Acquisition GP, L.P., a Delaware limited partnership (“Emerald GP”), Emerald Lake Pearl Acquisition-A, L.P., a Delaware limited partnership (“Blocker Seller”), Emerald Lake Pearl Acquisition Blocker, LLC, a Delaware limited liability company (“Blocker”), Emerald Lake Pearl Acquisition, L.P., a Delaware limited partnership (solely in its capacity as a Seller Party, “Emerald Fund” and, together with Emerald GP and Blocker Seller, the “Emerald Investors”), the investors set forth on Schedule I hereto (the “Abrams Investors”), the investors set forth on Schedule II hereto (the “Management Investors” and, together with the Emerald Investors and the Abrams Investors, collectively, the “Seller Parties”), US Salt Parent Holdings, LLC, a Delaware limited liability company (the “Company”), Emerald Lake Pearl Acquisition, L.P., a Delaware limited partnership, solely in its capacity as the Sellers Representative (as hereinafter defined), and, solely for the purposes of Section 7.16 and, as it relates thereto, Article XV, BCP Special Opportunities Fund III Originations LP, a Delaware limited partnership (“BCP”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 13.01 of this Agreement. Buyer Parent, Buyer Midco, Buyer, Management Aggregator, Blocker, the Company, each of the Seller Parties and the Sellers Representative are referred to herein collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, on the Closing Date prior to the Closing, certain of the Seller Parties and their Affiliates will consummate the transactions described in Exhibit A hereto (the “Pre-Closing Reorganization”);

WHEREAS, prior to the Closing, certain Buyer Parties and their Affiliates will consummate the transactions described in Exhibit B hereto (the “Buyer Pre-Closing Reorganization”);

WHEREAS, following the Pre-Closing Reorganization, as of immediately prior to the Parent Contribution and Exchange, (i) the Company will be collectively owned 100% by Emerald GP, Blocker, Emerald Fund, the Abrams Investors and the Management Investors, and (ii) Blocker will be wholly owned by Blocker Seller;

WHEREAS, (i) Blocker Seller desires to contribute a portion of its membership interests in Blocker to Buyer Parent in exchange for shares of Parent Stock, and Buyer Parent desires to accept such contribution and issue shares of Parent Stock to Blocker Seller in exchange therefor; (ii) Emerald GP and Emerald Fund each desire to contribute a portion of their respective Company Units to Buyer Parent in exchange for shares of Parent Stock, and Buyer Parent desires to accept such contribution and issue shares of Parent Stock to Emerald GP and Emerald Fund in exchange therefor; and (iii) each of the Abrams Investors desire to contribute a portion of its Company Units to Buyer Parent in exchange for shares of Parent Stock, and Buyer Parent desires to accept such contribution and issue shares of Parent Stock to each of the Abrams Investors in exchange therefor, in each case, on the terms and subject to the conditions set forth herein (the transactions described in the foregoing clauses (i)-(iii), the “Parent Contribution and Exchange”);

WHEREAS, immediately following the consummation of the Parent Contribution and Exchange, Blocker Seller desires to sell to Buyer Parent, and Buyer Parent desires to purchase from Blocker Seller, all of Blocker Seller’s remaining membership interests in Blocker for cash consideration, on the terms and subject to the conditions set forth herein (the “Blocker Sale”);

WHEREAS, immediately following the consummation of the Blocker Sale, (i) the Management Investors identified on Schedule 1.03 desire to contribute a portion of their Company Units to Buyer in exchange for Class A Units of Buyer, and Buyer desires to accept such contribution and issue Class A Units to such Management Investors in exchange therefor; (ii) Emerald GP desires to contribute a portion of the Company Units then held by it to Buyer in exchange for Class A Units of Buyer, and Buyer desires to accept such contribution and issue Class A Units to Emerald GP in exchange therefor; (iii) the Abrams Investors (together with the Management Investors identified on Schedule 1.03 and Emerald GP, the “Rollover Sellers”) desire to contribute a portion of the Company Units then held by them to Buyer in exchange for Class A Units of Buyer, and Buyer desires to accept such contribution and issue Class A Units to the Abrams Investors in exchange therefor, in each case, on the terms and subject to the conditions set forth herein (the transactions described in the foregoing clauses (i)-(iii), the “Buyer Rollover”);

WHEREAS, immediately following the consummation of the Buyer Rollover, (i) Blocker desires to contribute all of the Company Units then held by it to Buyer in exchange for Class B Units of Buyer, and Buyer desires to accept such contribution and issue Class B Units to Blocker in exchange therefor; and (ii) Buyer Parent desires to contribute all of the Company Units then held by it to Buyer in exchange for Class B Units of Buyer, and Buyer desires to accept such contribution and issue Class B Units to Buyer Parent in exchange therefor (the transactions described in the foregoing clauses (i)-(ii), the “Internal Contribution and Exchange”);

WHEREAS, immediately following the consummation of the Internal Contribution and Exchange, Emerald GP, Emerald Fund, each of the Abrams Investors and each of the Management Investors (collectively, the “Cash Sellers”) desires to sell to Buyer, and Buyer desires to purchase from each such Person, all of the Company Units then held by such Person for cash consideration, on the terms and subject to the conditions set forth herein (the “Company Sale” and, together with the Parent Contribution and Exchange, the Blocker Sale, the Internal Contribution and Exchange and the Buyer Rollover, collectively, the “Sale Transactions”);

WHEREAS, the board of managers (or the equivalent governing body) of each of Buyer, Buyer Midco, Buyer Parent and the Company has each approved the entry into this Agreement by such Party; and

WHEREAS, each Seller Party that is not a natural person has received or obtained the approval of such Seller Party’s general partner, managing member or equivalent governing body to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SALE TRANSACTIONS

1.01       Parent Contribution and Exchange.

(a)          Transactions; Consideration. Subject to and upon the terms and conditions of this Agreement, at the Closing, immediately prior to the consummation of the Blocker Sale:

(i)           Blocker Seller shall (and at the Closing hereby does, automatically and without the need for any further action or documentation) contribute to Buyer Parent, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), and Buyer Parent shall (and at the Closing hereby does) accept, the membership interests of Blocker identified on the Allocation Schedule with respect to the Parent Contribution and Exchange, and, in exchange therefor, Buyer Parent shall (and at the Closing hereby does) issue the Parent Stock identified on the Allocation Schedule with respect to the Parent Contribution and Exchange to Blocker Seller;

(ii)          Emerald GP shall (and at the Closing hereby does, automatically and without the need for any further action or documentation) contribute to Buyer Parent, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), and Buyer Parent shall (and at the Closing hereby does) accept, the Company Units then held by Emerald GP identified on the Allocation Schedule with respect to the Parent Contribution and Exchange, and, in exchange therefor, Buyer Parent shall (and at the Closing hereby does) issue the Parent Stock identified on the Allocation Schedule with respect to the Parent Contribution and Exchange to Emerald GP;

(iii)         Emerald Fund shall (and at the Closing hereby does, automatically and without the need for any further action or documentation) contribute to Buyer Parent, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), and Buyer Parent shall (and at the Closing hereby does) accept, the Company Units then held by Emerald Fund identified on the Allocation Schedule with respect to the Parent Contribution and Exchange, and, in exchange therefor, Buyer Parent shall (and at the Closing hereby does) issue the Parent Stock identified on the Allocation Schedule with respect to the Parent Contribution and Exchange to Emerald Fund; and

(iv)        each of the Abrams Investors shall (and at the Closing hereby does, automatically and without the need for any further action or documentation) contribute to Buyer Parent, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), and Buyer Parent shall (and at the Closing hereby does) accept, the Company Units then held by such Abrams Investor identified on the Allocation Schedule with respect to the Parent Contribution and Exchange, and, in exchange therefor, Buyer Parent shall (and at the Closing hereby does) issue the Parent Stock identified on the Allocation Schedule with respect to the Parent Contribution and Exchange to each of the Abrams Investors.

(b)       Closing. The closing of the Parent Contribution and Exchange (the “Parent Contribution and Exchange Closing”) shall take place on the Closing Date immediately prior to the consummation of the Blocker Sale.

1.02          Blocker Sale.

(a)         Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, immediately following the Parent Contribution and Exchange Closing and immediately prior to the consummation of the Buyer Rollover, Blocker Seller shall (and at the Closing hereby does, automatically and without the need for any further action or documentation) sell to Buyer Parent, and Buyer Parent shall (and at the Closing hereby does) purchase from Blocker Seller, all of the membership interests in Blocker then held by Blocker Seller, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws).

(b)         Closing. The closing of the Blocker Sale (the “Blocker Sale Closing”) shall take place on the Closing Date immediately following the Parent Contribution and Exchange Closing and immediately prior to the consummation of the Buyer Rollover.

(c)         Consideration. In consideration for the membership interests of Blocker sold to Buyer Parent by Blocker Seller pursuant to Section 1.02(a), Buyer Parent shall pay to Blocker Seller at the Closing an amount in cash equal to the Blocker Closing Consideration.

1.03       Buyer Rollover.

(a)          Transactions; Consideration. Subject to and upon the terms and conditions of this Agreement, at the Closing, immediately following the Blocker Sale Closing and immediately prior to the consummation of the Company Sale:

(i)          each of the Management Investors identified on Schedule 1.03 shall (and at the Closing hereby does, automatically and without the need for further action or documentation) contribute to Buyer, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), and Buyer shall (and at the Closing hereby does) accept, the Company Units then held by such Management Investor identified on the Allocation Schedule with respect to the Buyer Rollover, and, in exchange therefor, Buyer shall (and at the Closing hereby does) issue the Class A Units of Buyer identified on the Allocation Schedule with respect to the Buyer Rollover to such Management Investor;

(ii)          Emerald GP shall (and at the Closing hereby does, automatically and without the need for any further action or documentation) contribute to Buyer, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), and Buyer shall (and at the Closing hereby does) accept, the Company Units then held by Emerald GP identified on the Allocation Schedule with respect to the Buyer Rollover, and, in exchange therefor, Buyer shall (and at the Closing hereby does) issue the Class A Units of Buyer identified on the Allocation Schedule with respect to the Buyer Rollover to Emerald GP;

(iii)         each of the Abrams Investors shall (and at the Closing hereby does, automatically and without the need for any further action or documentation) contribute to Buyer, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), and Buyer shall (and at the Closing hereby does) accept, the Company Units then held by such Abrams Investor identified on the Allocation Schedule with respect to the Buyer Rollover, and, in exchange therefor, Buyer shall (and at the Closing hereby does) issue the Class A Units of Buyer identified on the Allocation Schedule with respect to the Buyer Rollover to each Abrams Investor;

(b)        Closing. The closing of the Buyer Rollover (the “Buyer Rollover Closing”) shall take place on the Closing Date immediately following the Blocker Sale Closing and immediately prior to consummation of the Internal Contribution and Exchange.

1.04       Internal Contribution and Exchange.

(a)          Transactions. Immediately following the Buyer Rollover Closing:

(i)           first, Blocker shall (and at such time hereby does, automatically and without the need for any further action or documentation) contribute to Buyer, and Buyer shall (and at such time hereby does) accept, all of the Company Units then held by Blocker, and, in exchange therefor, Buyer shall (and at such time hereby does) issue the Class B Units of Buyer identified on the Allocation Schedule with respect to the Internal Contribution and Exchange to Blocker; and

(ii)          immediately thereafter, Buyer Parent shall (and at such time hereby does, automatically and without the need for any further action or documentation) contribute to Buyer, and Buyer shall (and at such time hereby does) accept, all of the Company Units then held by Buyer Parent, and, in exchange therefor, Buyer shall (and at such time hereby does) issue the Class B Units of Buyer identified on the Allocation Schedule with respect to the Internal Contribution and Exchange to Buyer Parent.

(b)        Closing. The closing of the Internal Contribution and Exchange (the “Internal Contribution and Exchange Closing”) shall take place on the Closing Date immediately following the Buyer Rollover Closing and immediately prior to consummation of the Company Sale.

1.05       Company Sale.

(a)         Transactions. Subject to and upon the terms and conditions of this Agreement, at the Closing, immediately following the Internal Contribution and Exchange Closing, each of Emerald GP, Emerald Fund, each of the Abrams Investors and each of the Management Investors shall (and at the Closing hereby does) sell to Buyer, and Buyer shall (and at the Closing hereby does) purchase from each such Person, all of the Company Units then held by such Person, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws).

(b)          Closing. The closing of the Company Sale shall take place on the Closing Date immediately following the Internal Contribution and Exchange Closing.

(c)         Consideration. In consideration for the Company Units sold to Buyer by Emerald GP, Emerald Fund, the Abrams Investors and the Management Investors pursuant to Section 1.05(a), Buyer shall pay to the Sellers Representative, for further distribution to Emerald GP, Emerald Fund, the Abrams Investors and the Management Investors in accordance with the Allocation Schedule, at the Closing, in the aggregate, an amount in cash equal to the Estimated Closing Consideration less the Blocker Closing Consideration.

1.06      Management Aggregator Contribution. Immediately following the Closing, each Management Investor identified on Schedule 1.03 shall (and at such time hereby does, automatically and without the need for any further action or documentation) contribute to Management Aggregator, and Management Aggregator shall (and at such time hereby does, automatically and without the need for any further action or documentation) accept, all of the Class A Units then held by each such Management Investor, and, in exchange therefor, Management Aggregator shall (and at such time hereby does, automatically and without the need for any further action or documentation) issue an equivalent number of units of Management Aggregator to each such Management Investor (the “Management Contribution”) and, in connection therewith, each such Management Investor shall deliver to Management Aggregator a duly executed joinder or counterpart signature page to the Management Aggregator LLC Agreement; provided that, for the avoidance of doubt, in no event shall the consummation of the Management Contribution be a condition to the Closing.

1.07       Required Withholding. Each of Buyer, the Sellers Representative, the Escrow Agent and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or the Escrow Agreement to any Seller Party such amounts as may be required to be deducted or withheld therefrom applicable Tax Law; provided that, so long as each Cash Seller provides as IRS Form W-9, the Buyer Parties agree that no withholding shall be required under Sections 1445 or 1446 of the Code (or corresponding provisions of state or local law); provided, further, that at least three (3) Business Days prior to making any such deduction or withholding (other than withholding with respect to compensatory payments or failure to provide an IRS Form W-9), the Buyer Parties shall notify the Sellers Representative in writing of the amount and basis of such deduction and withholding and shall cooperate in good faith with the Sellers Representative to use reasonable best efforts identified by the Sellers Representative to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld, such deducted or withheld amounts shall be paid over to the appropriate Taxing Authority (with copies of the appropriate receipts for such payments provided to the Sellers Representative upon request) and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. The Buyer Parties, the Sellers Representative and the Company agree that all payments made hereunder with respect to the Company Units are not compensatory for U.S. federal (and applicable state and local) Tax purposes to any Seller Party.

ARTICLE II

[INTENTIONALLY OMITTED]

ARTICLE III

CLOSING OF SALE TRANSACTIONS; CLOSING CONSIDERATION ADJUSTMENT

3.01      The Closing. The closing of the Sale Transactions as contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of signature pages and release of documents on the third (3rd) Business Day following satisfaction, or waiver in writing by the Party entitled to effect such waiver, of all of the closing conditions set forth in Article X and Article XI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction, or waiver in writing by the Party entitled to effect such waiver, of such conditions at the Closing) or on such other date as is mutually agreed to in writing by Buyer and the Company; provided, however, that, without the prior written consent of Buyer, the Closing shall not occur prior to the third (3rd) Business Day following the final date of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

3.02       Closing Transactions. At or prior to the Closing:

(a)          Buyer shall:

(i)            deliver, or cause to be delivered, to Blocker Seller, by wire transfer of immediately available funds to the account designated in the Estimated Closing Statement, the Blocker Closing Consideration;

(ii)        deliver, or cause to be delivered, to the Sellers Representative (for further distribution to the Cash Sellers), by wire transfer of immediately available funds to the account designated in the Estimated Closing Statement, the Estimated Closing Consideration less the Blocker Closing Consideration;

(iii)       deliver, or cause to be delivered, the Adjustment Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the account designated in the Escrow Agreement, to be held in accordance with the terms of the Escrow Agreement;

(iv)          pay, or cause to be paid, on behalf of the Company or its Subsidiaries (as applicable), the amounts set forth in the Payoff Letters;

(v)          pay, or cause to be paid, on behalf of the Company or its Subsidiaries (as applicable), all Transaction Expenses set forth on the Estimated Closing Statement, in the amounts and to the Persons set forth on the Estimated Closing Statement (or, in the case of any Transaction Expenses that constitute wages payable to employees of the Company and its Subsidiaries, deposit such amounts with US Salt, LLC, a Delaware limited liability company (“Opco”), for further payment to the Persons entitled thereto as soon as possible and in no event later than Opco’s second regularly scheduled payroll date following the Closing Date); and

(vi)         deliver, or cause to be delivered, the Expense Fund to the Sellers Representative, by wire transfer of immediately available funds to the account designated in the Estimated Closing Statement; and

(b)          the Parties shall make such other deliveries as are required by Section 3.03.

3.03       Closing Deliveries. At the Closing,

(a)          the Company shall deliver, or cause to be delivered, to the Buyer Parties each of the following:

(i)            copies of the Contracts pursuant to which the Pre-Closing Reorganization was consummated;

(ii)           a copy of the certificate of formation of each of the Company and each of its Subsidiaries, certified by the Secretary of State of the State of Delaware;

(iii)          a certificate of good standing of each of the Company and each of its Subsidiaries from the Secretary of State of the State of Delaware, dated within ten (10) days of the Closing Date;

(iv)          a certificate of a duly authorized officer of the Company, dated as of the Closing Date and substantially in the form attached hereto as Exhibit C, stating that the conditions specified in Sections 10.01 and 10.02 have been satisfied;

(v)          the non-imputation affidavit and indemnity attached hereto as Exhibit O-1, duly executed by an officer of US Salt Holdings, LLC (or, if requested by Buyer prior to the Closing, by an officer of US Salt Parent Holdings, LLC or one of its Subsidiaries other than US Salt Holdings, LLC) and the owners affidavit and gap indemnity attached hereto as Exhibit O-2, duly executed by an officer of US Salt, LLC;

(vi)         fully executed copies of the Payoff Letters, drafts of which shall have been delivered to the Buyer Parties at least three (3) Business Days prior to the Closing Date;

(vii)        the Professional Services Agreement Termination Agreement, duly executed by each of the parties thereto;

(viii)       fully executed copies of payoff letters for those certain Secured Promissory Notes, each dated January 5, 2022, executed by Liz Rowe, Drew Farren and Robert Jordan, each in favor of US Salt, LLC; and

(ix)          a resignation from, or a resolution of the appropriate governing body removing, each Person listed on Schedule 3.03(a)(ix) as a manager, director or officer, as applicable, of the Company or its Subsidiaries;

(b)          Blocker Seller and each of the Cash Sellers shall deliver to Buyer the following (as applicable):

(i)            a properly completed and duly executed IRS Form W-9;

(ii)           in the case of Blocker Seller, a copy of the certificate of formation of Blocker, certified by the Secretary of State of Delaware; and

(iii)          in the case of Blocker Seller, a certificate of good standing of Blocker from the Secretary of State of the State of Delaware, dated within ten (10) days of the Closing Date;

(c)          each of the Rollover Sellers and Management Aggregator shall deliver to Buyer the following (as applicable):

(i)            in the case of the Abrams Investors, Emerald GP and Management Aggregator, a duly executed counterpart signature page to the Buyer LLC Agreement;

(ii)           in the case of the Abrams Investors, a duly executed joinder or counterpart signature page to the Voting Agreement;

(iii)         in the case of the Abrams Investors, a duly executed counterpart signature page to the Registration Rights Agreement (provided that, for the avoidance of doubt, each of the Management Aggregator and Emerald GP may elect to deliver to Buyer (and Buyer shall accept) a duly executed counterpart signature page to the Registration Rights Agreement); and

(iv)          in the case of the Abrams Investors, a duly executed Closing Date no claims declaration in the form attached to the R&W Policy as of the date hereof;

(d)          the Sellers Representative shall deliver, or cause to be delivered, to Buyer the Escrow Agreement, duly executed by the Sellers Representative and the Escrow Agent; and

(e)          the Buyer Parties shall deliver, or cause to be delivered, to the Seller Parties and the Sellers Representative each of the following:

(i)            a copy of the certificate of incorporation or certificate of formation of such Buyer Party, certified by the Secretary of State of Delaware (or the applicable Governmental Authority of such Person’s jurisdiction of incorporation or formation);

(ii)          a certificate of good standing of each Buyer Party from the Secretary of State of the State of Delaware (or the applicable Governmental Authority of such Person’s jurisdiction of incorporation or formation), dated within ten (10) days of the Closing Date;

(iii)          a certificate of a duly authorized officer of Buyer, dated as of the Closing Date and substantially in the form attached hereto as Exhibit D, stating that the conditions specified in Sections 11.01 and 11.02 have been satisfied;

(iv)          the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(v)           the Voting Agreement, duly executed by BCP;

(vi)          the Registration Rights Agreement, duly executed by Buyer Parent and BCP;

(vii)         the Buyer LLC Agreement, duly executed by Buyer, Buyer Parent and BCP;

(viii)       the Company Operating Agreement, duly executed by Buyer;

(ix)          an Indemnification Agreement for each Abrams Designee, duly executed by Buyer Parent;

(x)         evidence that (A) the board of directors of Buyer Parent has been increased to a total of seven (7) directors, effective upon the Closing, and (B) the individuals designated by the Abrams Investors as set forth on Schedule 3.03(e)(x) (the “Abrams Designees”) have been duly appointed (or elected, as applicable) to the board of directors of Buyer Parent, effective as of immediately following the Closing;

(xi)        evidence that the board of directors of Buyer Parent has (A) approved the establishment of an Investment Committee and a US Salt Oversight Committee, in each case, effective as of the Closing and (B) adopted each of the Investment Committee Charter and the US Salt Oversight Committee Charter, in each case, effective as of immediately following the Closing;

(xii)       the Company Approval (as defined in Equity Purchase Agreement, dated as of the date hereof, by and among the Abrams Investors, the Emerald Investors and Buyer Parent (as amended or restated from time to time, the “Secondary Purchase Agreement”)); and

(xiii)       copies of the Contracts pursuant to which the Buyer Pre-Closing Reorganization was consummated.

3.04       [Intentionally omitted].

3.05       Closing Consideration Adjustment.

(a)         Estimated Closing Consideration. Not less than three (3) Business Days prior to the Closing Date, (i) the Company shall deliver to Buyer and Buyer Parent a written statement (the “Estimated Closing Statement”) setting forth (x) the Company’s good faith estimate (in reasonable detail and prepared in accordance with Section 3.06(a)) of (A) the Cash Amount, (B) the outstanding amount of all Debt as of immediately prior to the Closing, (C) the Transaction Expenses, and (D) Working Capital and the resulting Working Capital Surplus, if any, or Working Capital Deficit, if any, and (y) based on such estimates, a calculation of the estimated Closing Consideration (the “Estimated Closing Consideration”); and (ii) the Sellers Representative shall deliver to Buyer the Allocation Schedule, which shall set forth, among other items indicated in the definition thereof, based on the Estimated Closing Consideration and Schedule 3.05(a)(i), (A) the amounts payable at the Closing to Blocker Seller in respect of the Blocker Sale (the “Blocker Closing Consideration”), (B)  the amounts payable at the Closing to each Cash Seller in respect of the Company Sale, (C) the allocation of the Rollover Value among the Rollover Sellers, and (D) the shares of Parent Stock to be issued to each Rollover Seller in the Parent Contribution and Exchange or the Class A Units Buyer to be issued to each Rollover Seller in the Buyer Rollover. The Estimated Closing Statement shall be prepared in accordance with the definitions in this Agreement (including Accounting Principles, as applicable). None of the Buyer Parties or the Escrow Agent shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Schedule or liable for any losses to any Person, including any holders of Company Units, for any inaccuracy, error or omission in the Allocation Schedule, or for making any payment (including in the form of equity consideration) hereunder in reliance thereon.  The Buyer Parties shall be entitled to conclusively rely on the Allocation Schedule and the information contained therein in making payments (including the issuance of any equity consideration) pursuant to this Agreement, and no Seller Party may make any claim, and by executing this Agreement, each Seller Party hereby irrevocably waives, on behalf of itself and its Affiliates, any right to make any claim against any Buyer Party or any of their Affiliates (including following the Closing, the Company) for any errors in the calculations or payment instructions contained in the Allocation Schedule or the making of any payments (including the  issuance of any equity consideration) by the Buyer Parties at the Closing in the amounts set forth in the Allocation Schedule. After delivery of the Estimated Closing Statement, the Company will consider in good faith any revisions to the calculations set forth in the Estimated Closing Statement reasonably proposed by Buyer in writing at least one Business Day prior to the Closing Date and the Company may re-issue the Estimated Closing Statement (and if it does so, the Sellers Representative shall re-issue the Allocation Schedule) based thereon; provided that in no event shall the Company be required to do so or shall the Closing be postponed or otherwise delayed in the event that the Company in good faith elects not to make any revisions proposed by Buyer to the Estimated Closing Statement. Upon the finalization of the Estimated Closing Statement, and in any event prior to the Closing, the Company shall deliver to Buyer and Buyer Parent a written statement setting forth the issued and outstanding Equity Interests of the Company (including the record holder of each such Equity Interest) after giving effect to the Pre-Closing Reorganization and as of immediately prior to the Closing (the “Closing Capitalization Statement”).

(b)          Cooperation. Following the delivery of the Estimated Closing Statement, until the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective officers, employees, consultants, accountants and agents to, (i) reasonably cooperate with Buyer and its advisors in connection with its review of the Estimated Closing Statement, including by providing Buyer with reasonable access to the executive-level employees and advisors of Company and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Estimated Closing Statement, and (ii) provide reasonable access to any books, records, work papers and other information reasonably requested by Buyer and its advisors in connection with Buyer’s review of the Estimated Closing Statement, in each case, in a manner that does not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries and, in the case of work papers, subject to customary access letters.

(c)          Final Calculations.

(i)            Within one-hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to the Sellers Representative a written statement setting forth (x) Buyer’s good faith calculation (in reasonable detail and prepared in accordance with Section 3.06(a)) of (i) the Cash Amount, (ii) the outstanding amount of all Debt as of immediately prior to the Closing, (iii) the Transaction Expenses, and (iv) Working Capital and the resulting Working Capital Surplus, if any, or Working Capital Deficit, if any, and (y) based on the amounts set forth in clauses (i) through (iv), the Closing Consideration (the “Closing Statement”). If the Sellers Representative has any objections to the Closing Statement, then the Sellers Representative shall, within thirty (30) days after receipt of the Closing Statement, deliver to Buyer a statement (an “Objection Statement”) setting forth in reasonable detail its disputes or objections to the Closing Statement (the “Objection Disputes”), including the Sellers Representative’s alternative calculation of each Objection Dispute. Any item or amount to which no dispute or objection is raised in the Objection Statement will be final, conclusive and binding on the Parties on the date that the Objection Statement is delivered to Buyer. If an Objection Statement is not delivered to Buyer within thirty (30) days after receipt of the Closing Statement by the Sellers Representative, then the Closing Statement as originally received by the Sellers Representative shall be final, conclusive and binding on the Parties. If an Objection Statement is timely delivered within thirty (30) days after receipt of the Closing Statement by the Sellers Representative, then Buyer and the Sellers Representative shall negotiate in good faith to resolve any Objection Disputes (and in connection therewith, Buyer and the Sellers Representative each acknowledge and agree that all discussions related to the Objection Statement are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege). If Buyer and the Sellers Representative do not reach a final written resolution of all Objection Disputes within thirty (30) days after the delivery of the Objection Statement (or such longer period as the Sellers Representative and Buyer may mutually agree in writing), the Sellers Representative and Buyer shall thereupon jointly submit each unresolved Objection Dispute (each an “Unresolved Objection Dispute” and collectively the “Unresolved Objection Disputes”) to KPMG LLP (the “Independent Accountant”) for resolution in accordance with this Section 3.05(c)(i). If KPMG LLP refuses or is otherwise unable to act as the Independent Accountant, then Buyer and the Sellers Representative shall cooperate in good faith to agree upon an alternative valuation or accounting firm with experience resolving purchase price adjustment matters to act as the Independent Accountant. Buyer and Sellers Representative shall jointly engage the Independent Accountant and a schedule of the Unresolved Objection Disputes shall be included as part of such engagement letter. Any retainer required by the Independent Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers Representative, subject to offset and reimbursement, if applicable, pursuant to the final allocation of the fees, costs, and expenses of the Independent Accountant in accordance with this Section 3.05(c). Within ten (10) Business Days of engaging the Independent Accountant, unless Buyer and the Sellers Representative agree to a different time period, Buyer and the Sellers Representative will each submit to the Independent Accountant and the other Party a position paper explaining its calculations and the basis for such calculations with regard to the Unresolved Objection Disputes, as well as any data, documentation or information supporting its position on the Unresolved Objection Disputes (collectively, the “Initial Submissions”). Buyer and the Sellers Representative will each have thirty (30) days, unless they agree in writing to a different time period, to respond to each other’s Initial Submission in the form of a second written submission to the Independent Accountant (collectively, the “Rebuttal Submission”). The Independent Accountant will only consider the Initial Submissions, the Rebuttal Submissions and the provisions of this Agreement in making its determination (collectively, the “Independent Accountant Review Materials”). The Independent Accountant will act as an expert, not an arbiter and will not undertake an independent investigation of the Unresolved Objection Disputes (including that no discovery shall be permitted and no hearing shall be held, provided, that, the Independent Accountant may pose written questions to each of Buyer and the Sellers Representative at the same time concerning the Independent Accountant Review Materials and each party shall provide a copy of its written response thereto to the other party at the time such written response is provided to the Independent Accountant). The Independent Accountant’s shall review only the Unresolved Objection Disputes and shall conduct its review and make its determination in accordance with the provisions of this Agreement. No party shall engage in ex parte communications with the Independent Accountant. Buyer and the Sellers Representative shall request the Independent Accountant to make its determination in respect of the Unresolved Objection Disputes in writing within thirty (30) days following its receipt of the Initial Submissions. The Independent Accountant’s determination of the Unresolved Objection Disputes shall be treated as an expert determination under the laws of the State of Delaware and shall be final, conclusive and binding upon the Parties, not subject to review by a court or other tribunal in the absence of manifest computational error or common law fraud under Delaware law in the post-Closing consideration adjustment process pursuant to this Section 3.05(c). The Independent Accountant’s determination of each Unresolved Objection Dispute shall not be more favorable to Buyer than is set forth in the Closing Statement nor more favorable to the Sellers Representative than is proposed in the Objection Statement. The costs, expenses and fees of the Independent Accountant shall be borne by Buyer and Sellers Representative based upon the percentage that the amount actually contested but not awarded to Buyer or the Sellers Representative, respectively, bears to the aggregate amount of the Unresolved Objection Disputes. For example, if the Unresolved Objection Disputes equal $100,000 and the Independent Accountant finds $25,000 in favor of Buyer and $75,000 in favor of the Sellers Representative, Buyer shall pay 75% (i.e., $75,000 not awarded to Buyer divided by the $100,000 aggregate value of the Unresolved Objection Disputes) of the Independent Accountant’s fees and expenses and the Sellers Representative shall pay 25% (i.e., $25,000 not awarded to the Sellers Representative divided by the $100,000 aggregate value of the Unresolved Objection Disputes) of the Independent Accountant’s fees and expenses. The Closing Statement will be deemed automatically revised to reflect any written resolution of one or more Objection Disputes reached by Buyer and the Sellers Representative during the negotiation period described above and any determination of Unresolved Objection Disputes by the Independent Accountant.

(ii)          If, after the Closing Statement is finally determined pursuant to Section 3.05(c)(i), the Closing Consideration set forth therein is greater than the Estimated Closing Consideration (such excess, the “Excess Amount”), then (A) Buyer shall promptly (but in any event within five (5) Business Days) after the Closing Statement is final determined pursuant to Section 3.05(c)(i) pay, or cause to be paid, to the Sellers Representative (for further distribution to the Cash Sellers in accordance with their respective Cash Pro Rata Percentages) an amount in cash, by wire transfer of immediately available funds to the account designated by the Sellers Representative, equal to the lesser of (I) $2,750,000 and (II) the Excess Amount and (B) Buyer and the Sellers Representative shall promptly (but in any event within five (5) Business Days) after the Closing Statement is final determined pursuant to Section 3.05(c)(i) deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entirety of the Adjustment Escrow Fund to the Sellers Representative (for further distribution to the Cash Sellers in accordance with their respective Cash Pro Rata Percentages). The Sellers Representative and the Seller Parties (including the Cash Sellers) agree that the Buyer Parties’ maximum aggregate liability for any amounts payable by Buyer pursuant to Section 3.05(c)(ii) (excluding, for the avoidance of doubt, release of the Adjustment Escrow Fund) shall be $2,750,000, even if the final Closing Consideration exceeds the Estimated Closing Consideration by an amount that is greater than $2,750,000.

(iii)        If, after the Closing Statement is finally determined pursuant to Section 3.05(c)(i), the Estimated Closing Consideration is greater than the final Closing Consideration (such excess, the “Shortfall Amount”), then Buyer and the Sellers Representative shall promptly (but in any event within five (5) Business Days) after the Closing Statement is final determined pursuant to Section 3.05(c)(i) deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (A) to Buyer, from the Adjustment Escrow Fund, the lesser of (x) the Shortfall Amount and (y) the entirety of the Adjustment Escrow Fund and (B) if the Shortfall Amount is less than the Adjustment Escrow Fund, the entirety of the Adjustment Escrow Fund remaining after payment in full to Buyer pursuant to clause (A) of this sentence, to the Sellers Representative (for further distribution to the Cash Sellers in accordance with their respective Cash Pro Rata Percentages). Buyer agrees that the Seller Parties’ maximum aggregate liability for any amounts payable to Buyer pursuant to this Section 3.05(c)(iii) shall be the Adjustment Escrow Fund, even if the Estimated Closing Consideration exceeds the final Closing Consideration by an amount that is greater than the amount of the Adjustment Escrow Fund.

(iv)         Any amount payable pursuant to this Section 3.05 shall be treated as an adjustment to the Closing Consideration for all Income Tax purposes to the extent permitted by applicable Law.

3.06       Preparation of Estimated Closing Statement and Closing Statement; Cooperation.

(a)        Preparation of Estimated Closing Statement and Closing Statement. The Estimated Closing Statement and the Closing Statement (and all calculations of Working Capital, the outstanding amount of all Debt as of immediately prior to the Closing, the Transaction Expenses and the Cash Amount) shall be prepared and calculated in accordance with the definitions set forth herein, including, where applicable, the Accounting Principles. For purposes of this Agreement, “Accounting Principles” means (i) the accounting methodologies and principles set forth on Schedule 3.06(a) (the “Working Capital Schedule”) and (ii) to the extent not inconsistent with clause (i) of this definition, the accounting methodologies, principles, practices, estimation techniques and procedures (including the exercise of management judgment) used in, and on a basis consistent with, those applied in preparing the Audited Financial Statements for the fiscal year ending December 31, 2024. The Estimated Closing Statement and the Closing Statement (and all calculations of Working Capital, the outstanding amount of all Debt as of immediately prior to the Closing, the Transaction Expenses and the Cash Amount) shall be based on facts and circumstances as they exist as of the Closing.

(b)        Cooperation. From and after the Closing until the final resolution of the Closing Statement, including during the period while any Unresolved Objection Disputes are being reviewed by the Independent Accountant and until a final determination has been issued by the Independent Accountant, Buyer shall, and shall cause the Company and its Subsidiaries and their respective officers, employees, consultants, accountants and agents to, (i) reasonably cooperate with the Sellers Representative and its representatives in connection with its review of the Closing Statement and preparation of an Objection Statement, including by providing the Sellers Representative and its representatives with reasonable access to the executive-level employees and accountants of the Company and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Closing Statement, and (ii) provide any books, records, work papers (subject to execution of a customary access letter) and other information reasonably requested by the Sellers Representative and its representatives in connection with their review of the Closing Statement and preparation of an Objection Statement or in connection with resolving any Objection Dispute, in each case in a manner that does not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties jointly and severally represent and warrant to the Company and each of the Seller Parties as follows:

4.01       Status. Buyer Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer Parent is legally qualified to transact business as a foreign entity in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except as would not be material to Buyer Parent. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is legally qualified to transact business as a foreign entity in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except as would not be material to Buyer. Buyer Midco is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer Midco is legally qualified to transact business as a foreign entity in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except as would not be material to Buyer Midco.

4.02       Power and Authority. Each Buyer Party has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by the Buyer Parties to authorize their execution and delivery of this Agreement and the Ancillary Agreements to which any of them is or will be a party and the performance of their obligations hereunder and thereunder have been properly taken.

4.03       Enforceability. This Agreement and each Ancillary Agreement to which any Buyer Party is or will be a party has been duly authorized, executed and delivered by such Buyer Party and, assuming the due and valid authorization, execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party by each other party hereto or thereto, this Agreement and each Ancillary Agreement to which it is or will be a party constitutes the legal, valid, and binding obligation of such Buyer Party, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

4.04       No Violations; Consents and Approvals. The Buyer Parties’ execution and delivery of this Agreement and each Ancillary Agreement to which any Buyer Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) violate any provision of the Organizational Documents of any Buyer Party, (b) conflict with, violate or breach in any material respect any material Law, Permit or Order applicable to, binding upon, or enforceable against, any Buyer Party, or (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, any material Contract to which any Buyer Party is a party or by which any Buyer Party is bound. Other than pursuant to the HSR Act, any Registration Statement contemplated by this Agreement and any periodic report on Form 8-K required to be filed pursuant to the 1934 Act, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification, recording, or other action with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Buyer Party in connection with the execution, delivery or performance of this Agreement and each Ancillary Agreement to which any Buyer Party is or will be a party and the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement and the consummation of the transactions contemplated by each such Ancillary Agreement.

4.05     Brokers. No Buyer Party has incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Company or any Seller Party may be liable.

4.06        Financing.

(a)          Buyer has furnished the Company with true, complete and correct copies of (i) an executed debt commitment letter, including all annexes, exhibits and schedules thereto, and an executed debt fee letter (which has been redacted to omit economic terms and other commercially sensitive information, including fee amounts and pricing “flex” information, none of which expands the conditions to obtaining the Debt Financing on the Closing Date or impacts or adversely affects the availability or aggregate principal amount of the Debt Financing on the Closing Date) (as such letters may be amended, supplemented, modified or replaced in accordance with the terms hereof, collectively, the “Debt Financing Commitment”), pursuant to which certain Debt Financing Sources have committed to provide debt financing to the Buyer Parties for purposes of consummating the transactions contemplated hereby (the “Debt Financing”), (ii) executed backstop purchase agreements (the “Backstop Equity Commitments”), pursuant to which each of BCP, Abrams Capital Partners I, L.P., a Delaware limited partnership, and Abrams Capital Partners II, L.P., a Delaware limited partnership (collectively, the “Backstop Equity Investors”), has committed to provide equity financing to the Buyer Party specified therein, on the terms and subject only to the conditions set forth therein, in the aggregate amounts set forth therein to be used solely for purposes of consummating the transactions contemplated hereby (the “Backstop Equity Financing”) and (iii) executed copy of that certain Transaction Consent and Letter Agreement with respect to the Subsequent Closing (as defined in the Buyer Existing LLC Agreement) (the “BCP Equity Commitment” and together with the Backstop Equity Commitments, the “Equity Commitments” and the Equity Commitments and the Debt Financing Commitment together, the “Financing Commitments”), pursuant to which BCP has committed to complete the Subsequent Closing substantially concurrent with the Closing (together with the Backstop Equity Financing, the “Equity Financing” and the Equity Financing and the Debt Financing together, the “Financing”).

(b)         As of the date of this Agreement, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated (other than to add additional Debt Financing Sources thereto), and the respective commitments contained therein have not been, and are not contemplated to be, withdrawn, rescinded or terminated. As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and constitute valid and binding obligations of the Buyer Parties, and, to the Knowledge of Buyer, each other party thereto and are enforceable against each of them in accordance with their respective terms and conditions, subject to the Bankruptcy and Equity Exceptions and (ii) assuming the satisfaction of the conditions set forth in Article X, no Buyer Party is aware of any fact, occurrence or condition that would reasonably be expected to prevent, delay or impede the funding of the Financing as contemplated in the Financing Commitments on a timely basis in order to consummate the transactions contemplated by this Agreement.

(c)          There are no conditions precedent to the funding of the Financing in the aggregate amount contemplated by the Financing Commitments to be funded on the Closing Date, other than as expressly set forth in the Financing Commitments, or other agreements, side letters, understandings or arrangements related to the Financing that could limit, affect or impair the availability of the Financing on the Closing Date.

(d)          Buyer has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement.

(e)         The aggregate proceeds contemplated by the Debt Financing and the Equity Financing, in each case, if funded, and taking into account any other cash available to Buyer and Buyer Parent at the Closing, will be sufficient to satisfy the payment of amounts required to be paid by the Buyer Parties at the Closing pursuant to Section 3.02(a) and to consummate the Closing in accordance herewith (collectively, the “Financing Purposes”). The obligations of the Buyer Parties under this Agreement, including their obligations to consummate the Blocker Sale and Company Sale, are not in any way conditioned upon the obtaining of any financing or the availability, grant, provisions or extension of any financing to the Buyer Parties.

4.07       Investment Representations. The Buyer Parties are acquiring the Company and Blocker for their own account with the present intention of holding the securities of the Company and Blocker for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. The Buyer Parties are “accredited investors” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

4.08      Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming (i) the accuracy of the representations and warranties of the Seller Parties and the Company contained in Article V and Article VI and (ii) the satisfaction of the conditions to closing set forth in Article X, the Buyer Parties and the Company and its Subsidiaries, on a consolidated basis, shall (a) be able to pay their respective debts as they become absolute and matured in the ordinary course of business; (b) own property which has a present fair saleable value (on a going concern basis) greater than the amounts required to pay the probable liability of their respective debts as and when they become absolute and matured in the ordinary course of business (including a reasonable estimate of the amount of all contingent liabilities); and (c) not be engaged in, or about to engage in, business for which they have unreasonably small capital. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Buyer Party or the Company or its Subsidiaries.

4.09      Litigation. Except as disclosed in the Buyer Parties SEC Documents, there are no material Proceedings pending by or against or concerning any Buyer Party, threatened in writing against any Buyer Party or to the Buyer’s Knowledge threatened orally against any Buyer Party, at law or in equity, or before any Governmental Authority. Since the Reference Date, no Buyer Party has entered into any settlement that has resulted in a payment by such Buyer Party in excess of $150,000 (whether or not paid for by insurance) or involved any material restricting limitations, or obligations on such Buyer Party of its assets, operations or business, nor is such Buyer Party a party to or bound by any settlement under which there are material outstanding payment obligations to be performed by such Buyer Party after the Closing. No Buyer Party is subject to any outstanding Order, that relates specifically to a Buyer Party. As of the date hereof, there are no material Proceedings that any of the Buyer Parties intend to initiate.

4.10       Capitalization; Ownership.

(a)          The authorized capital stock of Buyer Parent consists of 3,000,000,000 shares of Parent Stock and 100,000,000 shares of preferred stock, $0.0001 par value per share (“Buyer Parent Preferred Shares”), of which, as of December 1, 2025, (i) 26,720,952 shares of Parent Stock were issued and outstanding, (ii) no Buyer Parent Preferred Shares were issued and outstanding, (iii) 3,949,805 shares of Parent Stock were available for future issuance under the Buyer Parent Equity Plans, (iv) 364,379 shares of Parent Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Stock, (v) 323,767 shares of Parent Stock were reserved for issuance in settlement of outstanding restricted stock units, and (vii) no other shares of Parent Stock or shares of Buyer Parent Preferred Shares or other voting securities of Buyer Parent were issued, available or reserved for issuance or outstanding.

(b)         All of the outstanding shares of Parent Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. Except as set forth on Schedule 4.10(b), Buyer Parent has no outstanding (i) shares of capital stock or other equity interests or voting securities, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Buyer Parent, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Buyer Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Buyer Parent, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Buyer Parent or (v) bonds, debentures, notes or other indebtedness of Buyer Parent having the right to vote on any matters on which Buyer Parent stockholders may vote. Except for wholly owned Subsidiaries thereof, Buyer Parent does not own any capital stock of, or any equity interest of, or any equity interest of any nature in, any other entity. Buyer Parent has not entered into any arrangements whereby it agreed or is obligated to make, or is bound by any contract under which it may become obligated to make, any future investment in or any capital contribution in the equity securities any other entity.

4.11        SEC Reports; Disclosure Controls and Procedures.

(a)         Buyer Parent has timely filed all reports and other documents with the Securities Exchange Commission (the “SEC”) required to be filed by Buyer Parent under the Securities Act since August 6, 2025 and Buyer Midco timely filed all reports and other documents with the SEC required to be filed by Buyer Midco from the Reference Date to August 6, 2025 (such reports or documents, the “Buyer Parties SEC Documents”). Since August 7, 2025, no Subsidiary of Buyer Parent is required to file any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Buyer Parties SEC Documents complied in all material respects with the applicable requirements of the Securities Act, as in effect on the date so filed; and (ii) at the time of filing, none of the Buyer Parties SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)       The financial statements contained in the Buyer Parties SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly presented in all material respects the consolidated financial position of Buyer Parent or Buyer Midco, as applicable, and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Buyer Parent or Buyer Midco, as applicable, and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c)        Buyer Parent has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act of 1934 (the “Exchange Act”)) sufficient to provide reasonable assurance regarding the reliability of financial reporting. Buyer Parent has (i) designed and maintains in all material respects disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Buyer Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the extent required by the Exchange Act and applicable rules, disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Buyer Parent’s auditors and the audit committee of the board of Buyer Parent (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Buyer Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer Parent’s internal control over financial reporting. Since the Reference Date, any material change in internal control over financial reporting required to be disclosed in any Buyer Parties SEC Document has been so disclosed to the extent required by the Exchange Act.

(d)        Since the Reference Date, neither Buyer Parent nor any of its Subsidiaries have received a material written complaint, allegation, assertion or claim submitted to Buyer Parent’s Audit Committee or General Counsel or Chief Financial Officer regarding the material accounting or auditing practices, procedures, methodologies or methods of Buyer Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer Parent or any of its Subsidiaries has engaged in accounting or auditing practices in material violation of Law, provided that this clause shall not apply to any such matter that has been investigated and resolved without a finding of material noncompliance.

4.12      No Undisclosed Liabilities. No Buyer Party has any material Liabilities (other than Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP or disclosed in the notes therein), except for (i) Liabilities disclosed or reflected on, or adequately reserved against in, the unaudited consolidated balance sheet of Buyer Parent as of September 30, 2025, that is included in the Buyer Parties SEC Documents, (ii) Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, environmental liability, misappropriation or violation of Law or that relates to any cause of action, claim or lawsuit), (iii) executory liabilities under Contracts entered into in the ordinary course of business (none of which is a liability for breach of Contract) and (v) Liabilities and obligations incurred expressly as a result of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby.

4.13     Authorized and Outstanding Equity Interests of Buyer Midco. The issued and outstanding Equity Interests of Buyer Midco are as follows, Buyer Parent beneficially owns 100% of the percentage interest of all outstanding Equity Interests of Buyer Midco. All such issued and outstanding Equity Interests of Buyer Midco have been duly authorized and validly issued, and (i) were issued in compliance in all material respects with all applicable state and federal securities Laws and in compliance in all material respects with the Organizational Documents of Buyer Midco, (ii) are free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws) and (iii) have not been issued in violation of, and are no subject to, any preemptive right, right of first refusal, restriction on transfer or similar rights or contractual obligations of any Person.

4.14       Authorized and Outstanding Equity Interests of Buyer. Schedule 4.14 sets forth as of December 8, 2025, the issued and outstanding Equity Interests of Buyer and the record and beneficial owner thereof. All such issued and outstanding Equity Interests of Buyer have been duly authorized and validly issued, and (i) were issued in compliance in all material respects with all applicable state and federal securities Laws and in compliance in all material respects with the Organizational Documents of Buyer, (ii) are free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws) and (iii) have not been issued in violation of, and are no subject to, any preemptive right, right of first refusal, restriction on transfer or similar rights or contractual obligations of any Person.

4.15       Subsidiaries. Buyer Parent has no Subsidiaries, other than Buyer Midco and Buyer.

4.16     Representations and Warranties Concerning the Opinion. All of the representations, warranties, statements and attestations of Buyer Parent set forth in that certain Certificate of Representations of Buyer Parent, delivered on or prior to the date hereof to E&Y were true, correct and complete when made and are true, correct and complete as of the date hereof (as if made on and as of the date hereof), and the Buyer Parties have no reason to believe that any of such representations, warranties, statements or attestations will not be true, correct and complete as of immediately prior to, and at and as of, the Closing (as if made at such time). The facts, statements and assumptions set forth on Schedule 4.16 attached hereto are, assuming all of the transactions contemplated by this Agreement (including the Rights Offering) and by the Secondary Purchase Agreement were consummated on the date hereof, true, correct and complete as of the date hereof and the Buyer Parties have no reason to believe that any of such statements or assumptions will not be true, correct and complete as of immediately prior to, and at and as of, the Closing.

4.17       Tax Matters

(a)          There has not been an “ownership change” (as defined in Section 382(g) of the Code) with respect to Buyer Parent since January 1, 2015.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect: each of the Buyer Parties has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate. All Taxes owed by each of the Buyer Parties that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings which have been adequately reserved against in accordance with GAAP. No examination or audit of any Tax Return relating to any Taxes or with respect to any Taxes due from or with respect to any of the Buyer Parties by any Taxing Authority is currently in progress or threatened in writing. None of the Buyer Parties is a party to any “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

(c)          Since the Reference Date, no Buyer Party has constituted either a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code.

(d)       As of the date hereof, for U.S. federal income tax purposes: (i) Buyer Parent is classified as a corporation; (ii) Buyer Midco is classified as an entity disregarded as separate from Buyer Parent; and (iii) Buyer is classified as a partnership.

(e)          All material income Taxes for which any of the Buyer Parties is liable in respect of any taxable year beginning after January 1, 2024 have been fully satisfied through estimated Tax payments made prior to the date hereof.

(f)         Each of the Buyer Parties has timely and properly paid or have withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Each of the Buyer Parties has materially complied with all information reporting and backup withholding provisions of applicable law.

(g)          None of the Buyer Parties is a party to or bound by a tax sharing agreement.

(h)        None of the Buyer Parties has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(i)          No closing agreement pursuant to Section 7121 of the Code (or any similar provisions of state, local or foreign Law) or any private letter rulings, technical advance memoranda or similar agreements or rulings with respect to Taxes has been entered into by or with respect to any of the Buyer Parties that still has any effect.

(j)         There are no material Liens in connection with Taxes (other than Taxes not yet due and payable upon any of the assets or properties of any of the Buyer Parties).

4.18       Certain Representations Regarding the Rollover. The Class A Units, upon their issuance to the Rollover Sellers in connection with the Buyer Rollover as contemplated hereby, (a) will have been duly authorized and validly issued and will be fully paid and non-assessable, (b) will have been issued in all material respects free and clear of all Liens, other than restrictions on transfer under the Buyer LLC Agreement or applicable state and federal securities Laws and have not been issued in violation of any preemptive right, rights of first refusal, restriction on transfer (other than restrictions on transfer under applicable securities laws and set forth in the applicable Organizational Documents), (c) assuming the Rollover Sellers are “accredited investors” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, will have been issued in compliance in all material respects with applicable securities Laws, and (d) will have the rights, preferences, privileges and priorities set forth in the Buyer LLC Agreement. Immediately after the Buyer Rollover Closing and the consummation of the transactions contemplated by this Agreement, the issued and outstanding Equity Interests of Buyer shall consist solely of those Equity Interests set forth on the Members Schedule (as defined in the Buyer LLC Agreement) attached to the Buyer LLC Agreement. Except for this Agreement, the Buyer Organizational Documents and the other Ancillary Agreements, Buyer is not party to any agreement relating to the registration, acquisition, issuance, sale, redemption, transfer or other disposition of the Equity Interests of Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES

Each Seller Party, solely as to such Seller Party in its capacity as such, and not jointly or jointly and severally with any other Seller Party or in any other capacity, represents and warrants to the Buyer Parties as follows (provided that (a) the representations and warranties set forth in Section 5.08 are made solely by Blocker Seller and not by any other Seller Party and (b) the representations and warranties set forth in Section 5.09 are made solely by the Emerald Investors and not by any other Seller Party):

5.01     Status. Such Seller Party (if not a natural Person) is duly organized, validly existing, and in good standing under the Laws of its state of formation and is legally qualified to transact business as a foreign entity in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except as would not be material to such Seller Party.

5.02      Power and Authority. Such Seller Party has all requisite limited partnership or limited liability company power and authority or legal capacity, as the case may be, necessary to execute and deliver this Agreement and each Ancillary Agreement to which such Seller Party is or will be a party, to perform such Seller Party’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. If such Seller Party is not a natural Person, all acts or proceedings required to be taken by such Seller Party to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance of such Seller Party’s obligations hereunder and thereunder have been properly taken.

5.03      Enforceability. This Agreement and each Ancillary Agreement to which such Seller Party is or will be a party has been duly authorized, executed and delivered by such Seller Party and, assuming the due and valid authorization, execution and delivery of this Agreement and each Ancillary Agreement to which such Seller Party is or will be a party by each other party hereto or thereto, this Agreement and each Ancillary Agreement to which such Seller Party is or will be a party constitutes the legal, valid, and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

5.04       No Violations; Consents and Approvals. The execution and delivery of this Agreement and each Ancillary Agreement to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby shall not (a) if such Seller Party is not a natural Person, conflict with, violate, breach or result in a violation or breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, the Organizational Documents of such Seller Party, (b) conflict with, violate or breach in any material Law, Permit or Order applicable to, binding upon, or enforceable against, such Seller Party or any of its material assets, properties or businesses, (c) require any authorization, consent, approval or notice under, or otherwise conflict with, result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, accelerate, forfeit, non-renew, suspend, revoke, amend or cancel, any Contract to which such Seller Party is a party or by which such Seller Party is bound or (d) result in the creation or imposition of any Lien upon the Company Units to be sold or conveyed by such Seller Party hereunder (or, in the case of Blocker Seller, the Equity Securities of Blocker or the Company Units owned by Blocker). Other than pursuant to the HSR Act, no approval, consent, waiver, authorization, or other order of, and no declaration, filing, registration, qualification, recording or other action with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of such Seller Party in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements to which such Seller Party is a party or will be a party and the consummation of the Pre-Closing Reorganization or the Closing hereunder in accordance with the terms and conditions of this Agreement and each Ancillary Agreement.

5.05       Ownership.

(a)         As of the Closing, after giving effect to the Pre-Closing Reorganization, such Seller Party shall own, beneficially and of record, all of the Company Units to be sold or conveyed by such Seller Party hereunder (or, in the case of Blocker Seller, the Equity Securities of Blocker), free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). Such Seller Party (if not a natural person) has the limited liability company, limited partnership or trust power and authority or legal capacity, as the case may be, to (i) complete all of the transactions contemplated by the Pre-Closing Reorganization (to the extent such Seller Party is a participant therein) and (ii) sell and transfer the Company Units (or, in the case of Blocker Seller, the Equity Securities of Blocker) to be sold or conveyed by such Seller Party hereunder. At the Closing, such Seller Party shall convey to Buyer or Buyer Parent, as the case may be, good and valid title to all the outstanding Company Units (or, in the case of Blocker Seller, the Equity Securities of Blocker) to be sold or conveyed by such Seller Party hereunder, free and clear of all Liens other than restrictions on transfer under applicable securities Laws. Except as set forth on Section 6.04(a) of the Disclosure Schedule and except for Equity Securities of the Company transferred to such Seller Party in the Pre-Closing Reorganization (which are, for the avoidance of doubt, included in the Company Units to be sold or conveyed to Buyer Parent or Buyer, as the case may be, by such Seller Party hereunder), such Seller Party does not own, or otherwise have the right to acquire, any Equity Interests of the Company or any of its Subsidiaries.

(b)          Except for the Company LLC Agreement, such Seller Party is not party to any voting trust, proxy or other voting agreement with respect to the Company Units (or, in the case of Blocker Seller, the Equity Securities of Blocker) or to any agreement relating to the registration, acquisition, issuance, sale, redemption, transfer or other disposition of the Company Units (or, in the case of Blocker Seller, the Equity Securities of Blocker).

5.06     Litigation. There are no material Proceedings pending by or against or concerning such Seller Party, or threatened in writing against, or to such Seller Party’s Knowledge threatened orally against such Seller Party at Law or in equity, or before any Governmental Authority, in each case, relating to this Agreement or the transactions contemplated hereby. Such Seller Party is not subject to any outstanding Order in connection with this Agreement or the transactions contemplated hereby.

5.07      Brokers. Such Seller Party has not incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which any Group Company or any other Seller Party may be liable.

5.08       Blocker Matters.

(a)         Blocker is wholly owned, beneficially and of record, by Blocker Seller and the issued and outstanding equity securities of Blocker owned by Blocker Seller are free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and under the Organizational Documents of Blocker). The issued and outstanding equity securities of Blocker have been duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable state and federal securities Laws and have not been issued in violation of, and are not subject to, any preemptive or subscription rights. There are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, rights of first refusal, rights of first offer, exchange rights, equity appreciation, phantom equity, profit participation or similar equity-based rights or other agreements that require Blocker to issue or sell any equity securities (or securities convertible into or exchangeable for equity securities). Blocker is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its equity securities. There are no voting trusts, proxies, equityholder agreements or any other agreements with respect to the voting, sale or transfer of any equity securities of Blocker.

(b)        As of the date hereof, Blocker does not own any equity securities in any Person, other than in EL US Salt Aggregator, LP, a Delaware limited partnership (“Aggregator”). Following the consummation of the Pre-Closing Reorganization and immediately prior to the Closing, Blocker will not own any equity interests in any Person, other than the Company.

(c)         Blocker has no material operations or material assets, does not engage in, and has never engaged in, any business activities, other than (i) Blocker’s ownership of equity securities in Aggregator and, following the consummation of the Pre-Closing Reorganization, the Company, and (ii) business activities related to formation and its equity capital, in each case, including any activities related or incidental thereto. Blocker (x) has no, and has never had any, employees or (y) does not own or lease, and has never owned or leased, any real property or personal property.

(d)          Blocker has filed all income and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected) all such Tax Returns are accurate and correct in all material respects.

(e)          All income and other material Taxes owed by Blocker (whether or not shown as due on any Tax Return) have been fully and timely paid (taking into account any applicable extensions of time to file).

(f)          All material income Taxes for which any of Blocker is liable in respect of any taxable year beginning after January 1, 2024 have been fully satisfied through estimated Tax payments made prior to the date hereof.

(g)        Blocker has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Blocker has complied in all material respects with all reporting and recordkeeping requirements.

(h)        Blocker has properly collected and remitted material sales and similar Taxes required to be collected or has properly received and retained any appropriate Tax exemption certificates and other documentation for all material sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(i)          Blocker is not, nor has been, party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement, or similar arrangement, in each case, other than any agreement or arrangement, the principal purpose of which is not related to Tax.

(j)         Blocker has not been a member of an affiliated group within the meaning of Section 1504 of the Code or any other affiliated, consolidated, combined or unitary group. Blocker has no liability for the Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(k)          Blocker is not the subject of any currently ongoing audit or other examination of Taxes by any Taxing Authority and, to Blocker Seller’s knowledge, no such audit or other examination is threatened.

(l)          No material claim has been made in writing by any Taxing Authority in any jurisdiction where Blocker does not file Tax Returns that Blocker is, or may be, subject to Tax, or Tax Return filing requirements, by that jurisdiction.

(m)        Blocker has not waived any statute of limitations in respect of material Taxes payable by it, which waiver is currently in effect, and has agreed to and is the beneficiary of any extension of time with respect to a Tax assessment or deficiency.

(n)          There are no Liens for Taxes (other than Liens described in clause (a) of the definition of Permitted Liens) upon any of the assets of Blocker.

(o)          Blocker is not a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2), nor any “tax shelter” within the meaning of Code Section 6662.

(p)          Blocker (nor the Buyer or any of its Affiliates by reason of its ownership of any Group Company) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law), or (v) any deferred revenue or prepaid amount received on or prior to the Closing.

(q)         Blocker is not a partner or a member of any partnership, limited liability company (other than a limited liability company that is treated as a disregarded entity for federal income tax purposes) or joint venture, or any other entity classified as a partnership for federal income tax purposes, other than the Company and, prior to the Pre-Closing Reorganization, Aggregator and US Salt Intermediate Holdings, LLC.

(r)          Since the Reference Date, Blocker has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code.

(s)         All related party transactions between Blocker and any Affiliate of Blocker have been, in all material respects, on an arms’ length basis in accordance with Section 482 of the Code, or any state or foreign law equivalent, and is supported by contemporaneous transfer pricing documents.

(t)           Blocker has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(u)         No closing agreements, private letter rulings, Tax holidays or technical advice memoranda related to Taxes have been entered into, issued by or requested from any Taxing Authority with or in respect of Blocker.

(v)          Blocker has no material liability under any abandoned or unclaimed property, escheat, or similar Laws, and each Blocker has satisfied all material reporting and payment obligations pursuant to such Laws.

5.09       Capitalization of Aggregator. As of the date hereof and as of immediately prior to the consummation of the Pre-Closing Reorganization, Aggregator is wholly owned, directly or indirectly, in the aggregate by Emerald Fund, Emerald GP and Blocker, and the Abrams Investors are limited partners in Emerald Fund. The issued and outstanding equity securities of Aggregator owned by Emerald Fund, Emerald GP and Blocker are free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and under the Organizational Documents of Aggregator).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to the Buyer Parties as follows:

6.01       Status. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own, operate, or lease its properties and assets and to carry on its business as now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company is legally qualified to transact business as a foreign limited liability company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company is not, in any material respect, in default under or in violation of any of the provisions of its Organizational Documents.

6.02      Power and Authority. The Company has all requisite limited liability company power and authority necessary to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All limited liability company acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance of its obligations hereunder and thereunder have been properly taken. The Company has made available to Buyer copies of its and its Subsidiaries’ Organizational Documents, together with all amendments and supplements thereto, which are, in all material respects, true, correct and complete.

6.03      Enforceability. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and each such Ancillary Agreement by each of the other parties hereto or thereto, this Agreement and each Ancillary Agreement to which it is or will be a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

6.04       Capitalization; Ownership.

(a)         Section 6.04(a) of the Disclosure Schedule sets forth the full and complete equity capitalization of the Company as of the date hereof, including the holders of record of each outstanding Equity Interest of the Company as of the date hereof. The Closing Capitalization Statement will set forth the full and complete equity capitalization of the Company as of immediately prior to the Closing (after giving effect to the Pre-Closing Reorganization), including the holders of record of each outstanding Equity Interest of the Company as of such time. All of the Equity Interests in the Company, including the Company Units, have been duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance in all material respects with all applicable state and federal securities Laws and in compliance in all material respects with the Company’s Organizational Documents and have not been issued in violation of, and are not subject to, any preemptive right, right of first refusal, restriction on transfer (other than restrictions on transfer under applicable securities laws and set forth in the Company’s Organizational Documents) or similar rights or contractual obligations of any Person. All of the holders of Equity Interests in the Company are party to the Company LLC Agreement.

(b)          Except as would not result in material liability to the Group Companies, taken as a whole, with respect to each Equity Interest which is intended to constitute a “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B.343 (“Rev. Proc. 93-27”), none of the Group Companies has taken any action or position that is inconsistent in any respect with the application of Rev. Proc. 93-27 to each such Equity Interest and all conditions set forth in Revenue Procedure 2001-43, 2001-2 C.B. 191 are and have been satisfied in all material respects with respect to each such Equity Interest.

(c)        Except as set forth in Section 6.04 of the Disclosure Schedule, as of the date hereof and, except with respect to the Equity Interests of the Company to be issued in the Pre-Closing Reorganization, as of immediately prior to the Closing, there are no outstanding Equity Interests of the Company, rights to subscribe to Equity Interests of the Company, purchase rights, options or puts with respect to Equity Interests of the Company or Contracts by which the Company is bound to sell, issue, deliver, grant, repurchase or redeem, or cause to be sold, issued, delivered, granted, repurchased or redeemed, any of its Equity Interests. Except for the Company LLC Agreement, there are no Contracts relating to the issuance, sale, transfer, or voting of any Equity Interests of the Company, including any shareholder agreements, registration rights agreements, investor rights agreements, voting trusts, proxies or other agreements or understanding with respect to the voting or dividend or distribution rights of any of the Equity Interests of the Company. Except as set forth on Section 6.04(b) of the Disclosure Schedule, there are no outstanding phantom equity, equity appreciation rights or similar rights based on the value of the Equity Interests of the Company or Contracts that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to holders of Equity Interests of the Company.

(d)        There are no bonds, debentures, notes or other instruments of indebtedness giving or purporting to give the holder thereof the right to vote or consent (or convertible into or exchangeable for securities of the Company having the right to vote or consent) on any matters on which the equityholders of the Company may vote.

6.05       Group Companies.

(a)        Section 6.05(a) of the Disclosure Schedule lists (i) each Group Company (other than the Company), (ii) the entire authorized Equity Interests of each such Group Company (other than the Company), (iii) the record and beneficial owner of all issued and outstanding Equity Interests of each such Group Company (other than the Company), all of which are owned by the Persons set forth on Section 6.05(a) of the Disclosure Schedule (provided that, from and after the Pre-Closing Reorganization until the Closing, US Salt Intermediate Holdings, LLC will be wholly-owned by the Company), free and clear of all Liens, other than Permitted Liens and restrictions on transfer under the Organizational Documents of such Group Company, and (iv) the jurisdiction of formation of each Group Company (other than the Company). All of the Equity Interests of the Group Companies (other than the Company) have been duly authorized and validly issued and are fully paid and non-assessable (where applicable), were issued in compliance with all applicable state and federal securities Laws and the Organizational Documents of such Group Company, and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right or contractual obligation of any Person.

(b)         Except as set forth on Section 6.05(a) of the Disclosure Schedule, no Group Company owns, holds, or has the right to acquire any Equity Interest in any other Person. There are no outstanding options, warrants, equity equivalents, phantom equity ownership interests, profits interests, convertible securities, subscription rights, conversion rights, exchange rights, equity appreciation rights, rights of first offer or refusal or other agreements, arrangements or commitments that require any of the Group Companies (other than the Company) to issue or sell any of its Equity Interests (or securities convertible into or exchangeable for shares of stock or other equity ownership interests of such Group Company). No Group Company (other than the Company) is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock or other equity interests.

(c)         The Group Companies (other than the Company) are limited liability companies, validly existing and in good standing under the Laws of their jurisdiction of formation. The Group Companies (other than the Company) have all requisite power and authority to own or lease their properties and assets and to carry on their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Group Company (other than the Company) is legally qualified to transact business as a foreign company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)         The Company has made available to Buyer true, correct and complete copies of each Group Company’s Organizational Documents as in effect on the date hereof.

6.06      No Violation; Consents and Approvals. Except as set forth on Section 6.06 of the Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby shall not (a) conflict with, violate, breach or result in a violation or breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, the Organizational Documents of any Group Company, (b) conflict with, violate or breach in any material respect any Law, Permit or Order applicable to, binding upon, or enforceable against, any of the Group Companies or any of their respective material assets, properties or businesses, (c) require any authorization, consent, approval or notice under, or otherwise conflict with, result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, accelerate, forfeit, non-renew, suspend, revoke, amend or cancel, any Material Contract or any material Permit affecting the material properties, assets or business of any Group Company, or (d) result in the creation or imposition of any material Lien (other than a Permitted Lien) upon any of the property, assets or Equity Interests of any Group Company except, in the case of clauses (b) through (d), for any violations, breaches, defaults or other occurrences that would not be material to the Company and its Subsidiaries, taken as a whole. Except pursuant to the HSR Act or as set forth on Section 6.06, no notice, approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification, recording, or other action with any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Group Company in connection with the execution, delivery or performance of this Agreement and each Ancillary Agreement to which the Company is a party, the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated by each such Ancillary Agreement.

6.07       Financial Statements.

(a)       Attached as Section 6.07 of the Disclosure Schedule are true, correct and complete copies of (i) the audited consolidated balance sheet, statements of operations, statements of changes in members’ equity and statements of cash flows of US Salt Holdings, LLC and its Subsidiaries as of and for the fiscal years ended December 31, 2023 and December 31, 2024 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of September 30, 2025 (the “Latest Balance Sheet Date”) and statements of operations and cash flows of US Salt Holdings, LLC and its Subsidiaries for the nine (9) month period ended September 30, 2025 (collectively with the Latest Balance Sheet, the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements, taken as a whole, (x) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at each of the balance sheet dates, and the cash flows and the results of operations of the Company and its Subsidiaries for each of the periods covered thereby, in each case, in accordance with GAAP, consistently applied, and (y) have been prepared from the books and records of the Group Companies (which books and records are true, correct and complete in all material respects) in accordance with GAAP, as consistently applied by the Group Companies, except that the Interim Financial Statements do not reflect year-end adjustments and do not contain footnote disclosures and other presentation items (none of which, individually or in the aggregate, would materially differ from those included in the Audited Financial Statements).

(b)         No Group Company has any material Liabilities, except for (i) Liabilities disclosed or reflected on, or adequately reserved against in, the Latest Balance Sheet, (ii) Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, environmental liability, misappropriation or violation of Law or that relates to any cause of action, claim or lawsuit), (iii) the matters disclosed in Section 6.07(b) of the Disclosure Schedule, (iv) executory liabilities under Contracts entered into in the ordinary course of business (none of which is a liability for breach of Contract) and (v) Liabilities and obligations incurred expressly as a result of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby.

(c)         Except as set forth on Section 6.07(c) of the Disclosure Schedule, the Group Companies maintain a system of internal controls (including accounting systems, purchasing systems, and billing systems) that is sufficient, in all material respects, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP. Since the Reference Date, there has not been any (x) significant deficiency or weakness in the design or operation of such internal accounting controls, (y) to the Knowledge of the Company, fraud or other material wrongdoing that involves any of the management or other employees of the Group Companies who have a role in the preparation of the financial statements of the Group Companies or the application of such internal accounting controls or (z) any written or, to the Knowledge of the Company, other allegation regarding any of the foregoing.

(d)         The accounts receivable of the Group Companies set forth on the Latest Balance Sheet arose from bona fide transactions entered into in the ordinary course of business and, subject to any applicable reserves, are not subject to any material non-contingent right of setoff under any Contract with any account debtor. The reserves against accounts receivable for returns, allowances, chargebacks and bad debts set forth on the Latest Balance Sheet have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice. The accounts receivable of the Group Companies set forth on the Latest Balance Sheet are not subject to any material pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against on the Latest Balance Sheet.

(e)         All accounts payable and notes payable of the Group Companies set forth on the Latest Balance Sheet arose out of bona fide transactions entered into in the ordinary course of business. Since the Latest Balance Sheet Date, the Group Companies have paid their accounts payable in all material respects in the ordinary course of business. Except as will be included in Debt or Transaction Expenses for purposes of calculating the Closing Consideration, no Group Company has any accounts payable or notes payable to any Person who is an Affiliate of the Group Companies. No material accounts payable of any of the Group Companies has been outstanding for more than six (6) months, except for accounts payable that are being contested in good faith.

(f)         The inventory of the Group Companies consists in all material respects of a quality that is usable and saleable in the ordinary course of business. The quantities of inventory of the Group Companies (whether raw materials, intermediary goods, works-in-process, finished goods or in-transit inventory) are in all material respects sufficient for the operation of the business of the Group Companies in the ordinary course of business.

(g)         The Company has no material operations or material assets, does not engage in, and has never engaged in, any business activities, other than (i) the Company’s ownership of equity securities in US Salt Intermediate Holdings, LLC, and (ii) business activities related to formation and its equity capital, in each case, including any activities related or incidental thereto. The Company (x) has no, and has never had any, employees and (y) does not own or lease, and has never owned or leased, any real property or personal property.

(h)         US Salt Intermediate Holdings, LLC has no material operations or material assets, does not engage in, and has never engaged in, any business activities, other than (i) US Salt Intermediate Holdings, LLC’s ownership of equity securities in US Salt Holdings, LLC, and (ii) business activities related to formation and its equity capital, in each case, including any activities related or incidental thereto. US Salt Intermediate Holdings, LLC (x) has no, and has never had any, employees and (y) does not own or lease, and has never owned or leased, any real property or personal property.

6.08      Absence of Certain Developments. Since December 31, 2024 through the date hereof, there has not occurred any Material Adverse Effect. Except as contemplated or as expressly required by this Agreement or any Ancillary Agreement or as set forth on Section 6.08 of the Disclosure Schedule, since the Latest Balance Sheet Date through the date hereof:

(a)          the business of the Group Companies has been conducted in all material respects in the ordinary course of business;

(b)         the Group Companies have not issued, sold, transferred or otherwise disposed of, or pledged or otherwise encumbered, any of their respective capital stock or equity interests, or granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or equity interests, other than the issuance of capital stock or equity interests (or other similar rights) upon the exercise of options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests, or the issuance of any of the foregoing with respect to any employee equity arrangement;

(c)         the Group Companies have not incurred, assumed, issued, guaranteed or otherwise become liable for any material Debt that is borrowed indebtedness, except to the extent incurred under existing revolving credit facilities for working capital purposes in the ordinary course of business or that will be repaid at the Closing;

(d)         none of the Group Companies has entered into, adopted or executed any Contract related to an acquisition (whether by merger, consolidation, reorganization, acquisition of stock or assets, or similar plan of complete or partial liquidation or dissolution) of any Person or line of business, or sold, leased, assigned, licensed, encumbered, pledged, mortgaged or otherwise disposed of any material portion of its assets or property (tangible or intangible), except for sales of inventory in the ordinary course of business and Permitted Liens;

(e)          there has not been any amendment, modification or other change in the Organizational Documents of any Group Company;

(f)        none of the Group Companies has adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company;

(g)          none of the Group Companies has made any material capital expenditure (or series of related material capital expenditures) outside of the ordinary course of business;

(h)        none of the Group Companies has declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind), other than tax distributions permitted under the Organizational Documents of the Group Companies in effect on the date hereof, or redeemed, purchased, or otherwise acquired any of its equity interests;

(i)           none of the Group Companies has canceled any material debt owed to it, or waived any claims or rights of material value;

(j)           no election has been made or action taken to change the U.S. federal Income Tax classification of any Group Company;

(k)        none of the Group Companies has made any loan (other than advancement of expenses for travel or other business purposes) to, or, other than in the ordinary course of business, entered into any other transaction with, any of its directors, officers or key employees;

(l)          there has not been (i) any damage, destruction or loss (ordinary wear and tear excepted), whether or not covered by insurance, with respect to the property and assets of any Group Company having a replacement cost of more than $350,000 in the aggregate or (ii) any material change in the amount or scope of insurance coverage maintained by the Group Companies;

(m)        except to the extent required under the terms in effect as of the date of the Agreement of any Plan set forth on Section 6.14 of the Disclosure Schedule or the terms of any collective bargaining agreement, none of the Group Companies has (i) established, adopted, materially amended, materially modified or terminated any material Plan or any other material benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a material Plan if in effect on the date hereof (other than modifications and changes made during the Group Companies annual renewal and open enrollment process in the ordinary course of the business and consistent with past practice), (ii) materially increased, or accelerated the funding, payment or vesting of, any compensation or benefits payable or provided to any such Group Company’s current or former non-union employees, officers, directors, or other individual service providers, in each case as calculated prior to any such increase or acceleration, or announced any such increase or acceleration, (iii) hired or engaged any employee, officer, director, or other individual service provider whose annualized total base compensation is in excess of $150,000; (iv) terminated any employee, officer, director or other individual service provider of any of the Group Companies (other than for cause) whose annualized total base compensation was in excess of $150,000; or (v) except as required by changes in applicable Law (or the interpretation thereof) of the state in which such current or former employee or Contingent Worker is located after the date on which such obligation was first entered into, knowingly waived or released any noncompetition or nonsolicitation obligation of any current or former employee or Contingent Worker of any Group Company;

(n)          except as required by applicable Law, none of the Group Companies has negotiated, entered into, materially amended or extended any collective bargaining agreement or other labor-related Contract with any Union;

(o)          none of the Group Companies has implemented any layoffs that triggered notice obligations under the WARN Act;

(p)          none of the Group Companies has entered into, modified, or waived any provision of, any Material Contract, or terminated any Contract that, if existing on the date hereof, would be a Material Contract, except as required by Law;

(q)          none of the Group Companies has offered any material consumer credits, discounts, gift cards or other similar promotional offers (evaluated in the aggregate with respect to a single type of offer offered to many customers), except for such promotional offers in the ordinary course of business;

(r)          none of the Group Companies has settled any pending or threatened Proceeding, other than settlements that only involve the payment of money damages that will be paid prior to the Closing or settlements that do not relate to the business of any of the Group Companies;

(s)           none of the Group Companies has entered into any transaction with an Affiliate;

(t)          none of the Group Companies has (i) made (other than consistent with past practice), changed, or revoked any material Tax election, changed an annual accounting period, or adopted or changed any material Tax accounting method, in each case, other than as necessary to comply with changes to the law made by One Big Beautiful Bill Act that are effective for Pre-Closing Tax Periods; (ii) filed any amended material Tax Return or entered into any material closing agreement; (iii) settled any Tax audit, claim, assessment, dispute, proceeding or investigation; or (iv) surrendered any right to claim a refund of any material Taxes.

(u)          there has not been any material change by any Group Company to its accounting methods, principles, or policies; and

(v)          none of the Group Companies has authorized or otherwise committed to do any of the foregoing.

6.09       Litigation. Except as set forth on Section 6.09(i) of the Disclosure Schedule, there are no, and since the Reference Date, there have not been any, material Proceedings pending by or against or concerning any Group Company, threatened in writing against any Group Company, or, to the Company’s Knowledge, threatened orally against any Group Company, at law or in equity, or before any Governmental Authority. Since the Reference Date, no Group Company has entered into any settlement that has resulted in a payment by such Group Company in excess of $150,000 (whether or not paid for by insurance) or involved any material restricting limitations, or obligations on such Group Company of its assets, operations or business, nor is such Group Company a party to or bound by any settlement under which there are material outstanding payment obligations to be performed by such Group Company after the Closing. The Company is fully insured (subject to applicable retentions) with respect to the matters required to be set forth on Section 6.09(i) of the Disclosure Schedule, except where the failure to be so insured would not result in material liability to the Group Companies, taken as a whole. Except as set forth on Section 6.09(ii) of the Disclosure Schedule, as of the date hereof, no Group Company is subject to any outstanding Order that relates specifically to a Group Company. As of the date hereof, there are no material Proceedings that any of the Group Companies intend to initiate.

6.10        Environmental Matters.

(a)          (i) The Group Companies are, and at all times since the Reference Date have been, in material compliance with all applicable Environmental Laws and such compliance includes the possession of, and material compliance with, all material Permits that are required to be obtained by the Group Companies pursuant to Environmental Laws for the occupation of the facilities of the Group Companies and the operation of the business of the Group Companies and each such Permit is in full force and effect and there is no action pending to revoke, terminate, suspend, or cancel any such Permits; (ii) except as set forth on Section 6.10(a)(ii) of the Disclosure Schedule, none of the Group Companies has received any written notice of a violation of Environmental Laws or any liability arising under Environmental Laws or any investigation, Remedial Action or corrective obligation, relating to the Group Companies or their facilities arising under any applicable Environmental Law, in each case the subject of which is unresolved and would reasonably be expected to give rise to a material liability of any Group Company; (iii) except as set forth on Section 6.10(a)(iii) of the Disclosure Schedule, as of the date hereof, there is no Proceeding pending or threatened in writing or, to the Group Companies’ Knowledge, threatened orally against any Group Company related to an actual or alleged material violation of Environmental Laws or a material liability arising under Environmental Laws; (iv) no Group Company has and, to the Group Companies’ Knowledge, no other Person has treated, stored, disposed, generated, or released any Hazardous Substances at, on or under the Owned Real Property, the Leased Real Property or any other property currently or formerly owned, leased, or operated by the Group Companies, in each case, in material violation of Environmental Laws and in a manner that would reasonably be expected to result in any material liability to any Group Company under any applicable Environmental Law.

(b)         The Group Companies have made available to Buyer copies of all material environmental reports and audits available to the Group Companies pertaining to the Owned Real Property, the Leased Real Property or any other property currently or formerly owned, leased, or operated by the Group Companies that are within the Group Companies’ possession or reasonable control.

(c)         All mining, processing, storage, transportation, or production facilities located in, on or under the Owned Real Property or Leased Real Property of any Group Company, or lands pooled or unitized therewith, that have been abandoned by such Group Company, or any of their predecessors in interest (to the extent such Group Company has continuing responsibility), have been abandoned in material compliance with all applicable Environmental Laws. Each Group Company has performed in all material respects and is in material compliance with all of its Abandonment and Reclamation Obligations, including with respect to plugging or abandonment of solution mining wells, required to be performed on or before the Closing Date.

(d)          No Group Company has disposed of or arranged or transported any Hazardous Substances at properties owned, leased or otherwise controlled by third parties in material violation of any Environmental Law or in any manner that would be reasonably expected to give rise to a material liability for the Group Companies under any applicable Environmental Law.

(e)        Except as set forth on Section 6.10(e) of the Disclosure Schedule, no Group Company has retained or assumed, either contractually or by operation of Law, any liabilities or obligations arising under Environmental Law (including any Abandonment and Reclamation Obligations) that would reasonably be expected to give rise to a material liability of such Group Company.

6.11      Title to Properties. Each Group Company has good, marketable and valid title to, or a valid and enforceable leasehold interest in (or other right to use), all of the tangible and intangible property and assets that such Group Company owns or otherwise uses in the conduct of its business (including the properties and assets shown as owned by the Group Companies on the Latest Balance Sheet), free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned, leased or licensed by the Group Companies are all the assets, properties and rights used by the Group Companies in the operation of their business. The Group Company’s material tangible assets and properties are free from material defects, have been maintained in all material respects in accordance with normal industry practice, are in all material respects in good operating condition and repair (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business.

6.12       Compliance with Laws.

(a)         The Group Companies are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws. Except as set forth on Section 6.12(a) of the Disclosure Schedule, since the Reference Date, no Group Company has been cited, fined, or otherwise notified in writing of any material failure to comply with any Laws.

(b)         The Group Companies are, and since the Reference Date have been, in compliance with all FDA Laws in all material respects, including but not limited to, in each case, as applicable to the Group Companies or their businesses, (i) the requirement for and the terms of all necessary Permits, (ii) current Good Manufacturing Practices (“cGMP”), (iii) Laws concerning establishment registration and product listing, (iv) Laws concerning labeling, promotion, and advertising, (v) payment of all application, product and establishment fees, and (vi) recordkeeping and reporting requirements other than those applicable to cGMP.

(c)        Since the Reference Date, no Group Company has received any written notice or written communication from any Governmental Authority of any actual or threatened investigation, inquiry, or administrative or regulatory action, hearing, or enforcement proceeding against any Group Company regarding any violation of FDA Laws. No Group Company is subject to any obligation arising under an investigation, inquiry, or administrative, regulatory or judicial action, hearing, or enforcement proceeding by or on behalf of the FDA, warning letter, untitled letter, FDA Form 483, notice of violation letter, consent decree, request for information or other notice, response, or commitment made to or with any Governmental Authority with respect to FDA Laws, and no such obligation has been threatened in writing.

(d)          There is no, and since the Reference Date there has not been a, material Proceeding, warning letter, or request for information pending against or relating to a Group Company or to any of their employees that involves or arises from a violation of FDA Laws, and no Group Company has any known material liability for failure to comply with any FDA Laws. To the Company’s Knowledge, here is no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to any such Proceeding, warning letter, or request for information or any such material liability.

(e)       All Company Products are and since the Reference Date have been manufactured, marketed and sold by the Group Companies in accordance and in compliance, in each case, in all material respects, with applicable FDA Laws and the specifications and standards contained therein, and to the Knowledge of the Company, have not been adulterated or misbranded.

(f)          Since the Reference Date, all Regulatory Documentation is true and accurate in all material respects when filed in the Group Company’s records or with any Governmental Authority if so required (or, if amended, as of the date for which such amendment speaks) and remain, to the extent required by any applicable Law, true and accurate in all material respects. Except as would not result in material liability to the Group Companies, the Group Companies are not in breach of any Contract or in violation of any applicable Law requiring screening of their directors, officers, employees, agents, contractors, or other representatives against the U.S. Department of Health and Human Services Office of Inspector General (“OIG”) List of Excluded Individuals/Entities, nor are the Group Companies required by Contract or applicable Law to conduct background checks or other screenings beyond those already performed. Neither the Group Companies nor, any of their respective directors, officers, employees, nor, to the Company’s Knowledge, agents, contractors, or other representatives has been excluded, suspended, debarred, disqualified or declared ineligible by any Governmental Authority, including the OIG or FDA, nor is any such action pending or to, the Company’s Knowledge, threatened in writing. No “final adverse action” (as defined in 42 U.S.C. § 1320a-7e(g)) has occurred since the Reference Date, is pending, or, to the Company’s Knowledge, is threatened in writing against the Group Companies. Furthermore, neither the Group Companies, any of their current, or since the Reference Date former, respective directors, officers, employees, nor, to the Company’s Knowledge, agents, contractors, or other representatives has (i) been convicted of any crime or engaged in conduct mandating or authorizing debarment under 21 U.S.C. § 335a(a) or exclusion under 42 U.S.C. §§ 1320a-7 or 1320a-7a; (ii) been disqualified under FDA investigator proceedings; (iii) been subject to FDA’s Application Integrity Policy; or (iv) been involved in any enforcement action for material false statements under 18 U.S.C. § 1001. The Group Companies and its representatives have not committed any violation of applicable Law, including FDA Laws, that would reasonably be expected to serve as a basis for exclusion, debarment, suspension, or other ineligibility by any Governmental Authority, including the OIG or FDA.

(g)        Since the Reference Date: (i) the Group Companies, and each of their respective officers, directors, and, to the Knowledge of the Company, each of their employees, agents, distributors, and other individuals or entities acting for or on behalf of the Group Companies (collectively, the “Relevant Persons”) have not directly or indirectly violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption or anti-bribery laws or regulations applicable to the Group Companies and (ii) the Relevant Persons have not in the course of their actions for, or on behalf of, the Group Companies engaged directly or indirectly in transactions in material violation of any law administered by the U.S. Treasury Department Office of Foreign Assets Control, or by any other applicable trade sanctions Law.

6.13       Labor and Employment Matters.

(a)         The Company has provided to Buyer a complete and correct list of all current employees of the Group Companies as of the date of this Agreement, including for each: (i) the current position; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) primary work location (city and state); (v) whether paid on a salary, hourly or commission basis; (vi) regular hourly wage, annual salary or commission rate, as applicable; (vii) full or part time; (viii) 2025 bonus and commission; (ix) leave status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (x) accrued, unused PTO or vacation balance; and (xi) employing entity. Except as set forth in Section 6.13(a) of the Disclosure Schedules, the employment of all employees of any Group Company is terminable at will (without the imposition of severance, penalties or damages) by any Group Company.

(b)         The Company has provided to Buyer a complete and accurate list, as of the date of this Agreement, of all the individual independent contractors, consultants, temporary employees, and other individual service providers directly engaged by any of the Group Companies who are performing services with respect to the operation of the business of the Group Companies and classified by the Group Companies as other than an employee or compensated other than through wages paid by the Group Companies through their payroll departments and reported on a Form W-2 (“Contingent Worker”), and provides for each such Contingent Worker: (i) start date of services, (ii) general description of the scope of work provided, and (iv) fee or compensation arrangements.

(c)         Except as set forth in Section 6.13(c) of the Disclosure Schedule, the Group Companies are not a party to, or bound by, any collective bargaining or other labor-related agreement with any Union. Except as set forth in Section 6.13(c) of the Disclosure Schedule, since the Reference Date, there has not been, nor to the Knowledge of the Company has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor dispute with employees of the Group Companies. Since the Reference Date, (i) there has been no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against the Group Companies before the National Labor Relations Board, and no material labor grievance or material labor arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the Knowledge of the Company, threatened against the Group Companies, and (ii) to the Knowledge of the Company, there has not been, and currently there is no, union organizing activity or representation questions involving employees of the Company pending before any Governmental Authority.

(d)          Except as disclosed on Section 6.13(d) of the Disclosure Schedule, (i) the Group Companies are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt or non-exempt for purposes of the Fair Labor Standards Act and analogous Laws, classification as independent contractors or employees, and wages and hours; and (ii) except as would not be material to the Group Companies, the Group Companies are not delinquent in any payments to current or former employees of the Group Companies (“Employees”) or current or former Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or Contingent Workers.

(e)        Since the Reference Date: (i) no Employee has made any material, substantiated allegation of unlawful discrimination or harassment (including, without limitation, sexual harassment) against the Group Companies or against any supervisory-level employee through the complaint procedures of the Group Companies or otherwise to the Knowledge of the Company; and (ii) the Group Companies have not entered into any material settlement agreements related to material, substantiated allegations of unlawful discrimination or harassment (including, without limitation, sexual harassment) made by an Employee.

(f)          Except as set forth on Section 6.13(f) of the Disclosure Schedule, since the Reference Date the Group Companies have not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law or regulation (the “WARN Act”) affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.

(g)         Except as set forth on Section 6.13(g) of the Disclosure Schedule: (i) no Employee is on a visa sponsored by the Company which visa will require continued sponsorship; and (ii) the Group Companies have not, since the Reference Date, received a “no match” letter from the Social Security Administration concerning any current or former Employee; and (iii) the Group Companies have not, since the Reference Date, received any notice from the Internal Revenue Service of a mismatch between a name of an Employee and a social security number provided on a Form 1095-C that the Company was unable to rectify as a clerical error. To the Knowledge of the Company, a USCIS Form I-9 has been properly prepared and retained, in all material respects, for each Employee as required by Law.

(h)          Except as set forth in Section 6.13(h) of the Disclosure Schedules, there has not been since the Reference Date, and there currently are no, Proceedings with respect to any violation of any occupational safety or health Laws or standards that has been asserted or is pending or threatened with respect to the Group Companies. There are no occupational health or safety conditions or circumstances on the Real Property that violate applicable Law and pose a material risk to the health or safety of Persons, employees, consultants, or independent contractors.

(i)          No employee of any of the Group Companies with annual base compensation in excess of $150,000, to the Knowledge of the Company, has given written notice of termination of employment with any of the Group Companies within the twelve month period following the date hereof.

6.14       Employee Benefit Plans.

(a)          Section 6.14(a) of the Disclosure Schedule sets forth a list of each material Plan. With respect to each such material Plan, the Group Companies have made available to Buyer (to the extent applicable) accurate and complete copies of: (i) the current plan document and all amendments thereto (or, if such Plan is not reduced to writing, a written summary of the material terms thereof); (ii) any documents relating to funding arrangements (including trust agreements and insurance policies); (iii) the most recent summary plan description together with each subsequent summary of material modifications thereto; (iv) the most recent Form 5500 Annual Reports (or evidence of any applicable exemption) and all attachments thereto (including audited financial statements) filed with the Internal Revenue Service; (v) the most recent determination letter or pre-approved plan advisory or opinion letter, if any, issued by the Internal Revenue Service; (vi) non-discrimination compliance testing results for the last three (3) most recent completed plan years and detail of any corrections (if applicable); (vii) copies of the IRS Forms 1094-C as filed for the past three (3) years; and (viii) any material non-routine correspondence with any Governmental Authority within the past six (6) years concerning such Plans.

(b)         With respect to each Plan, (i) the Group Companies have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and other applicable Laws and (ii) each Plan has been administered in all material respects in accordance with its terms. No act or omission has occurred and no condition exists with respect to any Plan that would reasonably be expected to subject the Group Companies to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or other applicable Law.

(c)         With respect to each Plan is intended to be qualified under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter or pre-approved plan advisory or opinion letter with respect to each such Plan and the related trust that has not been revoked, and there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Plan or the related trust.

(d)        All contributions required to be made to any Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements in accordance with GAAP. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded. The amount by which the actuarial present value of all accrued benefits under any Plan (whether or not vested) exceeds the fair market value of the assets of such Plan is properly accrued in all material respects on the Financial Statements in accordance with the requirements of GAAP.

(e)          None of the Group Companies nor, to the knowledge of the Company, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans or their related trusts, the Group Companies or any Person that the Group Companies have an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(f)          The Group Companies have no Liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(g)        There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to the knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material Liability of the Group Companies to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Plan, any participant in an Plan, or any other party.

(h)        The Group Companies have complied in all material respects with the applicable employer shared responsibility provisions of the Patient Protection and Affordable Care Act that require applicable large employers to (i) offer minimum essential health coverage that is affordable to substantially all of their full-time employees (as those terms are defined in Section 4980H of the Code) and (ii) report such offers of coverage as set forth in Section 6055 or 6056 of the Code, as applicable. No Group Company has incurred or been assessed or is reasonably expected to incur or be subject to any material Tax, penalty or other liability that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended.

(i)           No Plan is, and none of the Group Companies has maintained, contributed to, sponsored or has any Liability (actual or contingent, including any Liability on account of any ERISA Affiliate) in respect to: (i) a defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a Multiemployer Plan; (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) a “multiple employer plan” as described in Section 413(c) of the Code; or (v) a voluntary employee benefit association (as defined in Section 501(c)(9) of the Code). The Group Companies do not have any Liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code or Section 4001(a)(14) of ERISA which is or would reasonably be expected to become a liability (contingent or otherwise) of the Buyer.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Group Companies, or result in any limitation on the right of the Group Companies to amend, merge, terminate or receive a reversion of assets from any Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Group Companies in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Group Companies nor the Seller Parties have any obligation (i) to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Sections 4999, 409A or 457A of the Code or any other Law; (ii) for any underfunded or unfunded nonqualified deferred compensation, and (iii) for unpaid retention, stay or sign-on bonuses, in each case, in respect of any current or former employee, officer, director, or other individual service provider of any of the Group Companies.

6.15       Tax Matters.

(a)          Each Group Company has filed all income and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected) all such Tax Returns are accurate and correct in all material respects.

(b)         All income and other material Taxes owed by each Group Company (whether or not shown as due on any Tax Return) have been fully and timely paid (taking into account any applicable extensions of time to file).

(c)         The provision for Taxes on the Interim Financial Statement is sufficient for all accrued and unpaid material Taxes of the Group Companies as of the date thereof.

(d)         Each Group Company has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and such Group Company has complied in all material respects with all reporting and recordkeeping requirements.

(e)          Each Group Company has properly collected and remitted material sales and similar Taxes required to be collected or has properly received and retained any appropriate Tax exemption certificates and other documentation for all material sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(f)           No Group Company is, nor has been, party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement, or similar arrangement, in each case, other than any agreement or arrangement, the principal purpose of which is not related to Tax.

(g)          No Group Company has been a member of an affiliated group within the meaning of Section 1504 of the Code or any other affiliated, consolidated, combined or unitary group. No Group Company has any liability for the Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(h)        No Group Company is the subject of any currently ongoing audit or other examination of material Taxes by any Taxing Authority and, to the Company’s knowledge, no such audit or other examination is threatened.

(i)          No material claim has been made in writing by any Taxing Authority in any jurisdiction where such Group Company does not file Tax Returns that it is, or may be, subject to Tax, or Tax Return filing requirements, by that jurisdiction.

(j)           No Group Company has waived any statute of limitations in respect of material Taxes payable by it, which waiver is currently in effect, and has agreed to and is the beneficiary of any extension of time with respect to a Tax assessment or deficiency.

(k)          There are no Liens for Taxes (other than Liens described in clause (a) of the definition of Permitted Liens) upon any of the assets of such Group Company.

(l)         No Group Company is a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2), nor any “tax shelter” within the meaning of Code Section 6662.

(m)        No Group Company (nor the Buyer or any of its Affiliates by reason of its ownership of any Group Company) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law), or (v) any deferred revenue or prepaid amount received on or prior to the Closing.

(n)       No Group Company is a partner or a member of any partnership, limited liability company (other than a limited liability company that is treated as a disregarded entity for federal income tax purposes) or joint venture, or any other entity classified as a partnership for federal income tax purposes (other than, prior to the Pre-Closing Reorganization, US Salt Intermediate Holdings, LLC).

(o)        No asset of any Group Company constitutes “Section 197(f)(9) intangibles” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i) and no Group Company is subject to any limitation under Section 197(f)(9) of the Code on its ability to amortize any “Section 197 intangible” as defined by Section 197(d)(1) of the Code.

(p)        Since the Reference Date, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code.

(q)         All related party transactions between any of the Group Companies have been, in all material respects, on an arms’ length basis in accordance with Section 482 of the Code, or any state or foreign law equivalent, and is supported by contemporaneous transfer pricing documents.

(r)           The U.S. federal Income Tax classification of each Group Company as of the date hereof is set forth on Section 6.15(r) of the Disclosure Schedule.

(s)        The fair market value of each Group Company’s United States real property interests (within the meaning of Section 897 of the Code and the Treasury Regulations thereunder) is less than fifty percent (50%) of the value of its gross assets.

(t)          No closing agreements, private letter rulings, Tax holidays or technical advice memoranda related to Taxes have been entered into, issued by or requested from any Taxing Authority with or in respect of such Group Company.

(u)          No Group Company has any material liability under any abandoned or unclaimed property, escheat or similar Laws, and each Group Company has satisfied all material reporting and payment obligations pursuant to such Laws.

6.16       Insurance. Section 6.16 of the Disclosure Schedule lists each insurance policy and surety bond currently in effect that is maintained by or for the benefit of the Group Companies as of the date hereof, including the type of policy, name of the insurer, policy number, each covered insured, the coverage allowance, the expiration date, the deductible or retention, and the annual premium (collectively, the “Insurance Policies”). The Company has delivered to Buyer true and complete copies of all such Insurance Policies. The Insurance Policies are, and since the Reference Date have been, in full force and effect, all premiums due thereon have been paid, and each of the Group Companies is in compliance in all material respects with the terms and provisions of such policies and, to the Company’s Knowledge, no event has occurred that, with notice or lapse of time, would constitute a default or breach, or permit termination or modification, of such policies. All such Insurance Policies are sufficient for compliance in all material respects with all Laws and Contracts to which the Group Company is bound. Since the Reference Date, no policy limits for any of the Insurance Policies has been exhausted or materially reduced. The Company has made available to the Buyer a complete and correct list of the material claims history for the Group Companies from the Reference Date through the date hereof (including with respect to insurance obtained but not currently maintained). No Group Company has received any written notice that any Insurance Policies of such Group Company will be terminated, cancelled, or not renewed or of an increase in or an intent to increase premiums. Except as set forth on Section 6.16 of the Disclosure Schedule, the Insurance Policies will continue to be in full force and effect after Closing under their ordinary expiration date. Since the Reference Date, except as would not result in material liability to the Group Companies, taken as a whole, the Group Companies have given timely notice to their insurers of all claims that may be insured by the Insurance Policies of which the Group Companies had knowledge. There is no claim by the Group Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. No Group Company has had any self-insurance or co-insurance program.

6.17      Licenses and Permits. Each Group Company possesses, and since the Reference Date has possessed, all material governmental licenses, approvals, registrations, waivers, permits, certificates or other authorizations that are necessary for the operation of their respective businesses as currently conducted, including all UIC Class III permits and applicable discharge and air permits, all franchises, grants, approvals, licenses, permits, awards, determinations, registrations, identification numbers, rights related to mining, exploration, surface and water, variances, consents, certificates and other authorizations of any Governmental Authority (collectively, the “Permits”). Section 6.17 of the Disclosure Schedule lists the material Permits possessed by each Group Company as of the date hereof. The Permits are valid and in full force and effect. No Group Company is, and since the Reference Date, no Group Company has been, in material default or violation under any of the Permits, including any required mechanical integrity testing and monitoring, and the Permits will be valid and in full force in effect on identical terms immediately following consummation of the transactions contemplated hereby. Since the Reference Date, no Permit has been revoked, cancelled, suspended, terminated, rescinded, materially adversely modified or been subject to a refusal to renew that remains unresolved. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing relating to the suspension, revocation, withdrawal, abandonment, cancelation, non-renewal, or material modification of any of the Permits. There are no claims or Proceedings pending or, to the Company’s Knowledge, threatened in writing relating to (i) any alleged material violation by a Group Company of any Permit, or (ii) any alleged material failure by any Group Company or any of their respective personnel to have any Permit required in connection with the operation of the Group Companies’ business.

6.18       Affiliated Transactions. Except for the Professional Services Agreement and as otherwise set forth on Section 6.18 of the Disclosure Schedule or Section 6.14(a) of the Disclosure Schedules, (a) none of (i) the Seller Parties, (ii) any Affiliate of the Seller Parties, (iii) any officer, manager or director of the Seller Parties, or (iv) any individual in such officer’s, manager’s or director’s immediate family is a party to any Contract with the Group Companies or has any financial interest (other than an indirect interest by virtue or equity ownership) in any property (tangible or intangible) used by a Group Company in the operation of its business and (b) no officer, manager or director of the Group Companies, nor any individual in such officer’s, manager’s or director’s immediate family is a party to any Contract with the Group Companies or has any interest (other than an indirect interest by virtue of equity ownership) in any property (tangible or intangible) used by the Group Companies in the operation of its business (all of the foregoing, collectively, whether or not set forth on Section 6.18 of the Disclosure Schedule, the “Related Party Agreements”).

6.19       Material Contracts.

(a)         Section 6.19 of the Disclosure Schedule sets forth a list of all Contracts in effect as of the date hereof, including all amendments and supplements thereto, to which a Group Company is a party or by which a Group Company is bound, meeting any of the descriptions set forth below (the Contracts required to be set forth herein, collectively referred to herein as the “Material Contracts”):

(i)           all purchase agreements, merger agreements, asset purchase agreements and other Contracts providing for (A) any business acquisition by any Group Company (including by merger, consolidation, acquisition of Equity Interests or assets or otherwise) or any reorganization, recapitalization or similar transaction with respect to any Group Company, (B) the acquisition by any Group Company of any Equity Interests, business or material assets of any Person or any other assets that are material to any Group Company (other than purchases of equipment, inventory and supplies in the ordinary course of business) or (C) any business disposition, sale, conveyance or transfer by any Group Company of any Equity Interests, business or material assets of any Group Company or otherwise or any other assets that are material to any Group Company (other than sales of equipment, inventory and supplies in the ordinary course of business), in each case, entered into at any time since the Reference Date or for which there are outstanding Liabilities other than customary confidentiality, maintenance of tail insurance obligations, maintenance and making available of books and records;

(ii)           all collective bargaining agreements and other labor-related Contracts with any Union;

(iii)          all Contracts for the employment or engagement of any current officer, director, employee or individual Contingent Worker (A) with annual required payments in excess of $150,000, or (B) not terminable upon sixty (60) days’ notice or less and without any material liability to any Group Company;

(iv)          any Contract between the any Group Company and any officer or director of the Group Company or any Affiliate of any such officer or director, except for employment agreements, employment contracts or consulting agreements;

(v)           all Contracts relating to the borrowing, incurrence, commitment to incur or assumption of cash indebtedness by the Group Companies and all surety bonds, performance bonds and letters of credit;

(vi)          all Contracts that create a Lien (other than Permitted Liens) on any assets of, or equity interests in, the Group Companies;

(vii)        other than the Plans, any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar agreement for the benefit of any of the Group Company’s current or former directors, officers, and Employees and Contingent Workers;

(viii)       any partnership, joint venture, strategic alliances or other similar Contract with any other Person to which any Group Company is a party, or any Contract that otherwise governs or is material to any partnership, strategic alliance, joint venture or similar arrangement (other than Contracts with another Group Company);

(ix)          all Contracts under which any Group Company is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $250,000;

(x)           all Contracts under which any Group Company is lessor of or permits any third party to hold or operate any personal property for which the annual rental payments exceeds $250,000;

(xi)          all Contracts under which a Group Company is granted any rights by others in or under Intellectual Property or under which any third Person has invented, created, developed, authored or otherwise contributed to Intellectual Property for or on behalf of a Group Company, other than (A) non-exclusive licenses for commercially available software (including retail shrink-wrap or click-wrap) that are generally available on a commercial basis and require annual payments of less than $200,000, (B) licenses for Open Source Software, (C) agreements where a non-exclusive license of Intellectual Property is incidental to such agreement, such as non-exclusive licenses to use feedback and suggestions and non-exclusive licenses authorizing the use of brand materials for marketing purposes, (D) employee, contractor and consulting agreements entered into in the ordinary course of business, and (E) nondisclosure agreements entered into in the ordinary course of business;

(xii)       all Contracts under which a Group Company has granted rights to others in or under Intellectual Property, other than (A) non-exclusive licenses granted to customers or employees, contractors or consultants in the ordinary course of business, (B) agreements where a non-exclusive license of Intellectual Property is incidental to such agreement, such as non-exclusive licenses to use feedback and suggestions and non-exclusive licenses authorizing the use of brand materials for marketing purposes, (C) nondisclosure agreements entered into in the ordinary course of business, and (D) non-exclusive licenses granted in the ordinary course of business for the sole purpose of providing services to a Group Company;

(xiii)        all Contracts with any Governmental Authority;

(xiv)        all Contracts involving a remaining commitment by any Group Company to pay any individual capital expenditure or series of related capital expenditures in excess of $250,000;

(xv)         any settlement, severance, release or similar Contract with any current or former employee or Contingent Worker of any Group Company to which any Group Company has any outstanding obligations (other than customary confidentiality obligations and covenants not to sue);

(xvi)       all Contracts relating to or providing for the settlement or discharge of any Proceeding, (A) involving payments, obligations, or liabilities (whether contingent or otherwise) exceeding $250,000 in the aggregate, or, pursuant to which any Group Company has any continuing liability or obligation from and after the Closing (other than confidentiality obligations that are customary and do not materially restrict the operation of the business of the Group Companies or covenants not to sue), (B) under which a Group Company is restricted, in any material respect, from owning, registering, maintaining, using, enforcing, or otherwise exploiting any Intellectual Property of a Group Company;

(xvii)     all Contracts that (A) prohibit any Group Company from freely engaging in business anywhere in the world (other than non-disclosure Contracts and Contracts entered into in the ordinary course of business that contain employee non-solicitation obligations), (B) contain any right of first offer or refusal, any “most favored nation” covenant or that otherwise restrict or purport to limit in any respect the manner in which, or types of business which, any Group Company may conduct, or the jurisdictions, geographies or localities in which any Group Company may conduct business (including any restriction on selling or distributing any products or services) or (C) contain any requirement that any Group Company purchase any product or service exclusively from a single party, in each case, in excess of $1,000,000;

(xviii)      all Contracts (other than purchase orders in the ordinary course of business) currently in effect with any Material Customer or Material Supplier;

(xix)        all Contracts that contain surety or similar guaranty provisions or grant powers of attorney;

(xx)         all Related Party Agreements; and

(xxi)        each Real Property Lease.

The Company has made available to Buyer a true, correct and complete copy of each Material Contract and written summaries with a complete description of the material terms of each oral Material Contract. No Group Company nor any other party to any Material Contract is in breach of, or in default under, any Material Contract and there does not exist any event, condition or omission that would constitute such a material breach or default (with or without notice or lapse of time or both). With respect to each Group Company, and to the Company’s Knowledge with respect to each other party to such Material Contracts, each Material Contract is valid, binding and in full force and effect and each Material Contract will continue to be so enforceable in accordance with their terms, except as the same may be limited by the Bankruptcy and Equity Exceptions, and in full force and effect on identical terms following the Closing. No material term, condition, right, responsibility, duty or obligation under any Material Contract has been terminated, amended, modified, or waived in any material respect, except to the extent that such termination, amendment, modification or waiver is described in the Disclosure Schedules and disclosed in the copies of the Material Contracts made available to Buyer. Each Material Contract constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and there exists no material breach by any party thereto and, to the Company’s Knowledge, no event or circumstance that will result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Group Companies thereunder. Except as set forth on Section 6.06 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) result in, or give to any Person any right of, termination, non-renewal, cancellation, withdrawal, acceleration or modification under any Material Contract; (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated, or guaranteed, payments under any Material Contract; (iii) result in the creation or imposition of any obligation and liability or any liens upon any of the assets of the Group Companies under the terms of any Material Contract; or (iv) result in any restriction on any of the Group Companies’ respective rights under any Material Contract, in each case, except, as would not be material to the Company and its Subsidiaries, taken as a whole.

6.20        Intellectual Property.

(a)         Section 6.20(a) of the Disclosure Schedule sets forth a list of all Intellectual Property owned or purported to be owned by the Group Companies (including all Intellectual Property that has been invented, created, or developed by or on behalf of any Group Company and duly assigned or otherwise transferred to a Group Company) that is registered, issued, or the subject of a pending application for registration or issuance, including patents, trademarks, service marks, copyrights, trade names, and internet domain names and in each case, used in the conduct of the Group Companies respective businesses as currently conducted and as contemplated to be conducted. Each Group Company is the owner of all right, title, and interest in and to each of the items set forth on Section 6.20(a) of the Disclosure Schedule, free and clear of any Liens other than Permitted Liens, and all items contained on Section 6.20(a)(i) of the Disclosure Schedule list a Group Company as the record owner and are subsisting, valid, enforceable, and have been properly maintained, renewed, and recorded with the applicable Governmental Authorities where required. The validity, enforceability, scope of, or any Group Company’s title to, any of its material owned Intellectual Property is not being challenged in any (x) outstanding ruling or Order by a Governmental Authority or (y) litigation or Proceeding (including any opposition, cancellation, interference, inter partes review, or re-examination), pending or threatened, to which any Group Company is a party, and no Person has, since the Reference Date, asserted in writing any claim or demand contesting the ownership, scope, validity, or enforceability of any such Intellectual Property.

(b)         The Group Companies solely own and possess all right, title, and interest in and to, are licensed to or otherwise possess the valid and enforceable right (including by license or sublicense) to use, all material Intellectual Property used or held for use in and necessary for or material for the operation of the businesses of the Group Companies as currently conducted, free and clear of any Liens other than Permitted Liens.

(c)         Except as set forth in Section 6.20(c) of the Disclosure Schedule, since the Reference Date: (i) no Group Company has received any written or oral notice, claim, or allegation alleging infringement, violation, or misappropriation by any Group Company with respect to the development, manufacture, use, sale, offer for sale, importation, or other exploitation of any Intellectual Property; (ii) no third party has infringed, violated, or misappropriated any material Intellectual Property owned or purported to be owned by the Group Companies; (iii) neither any Group Company nor the operation of their respective businesses (including the manufacture, sale, offer for sale, importation, or use of their products or services) has infringed, violated, or misappropriated, or is infringing, violating, or misappropriating, any Intellectual Property of any other Person in any material respect; and (iv) the Group Companies have not brought any actions or sent any notices to any third parties alleging infringement, violation, or misappropriation of any material Intellectual Property owned by the Group Companies.

(d)         The Group Companies have maintained and currently maintain commercially reasonable practices, consistent with industry standards, designed to protect the confidentiality of any confidential information or trade secrets disclosed to, owned or possessed by them. All current and former employees and contractors who have developed or contributed to material Intellectual Property owned or purported to be owned by the Group Companies have executed Contracts that (i) confirm that such Intellectual Property is or was a work made for hire authored and owned by the Group Companies, and (ii) if not a work made for hire, assign to the Group Companies all rights relating to such Intellectual Property in each case, except where ownership vests in a Group Company by operation of law. Since the Reference Date, no Group Company has received any written or oral notice, claim or allegation alleging breach of any Group Company’s obligation relating to confidential information.

(e)          None of the Group Companies developed (or had developed on their behalf), use, rely upon, incorporate, or otherwise have any rights in or to any Software that is material to the operation of the businesses of the Group Companies (the “Company Software”), other than commercially available, off-the-shelf Software and other Intellectual Property licenses expressly carved out under Section 6.19(a)(xi).

(f)          None of the Company Software is subject to any Contract, including any source code escrow or similar agreements, that requires or would require any Group Company to disclose, deliver, or make available to any third party any source code, trade secret, or proprietary information that is part of the Company Software. None of the Company Software is used in a manner that would obligate or permit any third party to (i) receive, access, or otherwise obtain any portion thereof in source code form, or (ii) decompile, disassemble, or otherwise reverse engineer any portion of such Company Software.

(g)         The Group Companies lawfully own, lease, or license all Systems used in and necessary for or material to the operation of the businesses of the Group Companies as currently conducted, and such Systems are reasonably sufficient for the needs of the Group Companies as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. To the Group Companies’ Knowledge, no System contains any viruses, bugs, vulnerabilities, faults, or other disabling code that could materially disrupt or adversely affect the functionality or integrity of any System, or enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. In the past two (2) years, there has been no material failure or other substandard performance of, or any security incident involving, any System that has caused a disruption to any Group Company that has not been remediated in all material respects. The Group Companies maintain commercially reasonable backup, data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and test such plans and procedures on a regular basis (at least annually), and such plans and procedures have been proven effective upon such testing. To the Knowledge of the Company, the Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or malware, or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt, or erase Software, hardware, or data. Since the Reference Date, the Group Companies have not received written notice of, any audit or examination for non-compliance with any Contract pursuant to which they use any third-party System.

(h)       Since the Reference Date, the Group Companies (i) have not engaged in any unfair competition or trade practices, and have not engaged in any false, deceptive, misleading, or otherwise unlawful advertising, marketing, or promotional practices under the Laws of any jurisdiction in which they operate or market their products or services, and (ii) have not received any written notices, claims, or other communications from any Governmental Authority or any advocacy, monitoring, or consumer protection group regarding alleged violations of applicable laws or regulations relating to their marketing, advertising, promotional practices, or the collection, processing, or use of Personal Information.

6.21       Privacy and Cybersecurity.

(a)         The Group Companies comply and since the Reference Date have complied in all material respects with: (i) the Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands; (ii) portions of Contracts to which the Group Companies are bound, governing the collection, use, storage, retention, disclosure, transfer, disposal or any other processing of any Personal Information and (iii) Privacy Laws related to (A) the collection, use, storage, retention, disclosure, transfer, disposal or any other processing of any Personal Information collected by the Group Companies or third parties having access to such information, (B) the transmission of marketing or commercial messages through any means, including via email, text message or any other means and the use of Personal Information in connection with any form of advertising, and (C) the recording or any interception of any communications (collectively, the “Privacy Requirements”).

(b)       The Group Companies implemented and currently implement commercially reasonable organizational, physical, administrative and technical measures designed to protect: (i) the integrity, security and operations of all Systems; and (ii) all Personal Information Processed by or for the Group Companies from and against data security incidents.

(c)         Since the Reference Date, the Group Companies have: (i) periodically conducted and periodically conduct vulnerability testing, risk assessments or external audits of the Group Companies’ systems (collectively, “Information Security Reviews”); and (ii) corrected any material vulnerabilities identified in such Information Security Reviews.

(d)        Since the Reference Date, there have been no material: (i) data security incidents, personal data breaches, ransomware incidents or other adverse events or incidents related to any Systems, Personal Information or any other Group Company data in the custody or control of the Group Companies, or (ii) actual breaches or violations of the security of any Systems.

(e)        The consummation of any of the transactions contemplated hereby will not violate in any material respect any applicable Privacy Requirements as they currently exist. . The Group Companies are not subject to any Privacy Requirements that would prohibit the Group Companies from receiving or using Personal Information immediately after closing in substantially the same manner as prior to Closing.

(f)        Since the Reference Date, (i) there have not been any written notices, claims or proceedings against the Group Companies related to any data security incidents, ransomware incidents or any violations of any Privacy Requirements and (ii) none of the Group Companies has received any written correspondence relating to, or notice of any Proceedings, claims, or alleged violations of, Privacy Requirements, or any written notice of any proceedings, claims, investigations or alleged violations pertaining to subject access or other individual rights requests made pursuant to the Privacy Requirements, with respect to Personal Information from any person or Governmental Authority, and, to the Knowledge of the Company, there is no such ongoing Proceeding, claim, or allegation.

6.22       Material Customers and Material Suppliers.

(a)          Section 6.22(a) of the Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest customers (by revenue) of the Group Companies for the twelve (12)‑month period ended December 31, 2024 and the nine (9)-month period ended September 30, 2025 (each, a “Material Customer”), along with the amount of revenue attributable to each Material Customer for the applicable period(s). Since January 1, 2024, no Group Company has received any written notice or, to the Knowledge of the Company, other notice from any Material Customer that such Material Customer will stop, terminate, cancel, not renew or materially and adversely change the terms (whether related to pricing, payment terms or otherwise) of its business relationship with any Group Company, nor has any Group Company issued notice to any Material Customer stopping, terminating, cancelling, not renewing or materially and adversely changing the terms of any Contract between such Material Customer and any Group Company that is currently in place, except as would not reasonably be expected to be adverse and material to the Group Companies, taken as a whole. No Group Company is involved in any material dispute or controversy with any Material Customer.

(b)        Section 6.22(b) of the Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest suppliers (by dollar spend) of the Group Companies for the twelve (12)-month period ended December 31, 2024 and the nine (9)-month period ended September 30, 2025 (each, a “Material Supplier”), along with the aggregate dollar spend by the Group Companies for each Material Supplier for the applicable period(s). No Group Company has received any written notice or, to the Knowledge of the Company, other notice from any Material Supplier that such Material Supplier will stop, terminate, cancel, not renew or materially and adversely change the terms (whether related to pricing, payment terms or otherwise) of its business relationship with any Group Company, nor has any Group Company issued notice to any Material Supplier stopping, terminating, cancelling, not renewing or materially and adversely changing the terms of any Contract between such Material Supplier and any Group Company that is currently in place, except as would not reasonably be expected to be adverse and material to the Group Companies, taken as a whole. No Group Company is involved in any material dispute or controversy with any Material Supplier.

6.23       Real Property.

(a)          Section 6.23(a)(i) of the Disclosure Schedule sets forth the address of each Leased Real Property, including any associated royalties, streaming interests or other agreements providing for the payment of consideration measured, quantified, or calculated based on, in whole or in part, any minerals produced, mined, recovered or extracted therefrom (collectively, “Royalties”) other than leased or subleased unpatented mining claims which are addressed in Section 6.25. Section 6.23(a)(i) of the Disclosure Schedule also sets forth a true and complete list of all Real Property Leases (including all amendments, extensions, renewals, guaranties and other material agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Real Property Lease document). The Real Property Leases comprise all of the leased real property occupied or used by the Group Companies in connection with its business. Prior to the date of this Agreement, the Company has made available to Buyer complete copies of each Real Property Lease, and in the case of any oral Real Property Lease (if applicable), a written summary of the material terms of such Real Property Lease and no Real Property Lease has been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Buyer. Except as set forth on Section 6.23(a)(ii) of the Disclosure Schedule, with respect to each Real Property Lease: (i) there are no written or oral leases, subleases, or other Contracts granting to any Person the right of use or occupancy of any Leased Real Property and there is no other Person (other than the Group Companies) in possession of any Leased Real Property; (ii) each of the applicable Group Companies have a good and valid leasehold interest in the premises demised to such Group Company under each applicable Real Property Lease, free and clear of all Liens in each case other than the Permitted Liens; (iii) each of the Real Property Leases is a legal, valid, binding and enforceable (subject in each case to the Bankruptcy and Equity Exceptions) obligation of the applicable Group Company, and to the Knowledge of the applicable Group Company, all other parties thereto; (iv) the Real Property Leases are in full force and effect, subject proper the application of any Bankruptcy and Equity Exceptions; (v) no Group Company or, to the Knowledge of the Applicable Company Group, any other party to a Real Property Lease is in default or breach under any Real Property Lease and, to the Knowledge of the applicable Group Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any Real Property Lease; (vi) no Group Company that is a party to a Real Property Lease has assigned, transferred, conveyed, mortgaged, deed in trust or materially encumbered any interest in a Real Property Lease, in each case other than the Permitted Liens; (vii) to the Knowledge of the Company Group, no Group Company which is a party to a Real Property Lease will be in default under any Real Property Lease as a result of the completion of the transactions contemplated hereby; (viii) no Group Company has received notice in writing from any Governmental Authority of any proposed change to the zoning or permitted use of any Leased Real Property as presently permitted by such zoning designation; (ix) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (x) the other party to such Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in any of the Group Companies; (xi) none of the Group Companies owe any brokerage commissions or finder’s fees with respect to such Real Property Lease; (xii) to the Knowledge of the Company Group, the Leased Real Property is adequate for the conduct of the Group Company’s business as the same is conducted as of the date hereof; and (xiii) no mining activities are being conducted on any Leased Real Property.

(b)       Section 6.23(b) of the Disclosure Schedule sets forth the address and description of each Owned Real Property, including the applicable tax parcel identification number and acreage, and including any associated Royalties, other than owned unpatented mining claims which are addressed in Section 6.25. The Company, or one of the Group Companies, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, in each case other than Permitted Liens. No operations of the Group Companies is conducted on, and no Group Company is in possession of, any real property other than the Real Property. Except as set forth in Section 6.23(a)(ii) of the Disclosure Schedule, with respect to each Owned Real Property: (i) there are no subleases, licenses, occupancy agreements or other Contracts that grant any Person the right of use or occupancy of any Real Property or the right to purchase any Real Property or any portion thereof or interest therein other than the Permitted Liens; (ii) there is no Person in possession of any Real Property other than the Company, or a Group Company, as applicable; (iii) no Group Company or, to the Knowledge of the applicable Company Group any other party to a Contract relating to, or a Lien encumbering, any of the Owned Real Property is in default or breach under such Contract or Lien and, to the Knowledge of the Company or applicable Group Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any such Contract or Lien; (iv) neither the Company nor an applicable Group Company which is a party to a Contract related to, or a Lien encumbering, any Owned Real Property will be in default under any such Contract or Lien as a result of the completion of the transactions contemplated hereby; (v) neither the Company nor an applicable Group Company has received written notice from any Governmental Authority of any proposed change to the zoning or permitted use of any Owned Real Property as presently permitted by such zoning designation; (v) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Real Property is all of the real property necessary for the continued use and operation of the business conducted by the Group Companies consistent with the operations of the Group Companies as currently conducted (or contemplated to be conducted).

(c)          The Group Companies have full right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Laws and Permitted Liens. Such improvements are being used, occupied, and maintained in all material respects by the Group Companies in accordance with all applicable easements, Contracts, Permits, Laws, insurance requirements, restrictions, building setback lines, covenants and reservations. Certificates of occupancy and all other licenses, Permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property have been issued for the Group Companies’ occupancy of all Real Property and the improvements located therein or thereon, and all such certificates, licenses, Permits, authorizations and approvals have been paid for and are in full force and effect. No casualty has occurred with respect to the improvements located on any of the Real Property, all buildings, structures, fixtures and improvements located on any Real Property are in good operating condition and repair, subject to ordinary maintenance requirements, and are fit for occupancy and adequate and usable in all respects, for use in the ordinary course of business as presently conducted. There is no pending, threatened in writing, or, to the Company’s Knowledge, threatened orally, condemnation, eminent domain or similar Proceeding or special assessment affecting any of the Real Property, nor have the Group Companies, the Sellers Representative, or any Seller Party received notification that any such proceeding or assessment is contemplated. The improvements located on the Real Property are, taken as whole, (i) free from structural and mechanical defects (including roofs and supports) and (ii) are in suitable and adequate condition for continued use by the Group Companies in the ordinary course of business consistent with their past practices. None of the Group Companies have deferred any material maintenance of the improvements on the Real Property, and to the Company’s Knowledge, there are no facts or conditions that would, individually or in the aggregate, adversely interfere with the use or occupancy of such Real Property or any portion thereof in the operation of the business at such facility as currently conducted. All of the Real Property has direct access to public roads without the use of any contractual easement, license or right of way. All utilities (including water, waste water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Real Property in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the business currently conducted (or contemplated to be conducted) thereon.

(d)        The Company has furnished the Buyer true and complete copies of all deeds vesting in the Group Companies fee simple title in and to the Owned Real Property, together with true and complete copies of (i) the most current title insurance policies and the most current survey of each parcel of the Real Property and improvements thereon in the possession or control of the Group Companies, the Sellers Representative, or any Seller Party, and (ii) engineering and technical reports and surveys (including structural, building condition, plumbing, geotechnical, electrical or mechanical reports, surveys or studies) and zoning reports that are related to the Real Property or the improvements located thereon in the possession or control of the Group Companies, the Sellers Representative, or any Seller Party. Other than the Material Contracts, or immaterial Contracts that may be terminated by the Group Companies without penalty upon thirty (30) days’ notice or less, there is no property management, service, supply, equipment rental or other Contract concerning the operations of the Real Property or the improvements located thereon that will be binding on the Group Companies, the Real Property or the improvements located thereon following the Closing.

6.24       Products Liability and Warranty.

(a)         Each Company Product designed, developed, produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Group Companies since the Reference Date (i) has been properly handled, stored, packaged, labeled, and transported and (ii) has been in conformity in all material respects with all applicable contractual commitments and in conformity with all applicable consumer product safety Laws, regulations, and standards adopted, applied, or relied upon by a Governmental Authority, including FDA Laws, the U.S. Consumer Product Safety Act, the Federal Hazardous Substances Act and all rules and regulations of the Food and Drug Administration and the U.S. Consumer Product Safety Commission as well as all other Laws, and all express and implied warranties with respect thereto. No Group Company has any material Liability for replacement of any Company Products developed, produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Group Companies since the Reference Date or other damages in connection therewith, other than in the ordinary course of business. Except as set forth on Section 6.24(a) of the Disclosure Schedule, since the Reference Date, there have been no recalls (whether voluntary or compulsory) of any of the Company Products developed, produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Group Companies. No Group Company has any plans to initiate a voluntary Company Product recall, nor, to the Company’s Knowledge, is there any Company Product recall under consideration or investigation by any Governmental Authority. Other than the return of Company Products in the ordinary course of business, no event, change, circumstance, state of facts or effect has occurred or exists that is reasonably likely to give rise to or serve as a basis for the return of any material amount of Company Products. No Group Company has any material Liability (and, to the Company’s Knowledge, there is no reasonable basis for any present or future Proceeding against the Group Companies giving rise to any liability) arising out of any injury to individuals or property as a result of any Company Product developed, produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Group Companies developed, produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Group Companies since the Reference Date. No Group Company is currently subject to any material product liability-related Proceedings.

(b)          There is no pending or, to the Company’s Knowledge, threatened claim alleging any breach of any material guaranty, warranty, right of return, right of credit or other indemnity as to any Company Products (a “Warranty”). No Group Company has any exposure to, or material Liability under, any Warranty beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Group Companies. Each Company Product developed, produced, manufactured, sold, delivered, distributed or provided by or on behalf of the Group Companies since the Reference Date has been developed, produced, manufactured, sold, delivered, distributed or provided in conformity in all material respects with all Warranties and other contractual commitments.

6.25       Mineral Rights.

(a)          All of the Group Companies’ Salt mines are located on the Owned Real Property.

(b)         All of the Group Companies’ sodium chloride and potassium chloride (“Salt”) interests and rights (including any material claims, concessions, exploration licenses, exploitation licenses, prospecting permits, mining leases and mining rights, in each case, either existing under Contract, by operation of Law or otherwise) (collectively, the “Mineral Rights”), are set out in Section 6.25(b) of the Disclosure Schedule. Other than the listed Mineral Rights, none of Group Companies owns or has any interest in any mineral interests and related rights.

(c)          Except as would not result in material liability to the Group Companies, taken as a whole, all of the Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims. Except as would not result in material liability to the Group Companies, taken as a whole, the Mineral Rights are in good standing under applicable Law in all material respects, all work required to be performed or filed in respect thereof has been performed or filed, all rentals, fees, lease amounts, expenditures and other payments in respect thereof have been paid or incurred and all material filings in respect thereof have been made.

(d)          Except as would not result in material liability to the Group Companies, taken as a whole and except for Permitted Liens, there is no adverse claim against, or challenge to, the Group Companies’ title to or ownership of the Mineral Rights. The Company or one of its Subsidiaries has the exclusive right to exploit the Mineral Rights. No Person other than the Group Companies has any interest in the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest. There are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would reasonably be expected to affect the Company’s or any of its Subsidiary’s interest in the Mineral Rights. To the Knowledge of the Company and except as would not result in material liability to the Group Companies, taken as a whole, there are no restrictions on the ability of the Group Companies to use, transfer or exploit any of the Mineral Rights, except pursuant to the applicable Law.

(e)          No Group Company has received any notice, whether written or, to the Company’s Knowledge, oral, from any Person of any revocation or intention (i) to revoke any interest of such Group Company in any of the Mineral Rights, (ii) to require modifications to the terms of existing contractual arrangements with such Person in relation to the Mineral Rights, or (iii) not to renew any such interest of such Group Company in any of the Mineral Rights in accordance with applicable Law. Except as would not result in material liability to the Group Companies, taken as a whole, the Group Companies have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licenses for operations from landowners or Governmental Authorities permitting the use of real property by the Group Companies, and mineral interests that are required to exploit the development potential of the Mineral Rights as currently contemplated by the Group Companies and no third party or group holds any such rights that are required by the Group Companies to develop any of the Mineral Rights as currently contemplated by the Group Companies. Except as would not result in material liability to the Group Companies, taken as a whole, no Person holds or, since the Reference Date (or, to the Company’s Knowledge, prior to the Reference Date) has asserted, any mineral rights or interests (including any rights to mine or drill for oil, gas or other substances) (y) on, to or under any of the real property covered by any of the Mineral Rights or (z) that are superior to any of the Mineral Rights.

(f)          Section 6.25(f) of the Disclosure Schedule sets forth a true and complete list of all unpatented mining claims, including any associated Royalties, owned by the Group Companies and used in connection with the operation of the Group Companies’ mining or extracting of, or for which the Group Companies have the right to explore for or extract, Salt. To the Company’s Knowledge, all such mining claims have been located and maintained in material compliance with applicable Law and all such mining claims are in good standing and in full force and effect; provided that nothing herein will be a representation by the Company that any unpatented mining claim contains a “discovery” as that term is defined by the Mining Law of 1872.

(g)          Section 6.25(g) of the Disclosure Schedule sets forth a true and complete list of all unpatented mining claims, including any associated Royalties, leased or subleased by the Group Companies and used in connection with the operation of the Group Companies’ mining or extracting of, or for which the Group Companies have the right to explore for or extract, Salt. The Group Companies hold a valid and enforceable leasehold or subleasehold interest in all such mining claims, free and clear of all Liens except for Permitted Liens and all such leases or subleases are in good standing. The Group Companies are, to the extent authorized by Law, in exclusive possession of such leased or subleased premises for mining purposes. No Person, other than the applicable lessors, has any ownership or leasehold interest in any of the leased or subleased land that materially interferes with the operations of the Group Companies in the ordinary course of business. No Group Company is in material breach of any material term of any of such leases and, to the Company’s Knowledge, none of the other parties to any of such leases is in material breach of any of the terms thereof. No Group Company has received any notice of breach of or default under any such lease or sublease that remains outstanding and, to the Company’s Knowledge, no lessor or sublessor has alleged that any breach or default exists that remains outstanding. To the Company’s Knowledge, no event or condition has occurred, either immediately or after notice or lapse of time or both, that would give rise to the cancellation or termination of any of such leases. To the Company’s Knowledge, all such mining claims have been located and maintained in material compliance with applicable Law and all such mining claims are in good standing and in full force and effect; provided that nothing herein will be a representation by the Company that any unpatented mining claim contains a “discovery” as that term is defined by the Mining Law of 1872.

(h)          Section 6.25(h) of the Disclosure Schedule sets forth a true and complete list of all water rights owned by the Group Companies that are required for use in connection with the operation of the Group Companies’ mining or extracting of Salt (the “Water Rights”). The Group Companies have not received from any Person any notice or claim which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, materially affecting the Group Companies’ title to the Water Rights, including notices of non-use regarding such Water Rights.

(i)           Except as would not be material to the Group Companies, taken as whole, there are no deficiencies in title to the interest that gives rise to the right of the Group Companies to mine Salt in the mining operations conducted by the Group Companies as of the date hereof that would, in each case, in accordance with their terms, prevent the Group Companies from continuing to mine Salt immediately after the Closing in the same matter that such mining is conducted as of the date hereof.

(j)          The Group Companies are not party to any outstanding Contracts relating to, or that are, options to acquire all or any part of any Salt mine or mining operation. Except as would not be material to the Group Companies, taken as whole, there are no material royalties, property payments or other similar amounts payable with regard to the Group Companies’ Salt mines.

6.26       Brokers. No Group Company has incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby that will not be treated as a Transaction Expense.

6.27       Trade Control Laws. Since the Reference Date, the Group Companies have been in compliance in all material respects with all applicable import, export control and economic and trade sanctions laws, regulations, statutes and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all material necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any governmental authority required for (a) the import, export and reexport of products, services, software and technologies and (b) releases of technologies and software to foreign nationals (the “Trade Approvals”). In each case, to the Knowledge of the Company, there are no pending or threatened claims against any of the Group Companies, with respect to the Trade Laws or Trade Approvals. The Group Companies have established sufficient internal controls and procedures to ensure compliance with the Trade Laws in all material respects. None of the Group Companies, nor any of their respective employees, officers, directors or, to the Knowledge of the Company, agents acting on behalf of any Group Company, is or has been since the Reference Date: (i) a Sanctioned Person or (ii) engaged in any transactions or dealings, directly or knowingly indirectly, with or for the benefit of a Sanctioned Person or involving a Sanctioned Country, in connection with any Group Company business, in violation of Trade Laws.

ARTICLE VII

PRE-CLOSING COVENANTS

7.01       Reasonable Best Efforts; Closing Conditions. From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 14.01, each of the Parties shall use their reasonable best efforts to cause the conditions set forth in Article X and Article XI to be satisfied and, with respect to the Buyer Parties, take the actions set forth in Sections 3.03(e)(x) and 3.03(e)(xi), in each case, so as to consummate the transactions contemplated herein as promptly as practicable; provided, that notwithstanding this sentence and without limiting any other covenant (including Section 7.04), agreement, remedy (including Section 15.10), representation or warranty in this Agreement, nothing in this Section 7.01 shall require the Company or any of its Subsidiaries or any of their respective Affiliates to actually cure any (a) breach of, or inaccuracy in, any of the representations and warranties in Article VI or in any Ancillary Agreement or (b) any Material Adverse Effect or Seller Material Adverse Effect.

7.02       Notices and Consents. Without limiting the generality of Section 7.01, (a) the Company will, prior to the Closing, deliver the notices set forth on Schedule 7.02 to the third parties set forth on Schedule 7.02 and (b) from and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 14.01, the Company will use reasonable best efforts to obtain the third party consents set forth on Schedule 7.02, and the Buyer Parties will cooperate in all reasonable respects with the Company to obtain all such consents.

7.03       Regulatory Filings.

(a)          Without limiting the generality of Section 7.01 or the other provisions of this Section 7.03, as promptly as practicable after the date hereof, the Buyer Parties and the Company shall make all necessary filings and responses, and thereafter make any other required submissions, with respect to this Agreement or the transactions contemplated hereby, required under any applicable Law, including the Securities Act (but excluding the HSR Act, which is addressed in Section 7.03(b)). From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 14.01, each of the Buyer Parties and the Company shall use their reasonable best efforts to obtain, as promptly as practicable, from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate, effectiveness order, or other order required to be obtained or made by such Party, and to avoid any action or Proceeding by any Governmental Authority, in each case, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein. Neither the Company nor any Buyer Party will, and the Company and each Buyer Party will not permit its respective Subsidiaries to, consent or agree to any voluntary delay of the consummation of the transactions contemplated by this Agreement without the prior written consent of Buyer (in the case of any such consent or agreement by the Company or any of its Subsidiaries) or the Company (in the case of any such consent or agreement by a Buyer Party or any Subsidiary of a Buyer Party), such consent not to be unreasonably withheld, conditioned, or delayed.

(b)         The Buyer Parties and the Company shall make a filing under the HSR Act with respect to this Agreement and the transactions contemplated hereby as promptly as practicable, and in any event within fifteen (15) Business Days, after execution of this Agreement, which filings shall include a request for early termination of the applicable waiting period under the HSR Act. Each of the Buyer Parties and the Company shall, and shall cause its respective Affiliates to, respond as soon as reasonably practicable to any request from any Governmental Authority under the HSR Act or any other antitrust Laws to provide information, documents, or other materials. The Buyer Parties, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of the filing fee under the HSR Act.

(c)          The Buyer Parties and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to resolve as soon as practicable any objections asserted by any Governmental Authority under the HSR Act or any other antitrust Law with respect to this Agreement or the transactions contemplated hereby.

(d)          From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 14.01, the Buyer Parties and the Company shall, and shall cause their Subsidiaries and representatives to, coordinate and cooperate with each other in connection with their respective efforts to obtain all consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits, certificates, effectiveness orders, or other orders from any Governmental Authority necessary in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, which shall include (i) cooperating in all respects with each other in connection with any investigation or other inquiry, (ii) keeping each other promptly informed of any non-ministerial communication received from any Governmental Authority, including the SEC, Federal Trade Commission or U.S. Department of Justice, regarding any of the transactions contemplated hereby, (iii) providing each other with a reasonable opportunity to review any proposed communication with any Governmental Authority, (iv) consulting with each other prior to any meeting or conference with any Governmental Authority, (v) to the extent permitted by such Governmental Authority, permitting each other to attend and participate in any meeting or conference with any Governmental Authority, (vi) promptly furnishing each other with copies of all correspondence, filings and written communications with any Governmental Authority with respect to this Agreement and the transactions contemplated hereby (provided, however, that any correspondence, communications, or submissions provided to the other Party pursuant to this Section 7.03(d) may be redacted or designated “outside counsel only” (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) to prevent the disclosure of competitively sensitive information and (D) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns) and (vii) providing such other information and assistance as the other party may reasonably request in connection with the foregoing.

(e)         Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Buyer Parties or the Company to agree to take any of the following actions in connection with obtaining the expiration or termination of any applicable waiting period and all requisite clearances and approvals under the HSR Act or any other antitrust Law applicable to the transactions contemplated by this Agreement: (i) sell, divest, license, dispose of, or hold separate, any assets or businesses; (ii) terminate, amend, or otherwise modify any Contract or other business relationship; (iii) propose, negotiate, offer, or enter into any consent decree; (iv) agree to be required to obtain “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction, or to make any notification or provide prior notice to any Governmental Authority regarding any proposed future transaction; or (v) otherwise take or commit to take any action that could limit its freedom with respect to, or its ability to retain, one or more of its, its Affiliates’, or the Company’s businesses, product lines or assets.

(f)          From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 14.01, the Buyer Parties, on the one hand, and the Company, on the other hand, shall not, and each of them shall cause their respective Affiliates not to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or in any other manner), any Person or line of business or portion thereof, or otherwise acquire or agree to acquire any assets, if the entry into a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (i) impose any material delay in obtaining, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period and all requisite clearances and approvals under the HSR Act or any other antitrust Law, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting or materially delaying the consummation of the transactions contemplated by this Agreement or (iii) otherwise materially delay the consummation of the transactions contemplated by this Agreement.

7.04       Conduct of the Business.

(a)         From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 14.01, except (i) as set forth on Schedule 7.04, (ii) as otherwise expressly required or contemplated by this Agreement (including the Pre-Closing Reorganization), (iii) as required by applicable Law or (iv) as consented to in writing by Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (x) use reasonable best efforts to carry on the business of the Group Companies in the ordinary course of business in all material respects and (y) not take any action which, if taken after the Latest Balance Sheet Date and prior to the date hereof, would have been required to be disclosed on Schedule 6.08 of the Disclosure Schedule (other than pursuant to Sections 6.08(a) or 6.08(l)(i)) and (z) not to incur any material liability for Taxes outside the ordinary course of business or fail to pay any Income Tax that has become due and payable (including any estimated Income Tax payments). Nothing in this Section 7.04 is intended to result in the Company or any of its Subsidiaries ceding control to Buyer of the Company’s basic ordinary course of business and commercial decisions prior to the Closing Date.

(b)        From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 14.01, the Buyer Parties shall (i) use reasonable best efforts to carry on their business and the business of their Subsidiaries in the ordinary course of business in all material respects and to conduct their businesses as expressly required by this Agreement, (ii) use reasonable best efforts to file all material reports and other material documents with the SEC required to be filed by Buyer Parent under, and in all material respects in accordance with, the Exchange Act and (iii) maintain and preserve, at all times until the earlier of (x) the Closing or (y) the earlier termination of this Agreement pursuant to Section 14.01 and the payment in full of the Termination Fee, Interest and Collection Costs if payable in connection with such termination, all cash, cash equivalents and marketable securities held by the Buyer Parties as of the date hereof, other than any such cash that is used by the Buyer Parties in the ordinary course of business in accordance with past practice, but in any event in an amount not less than an amount that is, together with the proceeds of the Financings, sufficient to permit Buyer to satisfy the Financing Purposes at the Closing and, if necessary, convert any cash equivalents or marketable securities held by the Buyer Parties as of immediately prior to the Closing to cash in order to permit Buyer to satisfy the Financing Purposes at the Closing.

7.05       Access to Information. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, the Company shall (a) provide the Buyer Parties and their authorized agents and representatives reasonable access during normal business hours, and upon reasonable notice, to officers, senior management employees, properties, offices and other facilities of the Group Companies and to the books and records of the Group Companies, in each case, as the Buyer Parties may reasonably request and (b) furnish promptly to the Buyer Parties and their authorized agents and representatives such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Group Companies as the Buyer Parties may reasonably request that is in the reasonable possession or control of the Group Companies and is prepared by the Group Companies in the ordinary course of business, in each case of the foregoing clauses (a) or (b), (i) subject to restrictions under applicable Law and any confidentiality obligations or similar restrictions, (ii) which access (x) does not unreasonably interfere with the normal operations of the Group Companies and (y) shall not extend to any environmental sampling, monitoring or investigation, assessment, analysis or testing, (iii) other than any access or information the provision of which would, in the good faith reasonable belief of the Company, result in the loss of attorney-client privilege or other privilege, and (iv) solely for the purpose of consummating the transactions contemplated hereby (but in no event for the purpose of use in any Proceeding between the Parties or their Affiliates); provided that, if any such requested access or information is withheld due to the foregoing clauses (ii) or (iii), the Company shall use reasonable best efforts to provide the Buyer Parties and their authorized agents and representatives with the requested access or information in a manner that does not create such an issue. No access or investigation pursuant to this Section 7.05 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

7.06      Exclusivity. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, the Seller Parties and the Company shall not, and shall cause their respective Affiliates, directors, officers, employees, investment bankers and other representatives not to, directly or indirectly (a) solicit, initiate, or continue any discussions or negotiations with, authorize, recommend, propose, assist, facilitate, knowingly encourage, or take any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, other than the Buyer Parties and their Affiliates, concerning any Acquisition Proposal, (b) provide or continue to provide information or documentation (or access to such documentation) with respect to the Group Companies to any Person, other than the Buyer Parties and their Affiliates and their respective designated representatives, relating to, or in connection with, an Acquisition Proposal, (c) commence, continue or renew any due diligence investigation regarding continue or otherwise knowingly participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Acquisition Proposal, or (d) enter into any agreement with any Person, other than the Buyer Parties and their Affiliates, regarding or effecting an Acquisition Proposal. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, the Company agrees to notify Buyer in writing reasonably promptly (and in no event later than twenty-four (24) hours) following receipt of any unsolicited proposals or inquiries regarding an Acquisition Proposal and provide information regarding the terms of such proposal (including the identity of the Person submitting the proposal).

7.07       Confidentiality Agreement. Notwithstanding anything to the contrary in that certain Non-Disclosure Agreement, dated as of June 5, 2025, by and among ContextLogic Inc., Emerald Lake Capital Management L.P. and US Salt, LLC (the “Confidentiality Agreement”), the Buyer Parties acknowledge and agree that, as of the date hereof and continuing through the Closing Date, the Buyer Parties and each of their Affiliates, employees and advisors are and remain bound to the Confidentiality Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained therein, the Confidentiality Agreement shall remain in effect until the first to occur of (a) the Closing and (b) the second anniversary of the date on which this Agreement is terminated pursuant to Section 14.01.

7.08       R&W Policy. From and after the date hereof, the Buyer Parties shall not, and shall not permit any of their Affiliates to, amend, modify or waive (a) any provision of the R&W Policy in a manner that is adverse to any Seller Party or any Non-Recourse Party thereof without the prior written consent of the Sellers Representative or (b) the Rollover Seller Closing Date no claims declaration attached to the R&W Policy as of the date hereof without the prior written consent of the Abrams Investors.

7.09       Financial Statements and Other Required Financing Information. The Company shall use reasonable best efforts to provide to Buyer (a) as promptly as practicable following the date of this Agreement, (x) the audited consolidated balance sheet of US Salt Holdings, LLC and subsidiaries as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of operations, changes in member’s equity and cash flows for such years, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, each audited in accordance with the auditing standards of the PCAOB and (y) the unaudited consolidated balance sheet of US Salt Holdings, LLC and subsidiaries as of September 30, 2025 and the related unaudited consolidated statements of operations, changes in member’s equity and cash flows for the nine-month period ending September 30, 2025 (and the comparable period in the prior year), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and reviewed by such company’s independent auditor in a manner customary for inclusion in the a Registration Statement (as defined below), (b) unless this Agreement has theretofore been terminated or the Closing has already occurred, as promptly as practicable after December 31, 2025, but in any event on or prior to March 2, 2026, audited consolidated balance sheet of US Salt Holdings, LLC and subsidiaries as of December 31, 2025, and the related audited consolidated statements of operations, changes in member’s equity and cash flows for such year, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and audited in accordance with the auditing standards of the PCAOB, (c) unless this Agreement has theretofore been terminated, any applicable Registration Statements have been declared effective or the Closing has already occurred, no later than forty (40) days after the end of such quarter, the unaudited consolidated balance sheet of US Salt Holdings, LLC and subsidiaries, and the related unaudited consolidated statements of operations, changes in member’s equity and cash flows for the calendar quarters ended March 31, 2026, June 30, 2026 and September 30, 2026 (and the comparable period in the prior year), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and which financial statements described in this clause (c) shall have been reviewed by such company’s independent auditor for inclusion in the applicable Registration Statement (as defined below) in which Buyer Parent intends to use such financial statements, (d) in connection with providing the financial statements described in clauses (a), (b) and (c), consents of the accountants that prepared such financial statements to the use of such financial statements in the Registration Statement in which Buyer Parent intends to use such financial statements and (e) as promptly as practicable following Buyer’s written request therefor, such other information regarding the Company that is of the type and form reasonably required to be included in a Rights Offering Registration Statement (the information described in clause (a), clause (d) as it relates to clause (a) and clause (e) of this Section 7.09, the “Required Financing Information”).

7.10       Rights Offering; SEC Filings.

(a)        From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Buyer Parent with customary cooperation as is reasonably requested by Buyer Parent to assist Buyer Parent in completing the Rights Offering, including by using reasonable best efforts to (i) participate (and cause the Group Companies’ senior management with appropriate seniority and expertise to participate) in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and (ii) assist the Buyer Parties with the timely preparation of customary offering documents, prospectuses, memoranda and similar documents, in each case required in connection with the Rights Offering.

(b)         As promptly as practicable after the delivery of the Required Financing Information, Buyer Parent shall confidentially submit a registration statement on Form S-1 under the Securities Act to the SEC for the purposes of offering the holders of Parent Stock an opportunity to purchase shares of Parent Stock for an aggregate purchase price of $115,000,000 (the “Rights Offering” and, such registration statement, the “Rights Offering Registration Statement”). Buyer Parent shall further submit, if necessary (as mutually determined by Buyer Parent, the Company and the Abrams Investors, each acting reasonably) such other registration statement under the Securities Act as may be reasonably necessary to consummate the transactions contemplated hereby (such registration statement, if any, together with the Rights Offering Registration Statement, a “Registration Statement”). Buyer Parent shall use reasonable best efforts to (i) publicly file the Rights Offering Registration Statement as promptly as practicable after the date hereof and (ii) have any Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC, including by using reasonable best efforts to cause such Registration Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comment by the SEC or its staff. The Company and the Abrams Investors shall be given reasonable opportunity to review and comment on (i) any Registration Statement, including all amendments and supplements thereto, and (ii) Buyer Parent’s response to any comments of the SEC, in each case, prior to the filing thereof with the SEC. If Buyer Parent or the Company become aware of any event or information that, pursuant to the Securities Act, should be disclosed in an amendment or supplement to a previously filed Registration Statement, then such Party, as the case may be, shall promptly inform the other Party thereof and shall cooperate with such other Party in filing such amendment or supplement with the SEC. Buyer Parent covenants and agrees that no Registration Statement will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC, at the time a prospectus contained in such Registration Statement or any amendment or supplement thereto is first delivered or made available to holders of Parent Stock, and at the time of the closing of the Rights Offering and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)         The Company shall use reasonable best efforts to cooperate with Buyer Parent in the preparation of any Registration Statement and in responding to SEC comments with respect to any Registration Statement, in each case, by using reasonable best efforts to update the Required Financing Information to the extent reasonably necessary in response to comments from the SEC. If the SEC declares the Rights Offering Registration Statement effective, then as promptly as practicable thereafter, Buyer Parent shall commence a period of twenty business days in which its stockholders may participate in the Rights Offering (the “Rights Offering Period”), and Buyer Parent shall use reasonable best efforts to consummate the Rights Offering on the third business day following the completion of the Rights Offering Period.

(d)         No information provided by the Company pursuant to Section 7.09 or Section 7.10 for the purpose of inclusion in a Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)          The Buyer Parties acknowledge and agree that Section 7.09 and this Section 7.10 represent the sole obligations of the Company with respect to cooperation in connection with the Rights Offering. The Company shall be deemed to have complied with Section 7.09 and this Section 7.10 for all purposes of this Agreement unless (i) the Company shall have breached in a material respect its obligations under Section 7.09 or this Section 7.10, (ii) Buyer shall have notified the Company of such breach in writing, describing in reasonable detail the actions that the Company needs to take pursuant to Section 7.09 or this Section 7.10 to cure such breach, (iii) the Company shall not have disputed, in good faith, the existence of such breach, (iv) the Company shall not have taken such actions to cure such breach prior to the Outside Date and (v) the Rights Offering shall have not been obtained as a direct result of such uncured breach. For the avoidance of all doubt, neither the Closing nor any of the conditions to the obligation of the Buyer Parties to consummate the Closing as set forth in Article X shall be dependent or conditioned upon the consummation of the Rights Offering.

(f)          From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, the Buyer Parties shall (i) use reasonable best efforts to maintain in full force and effect the Equity Commitments (and any definitive agreements entered into in connection therewith) in accordance with the terms thereof, (ii) use reasonable best efforts to satisfy or cause to be satisfied, on a timely basis and in any event at or prior to the Closing, all conditions applicable to them in the Equity Commitments, (iii) upon satisfaction of the conditions set forth in the Equity Commitments, consummate the Equity Financing on the Closing Date and (iv) enforce their rights under the Equity Commitments.

7.11        Debt Financing Cooperation.

(a)    From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, the Company will, and will cause its Subsidiaries to, and will use reasonable best efforts to cause its and their respective officers, employees, agents and representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Buyer in connection with the Debt Financing (or any Alternative Financing), including by using reasonable best efforts to:

(i)           as promptly as reasonably practicable, timely furnish to Buyer and the Debt Financing Sources and their respective representatives such customary and reasonably available information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, including such information as is necessary to allow the Buyer Parties, their advisors and the Debt Financing Sources to prepare pro forma financial statements (provided that the Company will not have to prepare any pro forma financial statements or, without limiting Section 7.09, any other financial statements that have not already been prepared by the Company);

(ii)          assist in preparation for, and participate in, a reasonable number of marketing efforts (including lender meetings and calls), presentations, due diligence sessions (including accounting due diligence sessions), sessions with prospective lenders and other investors, and other meetings (including customary one-on-one meetings or conference calls between senior management and other representatives of the Company and its Subsidiaries, on the one hand, and any actual or potential Debt Financing Source, on the other hand), in each case, upon reasonable advance notice and via video conference;

(iii)         assist Buyer in its preparation of (A) bank information memoranda (including executing and delivering customary authorization letters with respect thereto), (B) rating agency presentations and related materials, (C) lender and investor presentations and (D) other customary marketing and syndication materials for the Debt Financing and using reasonable best efforts to identify any portion of the information set forth in any of the foregoing that would constitute material, non-public information if the Company or any of its Subsidiaries were a public reporting company;

(iv)          assist with the preparation of definitive financing documentation and the schedules, opinions and exhibits thereto, obtain a certificate of the chief financial officer (or person performing similar functions) of the Company and its Subsidiaries with respect to solvency matters in the form attached to the Debt Financing Commitment as of the date hereof and facilitate the pledging of, and granting of liens on, collateral for the Debt Financing (including reasonable cooperation in connection with Buyer’s efforts to obtain real estate surveys, Phase I environmental assessments, title insurance, property and liability insurance certificates and related endorsements, asset appraisals, field audits and evaluations of cash management systems; provided, however, that notwithstanding anything else contained herein, in no event shall (x) any Group Company be required to provide any affidavits or indemnification agreements in connection herewith that would be effective prior to the Closing or (y) any Group Company or Seller Party be required to provide any affidavits or indemnification agreements in connection herewith), in each case, as may be reasonably requested and subject to the occurrence of the Closing;

(v)           subject to Section 7.01, cooperating in satisfying the conditions precedent set forth in the Debt Financing Commitment or any definitive document related to the Debt Financing that are within the control of the Group Companies;

(vi)        provide, at least three (3) Business Days prior to the Closing Date, all documentation and information requested by Buyer and the Debt Financing Sources as is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and the requirements of 31 C.F.R. §1010.230, to the extent requested at least ten (10) Business Days prior to the Closing Date;

(vii)        provide customary authorization and representation letters to the Debt Financing Sources authorizing distribution of information to other prospective financing sources and customary 10b-5 and absence of material non-public information representations with respect to the Company;

(viii)       take all other actions reasonably requested by the Buyer to satisfy any requirement necessary to permit the consummation of the Debt Financing to the extent such condition requires cooperation of, or is within the control of, the Company and otherwise assist in the cooperation of the respective conditions to the Debt Financing in the Debt Financing Commitment or definitive documents relating thereto; and

(ix)          take, no earlier than the Closing, customary corporate and other organizational actions necessary and reasonably requested by Buyer to permit consummation of the Debt Financing on the Closing Date.

(b)         Notwithstanding the foregoing, nothing in this Section 7.11 or Section 7.10 requires any cooperation to the extent that it would (i) require the Company or any of its Subsidiaries or any of their officers, directors or employees to execute or enter into any agreement with respect to the Debt Financing (other than (x) those officers or employees continuing in such roles after Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing, and (y) the customary authorization letters referred to above included in any marketing materials for the Debt Financing), (ii) requires the officers, directors or employees of the Company and its Subsidiaries to approve, adopt, execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than those directors continuing in such roles after Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing), (iii) require the Company or any of its Subsidiaries to give or agree to give to any other Person any indemnities or pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer, (iv) require the Company or any of its Subsidiaries to provide information, the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (v) require the Company or any of its Subsidiaries to provide (w) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (x) any financial statements or information that are not available to Company and not prepared in the ordinary course of the Company’s financial reporting practice, (y) any description of all or any component of the Debt Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), or (z) projections, risk factors or other forward-looking statements (which items shall be the sole responsibility of Buyer), (vi) require the Company or any of its Subsidiaries to take any action which would result in the Company or any of its Subsidiaries or any of their Affiliates incurring any liability or cause any director, officer or employee of the Company or any of its Subsidiaries or Affiliates to incur any personal liability or (vii) unreasonably interfere with the ongoing business operations of the Company and its Subsidiaries.

(c)          The Company hereby consents to the use of the Company’s and the Company’s Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended to harm, disparage or otherwise adversely affect the Company and its Subsidiaries or their reputation or goodwill.

(d)        Buyer shall be permitted to disclose any non-public or otherwise confidential information provided pursuant to this Section 7.11 to any actual or potential Debt Financing Sources in connection with the Debt Financing, subject to customary confidentiality undertaking by such Debt Financing Sources.

(e)         The Buyer Parties acknowledge and agree that this Section 7.11 represents the sole obligations of the Company with respect to cooperation in connection with the Debt Financing. The Company shall be deemed to have complied with this Section 7.11 for all purposes of this Agreement unless (i) the Company shall have breached in a material respect its obligations under this Section 7.11, (ii) Buyer shall have notified the Company of such breach in writing, describing in reasonable detail the actions that the Company needs to take pursuant to this Section  7.11 to cure such breach, (iii) the Company shall not have disputed, in good faith, the existence of such breach, (iv) the Company shall not have taken such actions to cure such breach prior to the Outside Date and (v) the Debt Financing shall have not been obtained as a direct result of such uncured breach. For the avoidance of all doubt, neither the Closing nor any of the conditions to the obligation of the Buyer Parties to consummate the Closing as set forth in Article X shall be dependent or conditioned upon the consummation of the Debt Financing.

7.12       Debt Financing Efforts.

(a)         From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, the Buyer Parties shall use reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (subject to replacement thereof in accordance with this Section 7.12), including using reasonable best efforts to: (i) maintain in full force and effect the Debt Financing Commitments (and any definitive agreements entered into in connection therewith) in accordance with the terms thereof, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions not less favorable to the Buyer Parties, taken as a whole, than the terms and conditions contained in the Debt Financing Commitments on the date of this Agreement (provided that the definitive agreements with respect to the Debt Financing shall not contain any new or additional conditions or contingencies, or any amendment, modification or expansion of existing conditions, to receipt of the Debt Financing from those set forth in Debt Financing Commitments as of the date of this Agreement), (iii) on a timely basis, satisfy or cause to be satisfied all conditions applicable to it and its Affiliates in the Debt Financing Commitment at or prior to the Closing, (iv) upon satisfaction of the conditions set forth in the Debt Financing Commitment, consummate the Debt Financing on the Closing Date (including by instructing the Debt Financing Sources and other Persons providing the Debt Financing to provide the Debt Financing) and (v) enforce its rights under the Debt Financing Commitment.

(b)         The Buyer Parties shall have the right, from time to time, to amend, supplement or otherwise modify, or waive any of their rights under, the Debt Financing Commitment so long as such amendment, supplement, modification or waiver does not (i) reduce the aggregate amount of the Debt Financing below an amount that, together with the proceeds of the Equity Financing and any other cash available to Buyer and Buyer Parent at the Closing (including cash available to Buyer Parent from the Rights Offering), would be sufficient to satisfy the Financing Purposes, (ii) in respect of certainty of funding, impose additional conditions to the receipt of the Debt Financing in a manner that would delay, impede or prevent the funding of the Debt Financing on the Closing Date or (iii) otherwise reasonably be expected to (x) materially delay or prevent the Closing, (y) make the timely funding of the Debt Financing less likely to occur or (z) adversely impact the ability of the Buyer Parties to enforce its rights against any other party to the Debt Financing Commitment (clauses (i) through (iii), collectively, the “Prohibited Financing Amendments”), it being understood that amendments, modifications, supplements, waivers, restatements or replacements to (A) modify pricing contemplated by the Debt Financing Commitment, (B) add additional lenders, lead arrangers, bookrunners, agents and similar entities who had not previously executed the Debt Financing Commitment (including the replacement of a Debt Financing Source or the assignment of all or a portion of the commitments) and reallocate commitments or assign or re-assign titles and roles to or among parties to the Debt Financing Commitment or (C) establish the ability to issue any notes or other securities, in each case, shall not be a Prohibited Financing Amendment. In the event that, prior to the Closing Date, any portion of the Debt Financing becomes unavailable, the Buyer Parties shall promptly notify the Company and use reasonable best efforts to obtain or arrange alternative financing sources in an amount, which together with any portion of the Debt Financing still available, the Equity Financing and available cash of the Buyer Parties (including cash available to the Buyer Parties from the Rights Offering), is sufficient to satisfy the Financing Purposes (the “Alternative Financing” and any such Alternative Financing being deemed to constitute “Debt Financing” and the debt commitment letter with respect thereto and any fee letters with respect thereto being deemed to constitute a “Debt Financing Commitment”), and the Buyer Parties shall deliver to the Company true, complete and correct copies of the executed debt commitment letter with respect to such Alternative Financing (and the related fee letter, which may be redacted in the manner set forth in Section 4.06) promptly following the execution thereof.

(c)         From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, Buyer shall (x) give the Company prompt notice (i) of any breach or default (or any event or circumstance that, with or without the lapse of time, or both, would give rise to any breach or default) of any material provision of the Debt Financing Commitment by any party thereto, (ii) of any termination of the Debt Financing Commitment or any written refusal by any Debt Financing Source to provide, or written intent to refuse to provide, the financing contemplated by the Debt Financing Commitment, (iii) of any material dispute or disagreement between or among any parties to the Debt Financing Commitment with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the definitive written agreements with respect to the Debt Financing) and (iv) if for any reason the Buyer Parties have determined in good faith that they will not be able to obtain all or any portion of the Debt Financing on the terms contemplated by the Debt Financing Commitment and (y) otherwise keep the Company reasonably informed of the status of the Buyer Parties’ efforts to arrange the Debt Financing upon the written request of the Company. Upon the written request of the Company from time to time, the Buyer Parties shall apprise the Company of any other material developments relating to the Debt Financing.

(d)          At least three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with draft payoff letters, in customary form and substance, from the holders of all Debt listed on Schedule 3.03(a)(v) (the “Payoff Letters”) that (i) confirm and specify the aggregate amounts required to repay in full all such Debt outstanding as of the Closing (including principal, interest, fees, expenses, premium and all other amounts payable in respect thereof), (ii) provide that, upon payment in full of the amounts indicated, all related Liens with respect to the assets of the Company or its Subsidiaries shall be automatically terminated and all collateral documentation entered into in connection therewith shall automatically be released and be terminated with no further force and effect and that the Company (or its designee) shall have the authority to file customary releases with respect to such Liens and (iii) provide for delivery to the Company (or its designee) of all possessory collateral in such lenders’ possession on the Closing Date (or as soon as possible thereafter).

(e)          Upon the earlier of the Closing (including through an increase to the Cash Amount) and the termination of this Agreement pursuant to Section 14.01, Buyer shall reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket fees, costs and expenses of legal counsel) incurred by the Company or its Subsidiaries or representatives in connection with the Debt Financing, including the provision of assistance pursuant to Section 7.10 or Section 7.11. Further, the Buyer Parties shall indemnify, defend, hold harmless and reimburse the Company and its Subsidiaries and all of their respective officers, directors, employees, agents and representatives for, from and against all losses (other than lost profits), liabilities, damages (other than punitive damages (unless paid or payable to a third party)), claims and reasonable and documented out-of-pocket fees, costs or expenses incurred by any of them in connection with the Rights Offering or the Debt Financing, including their compliance with Section 7.10 or Section 7.11, except to the extent such liabilities or losses directly arise from the Fraud or willful misconduct of the Company or any of its Subsidiaries or any of their respective directors, managers, officers or employees.

7.13     D&O Tail. At or prior to the Closing, the Company shall purchase an extended reporting period endorsement under the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance coverages of the Group Companies to provide directors, officers and managers (each, a “D&O Indemnified Person”) of the Group Companies in effect immediately prior to the Closing covering (with terms no less favorable to any of the D&O Indemnified Persons of the Group Companies than the coverage for such Persons in effect as of the date of this Agreement) for a period of at least six (6) years after the Closing (the “D&O Tail”). Buyer shall not, and shall cause the Group Companies not to, take any action that would result in the cancellation or termination of, or adversely amend or otherwise modify, the D&O Tail. The cost of the D&O Tail shall be a Transaction Expense if unpaid as of the Closing.

7.14     Pre-Closing Reorganization. At least fifteen (15) days prior to the anticipated Closing Date, the Company shall provide Buyer with drafts of all agreements and instruments pursuant to which the Pre-Closing Reorganization will be consummated and shall consider in good faith any comments thereto provided by Buyer in writing no later than ten (10) days after Buyer’s receipt thereof; provided, that, if such agreements and instruments to effect the Pre-Closing Reorganization deviate from the terms set forth on Exhibit A or impose any post-Closing liability on the Company or any of its Subsidiaries (including Blocker), the Buyer’s prior written consent shall be required. Prior to the Closing, the applicable Seller Parties and the Company shall consummate the Pre-Closing Reorganization in accordance with such agreements and instruments.

7.15      Buyer Pre-Closing Reorganization. At least fifteen (15) days prior to the anticipated Closing Date, the Buyer Parties shall provide the Abrams Investors with drafts of all agreements and instruments pursuant to which the Buyer Pre-Closing Reorganization will be consummated and shall consider in good faith any comments thereto provided by the Abrams Investors in writing no later than ten days (10) after the Abrams Investors’ receipt thereof; provided, that, if such agreements and instruments to effect the Buyer Pre-Closing Reorganization deviate from the terms set forth on Exhibit B or impose any post-Closing liability on any Buyer Party, the Abrams Investors’ prior written consent shall be required. Prior to the Closing, the Buyer Parties shall consummate the Buyer Pre-Closing Reorganization in accordance with such agreements and instruments.

7.16       Certain Matters Concerning the Opinion. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14.01, (a) each of the Buyer Parties hereby covenants and agrees: (i) not to waive, amend or modify any provision of the Organizational Documents of Buyer Parent (including, for the avoidance of doubt, Section 2 of Article XIV of the Certificate of Incorporation of Buyer Parent (the “Buyer Parent Charter”)) that prohibits or limits the transfer of shares of Parent Stock in order to preserve tax attributes of Buyer Parent (including the Tax Benefits (as defined in the Buyer Parent Charter)) (other than any waiver necessary to allow the Abrams Investors or any other Rollover Seller to acquire shares of Parent Stock as expressly contemplated by this Agreement, the Equity Commitments or the Secondary Purchase Agreement), (ii) not to provide any consent pursuant to Section 3 of Article XIV of the Buyer Parent Charter to any 4.9-percent Transaction (as defined in the Buyer Parent Charter) (other than any consent necessary to allow the Abrams Investors or any other Rollover Seller to acquire shares of Parent Stock as expressly contemplated by this Agreement, the Equity Commitments or the Secondary Purchase Agreement), (iii) not to take any action, and not to omit to take any reasonable action, in each case, that would cause any of the facts, statements or assumptions set forth on Schedule 4.16 attached hereto to fail to be true, correct and complete as of immediately prior to, and at and as of, the Closing, such that E&Y is unable to deliver the Opinion at the Closing, (iv) to the extent that any of the facts, statements or assumptions set forth on Schedule 4.16 attached hereto ceases or otherwise fails to be true, correct and complete in any respect after the date hereof and prior to the Closing, or to the extent the assumptions that E&Y has heretofore indicated to Buyer Parent will be contained in the Opinion fail to be accurate, to use reasonable best efforts to remedy and fully cure such failure or inaccuracy as soon as possible; (v) to deliver any certificate of representations required by E&Y (or such other nationally recognized accounting firm providing the Opinion) in order to obtain the Opinion at or prior to the Closing, to the extent that the statements required therein are true, (vi) to use reasonable best efforts to cause E&Y to deliver the Opinion at the Closing, (vii) in the event that, at any time prior to the Closing, E&Y refuses to provide, or provides any Buyer Party of any of their respective representatives with written notice of E&Y’s intent to refuse to provide, the Opinion, or if any Buyer Party for any reason determines in good faith that E&Y will not issue the Opinion at the Closing, use reasonable best efforts to obtain the Opinion from any other nationally recognized accounting firm and, for the avoidance of doubt, receipt of any such Opinion (or any Opinion from another nationally recognized accounting firm obtained by the Company in accordance with the final sentence of this Section 7.16) shall satisfy the conditions set forth in Section 10.07 and 11.06), (viii) keep the Company reasonably informed of the status of the Buyer Parties’ efforts to obtain the Opinion and reasonably cooperate with the Company in such efforts and (ix) to use reasonable best efforts to facilitate issuance by E&Y to Buyer Parent of an opinion similar to the Opinion on or after the date hereof; (b) BCP hereby covenants and agrees not to, and to cause its Affiliates not to, take any action, and not to omit to take any action, in each case, that would cause any of the facts, statements or assumptions set forth on Schedule 4.16 attached hereto to fail to be true, correct and complete as of immediately prior to, and at and as of, the Closing, that are inconsistent with the assumptions that E&Y has heretofore indicated to Buyer Parent will be contained in the Opinion or that would otherwise prevent E&Y from rendering the Opinion at the Closing, and (c) the Abrams Investors hereby covenant and agree not to, and to cause their Affiliates not to, acquire any Equity Securities of Buyer Parent during the period from and including the date hereof to and including the Closing Date, except as expressly contemplated by this Agreement (i.e., pursuant to the Backstop Equity Commitment, in the Parent Contribution and Exchange and pursuant to the Secondary Purchase Agreement). Without limitation of any other rights or remedies that the Company may have hereunder, in the event that the Company reasonably believes that the Buyer Parties are not performing and complying with their covenants and agreements set forth in this Section 7.16, the Company may, upon prior written notice to Buyer Parent describing in reasonable detail the nature of such breach and after a period of five (5) Business Days in which Buyer Parent may cure such failure (provided that such cure period shall not apply to habitual breaches), assume control of the process to obtain the Opinion and the Buyer Parties shall cooperate with such efforts; provided that (x) the Buyer Parties shall be given the opportunity to participate in any material discussions with the accounting firm delivering the Opinion (whether E&Y or another nationally recognized accounting firm), (y) the Buyer Parties shall, upon request, be provided with any material documents relating to the preparation of the Opinion that are provided to the accounting firm delivering the Opinion by the Company and were not prepared by the Buyer Parties or their Affiliates or BCP, and (z) the identity of the accounting firm delivering the Opinion, if not E&Y or another “big 4” firm, shall be a nationally recognized accounting firm and subject to the approval of Buyer Parent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

POST-CLOSING COVENANTS

8.01      Further Assurances. From and after the Closing, upon the reasonable request of a Party and at such Party’s expense, each of the other Parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.02      Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, the Buyer Parties shall not, and shall not permit Blocker or the Company or any of its Subsidiaries to, amend, repeal, modify or waive any provision in Blocker’s or the Company’s or any of its Subsidiaries’ Organizational Documents as in effect on the date hereof providing exculpation or indemnification of individuals who, at or prior to the Closing, were directors, officers or managers of Blocker or the Company or any of its Subsidiaries (the “Company D&O Persons”) in any manner that would adversely affect the rights of the Company D&O Persons thereunder with respect to periods prior to the Closing, unless expressly required by, and then only to the extent required by, appliable Law. The Company D&O Persons are express and intended third party beneficiaries of this Section 8.02, each of whom may enforce the provisions of this Section 8.02.

8.03      Access to Books and Records. For a period of seven (7) years after the Closing Date, Buyer shall, and shall cause Blocker and the Company and its Subsidiaries to, provide the Sellers Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable notice and subject to applicable Laws relating to the exchange of information, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date to the extent reasonably necessary to participate in or defend any Proceeding relating to or involving the Sellers Representative or any Seller Party (other than a Proceeding in which the Buyer Parties or their Affiliates are adverse to any of the Seller Parties or the Sellers Representatives or any of their respective Affiliates), discharge any Seller Party’s or the Sellers Representative’s obligations under this Agreement or to comply with the financial or tax reporting requirements of any Seller Party or Affiliate thereof. Buyer shall not be required to disclose any books or records pursuant to this Section 8.03 if Buyer determines in its reasonable judgment after consultation with outside legal counsel that such disclosure would be prohibited by Law or would result in the loss of attorney-client privilege or other privilege, in which case Buyer shall, to the extent practicable, use reasonable best efforts to provide the Sellers Representative and its authorized representatives with the requested information in a manner that does not create such an issue.

8.04       Public Announcements. The Company and Buyer Parent shall make a joint press release relating to this Agreement, the text of which has been agreed to by each of Buyer Parent, the Company and the Abrams Investors prior to the execution of this Agreement (the “Signing Press Release”), as promptly as reasonably practicable after the execution of this Agreement. After the execution of this Agreement, Buyer Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, applicable securities Laws, which the Abrams Investors and the Company shall have the opportunity to review and comment upon prior to filing (and Buyer Parent shall consider any comments in good faith). Prior to the Closing, the Company, Buyer Parent and the Abrams Investors, each acting reasonably, shall mutually agree upon the text of a joint press release to be made by the Company and Buyer Parent on the Closing Date announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”), and each of the Company and Buyer Parent shall issue the Closing Press Release promptly following the Closing. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Buyer Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable securities Laws, which the Abrams Investors and the Sellers Representative shall have the opportunity to review and comment upon prior to filing (and Buyer Parent shall consider any comments in good faith). From and after the date hereof, except for the Signing Press Release, the Closing Press Release, the Signing Filing and the Closing Filing, no Party shall make any press release or other public statement or announcement (including through social media platforms) with respect to this Agreement or any of the transactions contemplated by this Agreement, without the prior written consent of Buyer Parent and the Sellers Representative unless required by applicable Law, in which case such Party shall reasonably consult with Buyer Parent and the Sellers Representative as to the form and contents of such press release or other public statement or announcement. Notwithstanding the foregoing or anything to the contrary contained herein, the Abrams Investors and the Emerald Investors and their respective Affiliates shall be entitled to furnish customary information concerning the Company, their respective investments therein and the transactions contemplated by this Agreement to their investors and prospective investors for fundraising, financial reporting and other customary purposes, so long as the receipts of such information are subject to customary confidentiality obligations with respect thereto.

ARTICLE IX

TAX COVENANTS

9.01      Cooperation on Tax Matters. The Buyer Parties and the Sellers Representative shall provide such material documents and other relevant information, as each may reasonably request of the other, in connection with the preparation of any Tax Return or the defense of any audit, litigation or other Proceeding with respect to Taxes imposed on Blocker or the Group Companies. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information of Blocker or the Group Companies that are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding and making employees of the Group Companies available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.02       Transfer Taxes. The Seller Parties will collectively bear fifty percent (50%), and the Buyer Parties will collectively bear fifty percent (50%) of all real property transfer taxes, stamp taxes, stock transfer taxes, or other Taxes imposed on Blocker, the Group Companies or one or more of the Seller Parties under applicable Law as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Company and the Buyer Parties shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection herewith.

9.03        Tax Returns.

(a)          After the Closing, the Sellers Representative, at the Seller Parties’ sole cost and expense, shall file or cause to be filed all Flow-Through Tax Returns for Pre-Closing Tax Periods due (taking into account extensions of time to file) after the Closing Date and that are not filed prior to the Closing (each, a “Seller Prepared Return”). Each Seller Prepared Return shall be prepared in a manner consistent with past practice (other than any changes required pursuant to the One Big Beautiful Bill Act or as otherwise required by applicable Law); provided that such Seller Prepared Returns shall be prepared in accordance with the principles of Section 9.04 and the Intended Tax Treatment and shall be consistent with the Final Allocation; provided, further that the Group Companies shall claim any bonus depreciation deductions or credits and research and development or other Tax deductions or credits in a Pre-Closing Tax Period (by election or otherwise) to the maximum extent permitted by the One Big Beautiful Bill Act and other applicable Law. The Sellers Representative shall deliver to Buyer at least thirty (30) days before the date on which each Seller Prepared Return is due (taking into account any applicable extensions) for Buyer’s review and comment, and Sellers Representative shall in incorporate any reasonable comments made in writing by Buyer to the Sellers Representative at least ten (10) days before the due date for filing such Tax Return (taking into account any applicable extensions). Buyer shall, and shall cause the Company and its Subsidiaries to cooperate reasonably with the Sellers Representative in the preparation and filing of the Seller Prepared Returns (including by causing appropriate officers of the Company and its Subsidiaries to join in the execution of any such Seller Prepared Return).

(b)         After the Closing, Buyer shall, at its sole cost and expense, prepare and file or cause to be prepared and filed when due (taking into account all extensions properly obtained) all Tax Returns of Blocker and Group Companies (other than any Seller Prepared Returns) with respect to any Pre-Closing Tax Period or Straddle Period (each, a “Buyer Prepared Return”). Buyer shall prepare (or cause to be prepared) any such Tax Returns that are Income Tax Returns in a manner consistent with past practice (other than any changes required pursuant to the One Big Beautiful Bill Act or as otherwise required by applicable Law); provided that, the Buyer Prepared Returns shall be prepared in accordance with the principles of Section 9.04 and the Intended Tax Treatment and shall be consistent with the Final Allocation; provided, further that the Group Companies shall claim any bonus depreciation deductions or credits and research and development or other Tax deductions or credits in a Pre-Closing Tax Period (by election or otherwise) to the maximum extent permitted by the One Big Beautiful Bill Act and other applicable Law. Buyer shall deliver to the Sellers Representative thirty (30) days before filing any Buyer Prepared Return that includes the Pre-Closing Tax Period for review and comment, and Buyer shall incorporate any reasonable comments made in writing by the Sellers Representative to Buyer.

(c)          The Buyer Parties shall not, and shall cause their Affiliates (including Blocker and the Group Companies) not to, (x) (i) file (except in accordance with Section 9.03(a) or Section 9.03(b)), amend, re‑file or otherwise modify any Tax Return relating in whole or in part to Blocker or the Group Companies with respect to any Pre‑Closing Tax Period (or portion thereof), (ii) make, revoke or change any Tax election with respect to, or that has retroactive effect to, any Pre‑Closing Tax Period (or portion thereof) of Blocker or the Group Companies, (iii) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of Blocker or the Group Companies for any Pre-Closing Tax Period (or portion thereof), (iv) voluntarily approach or engage in any voluntary disclosure with any Taxing Authority regarding any Taxes or Tax Returns of Blocker or the Group Companies with respect to a Pre‑Closing Tax Period (or portion thereof), including in jurisdictions in which Blocker or the Group Companies have not filed Tax Returns or paid Taxes, or (v) take any other action with respect to the Pre-Closing Tax Period, in each case, that would (A) increase (i) the Taxes of any Group Company included in Debt, Working Capital, or Transaction Expenses, or (ii) the Taxes of any Seller Party (or their direct or indirect owners) or (B) decrease the amount of any Tax Refunds owed to the Cash Sellers under Section 9.09 or (y) make any election under Code Section 338 or Code Section 336 (or any similar provision under state, local or non-U.S. law) with respect to the acquisition of Blocker.

9.04       Straddle Periods. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, (i) the amount of Taxes of Blocker or any Group Company based on or measured by income, gross or net sales, payroll or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership in which any Group Company holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciations and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and (ii) any other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis. For computing any Income Taxes of Blocker or the Group Companies for the Tax Amount, all the Transaction Tax Deductions shall be allocated to the taxable period ending on the Closing Date or the pre‑Closing portion of the Straddle Period, as applicable. In connection with the preparation of any Tax Return pursuant to Section 9.03(a) or Section 9.03(b), all Transaction Tax Deductions shall be reflected in the portion of Tax Returns of Blocker and the Group Companies for the period (or portion of a period) ending on the Closing Date to the maximum extent permitted by applicable Law and, as and to the extent applicable, the Buyer Parties and the Group Companies shall make, on all applicable Seller Prepared Returns and Buyer Prepared Returns, an election to deduct seventy percent (70%) of all “success based” fees under Revenue Procedure 2011-29, 2011 IRB 18. The Buyer Parties agree to report with respect to Blocker, all transactions not in the ordinary course of business occurring on the Closing Date after the Blocker Sale Closing (other than transactions expressly contemplated by this Agreement) as occurring on the day following the Closing Date to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (and any similar provisions of state, local, or non-U.S. Tax Law).

9.05       Tax Characterization of the Transactions. For U.S. federal Income Tax purposes, the Parties intend that:

(a)         Step 1 of the Pre-Closing Reorganization as set forth on Exhibit A attached hereto is treated as a tax-deferred contribution under Section 721(a) of the Code and, as a result thereof, the US Salt Intermediate Holdings, LLC Tax partnership will terminate under Section 708 of the Code;

(b)          Step 2 of the Pre-Closing Reorganization as set forth on Exhibit A attached hereto is treated as a tax-free distribution in complete redemption of the Abrams Investors’ interests in Emerald Fund under Section 731(a) of the Code for which no money is distributed and with the Abrams Investors’ basis in the equity interests of the Aggregator received in exchange therefor being determined under Section 732(b) of the Code;

(c)          Step 3 of the Pre-Closing Reorganization as set forth on Exhibit A attached hereto is treated as a tax-free distribution in partial redemption of Emerald GP’s interest in Emerald Fund under Section 731(a) of the Code for which no money is distributed and with Emerald GP’s basis in the equity interests of the Aggregator received in exchange therefor being determined under Section 732(a) of the Code;

(d)          Step 4 of the Pre-Closing Reorganization as set forth on Exhibit A attached hereto is treated as a tax-free distribution in complete redemption of Emerald GP’s, Emerald Fund’s, Blocker’s and the Abrams Investors’ interests in Aggregator under Section 731(a) of the Code for which no money is distributed and with Emerald GP’s, Emerald Fund’s, Blocker’s and the Abrams Investors’ basis in the Company Units received in exchange therefor being determined under Section 732(b) of the Code,

(e)          each step of the Buyer Pre-Closing Reorganization as set forth on Exhibit B attached hereto is disregarded;

(f)          the Parent Contribution and Exchange is either (i) a taxable transaction under Section 1001 of the Code or (ii) a tax-deferred contribution under Section 351 of the Code, and such determination will depend on the outcome of the Rights Offering (and, in particular, whether the Parent Contribution and Exchange, the Rights Offering and the Equity Financing (if any) to Buyer Parent constitutes an integrated transaction in which the applicable transferors are in “control” of Buyer Parent within the meaning of Section 351 of the Code and the Treasury Regulations thereunder), as reasonably determined by Ernst & Young, LLP (“E&Y”) or such other nationally recognized accounting firm mutually agreed by the Abrams Investor and the Buyer Parties;

(g)          the Blocker Sale is either (i) a taxable transaction under Section 1001 of the Code, with Buyer Parent purchasing the applicable membership interests in the Blocker from Blocker Seller in exchange for such Blocker Sellers’ portion of the Closing Consideration, or (ii) “other property” as described in Section 351(b) of the Code;

(h)          (i) the Buyer Rollover, the Internal Contribution and Exchange and the Company Sale together is an assets-over partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), (ii) the Buyer is the continuing partnership for U.S. federal Income Tax purposes under Section 708 of the Code and the Company is treated as terminated as of the end of the day on the Closing Date, (iii) the Company Sale is a sale within a merger pursuant Treasury Regulations Section 1.708-1(c)(4) with Buyer purchasing the applicable interests in the Company from the Cash Sellers in exchange for such Cash Sellers’ portion of the Closing Consideration and (iv) the Buyer Rollover and Internal Contribution and Exchange are tax-deferred transactions under Sections 721(a) and 731(a) of the Code, as applicable;

(i)          the Management Contribution is treated as a tax-deferred contribution under Section 721(a) of the Code; and

(j)          the transactions contemplated by this Agreement (including the Parent Contribution and Exchange, the Rights Offering and the Equity Financing (if any) to Buyer Parent) and by the Secondary Purchase Agreement will not give rise to an “ownership change” as defined in Section 382(g) of the Code with respect to Buyer Parent (such intended tax treatment as set forth in clauses (a) – (j), the “Intended Tax Treatment”).

Except to the extent required by a determination within the meaning of Section 1313(a) of the Code, the Parties shall report such transactions on all U.S. federal Income Tax Returns consistent with Intended Tax Treatment. The Parties shall reasonably cooperate to give effect to this Section 9.05, including the determination described in clause (f) above.

9.06       Tax Elections. Notwithstanding anything to the contrary herein, the Buyer Parties and the Seller Parties shall cooperate to cause the Company to make a “push out” election under Section 6226 of the Code (and any corresponding election available under applicable state or local law) with respect to any imputed underpayment of or with respect to the Group Companies for any Pre-Closing Tax Period. The Company and any Subsidiary thereof that is treated as a partnership for U.S. federal Income Tax purposes will make, or cause to be made, to the extent not already in effect, a valid election under Section 754 of the Code (and any analogous state or local elections) for the taxable year that includes the Closing Date.

9.07      Tax Contests. If any Governmental Authority notifies any Buyer Party, the Group Companies, the Sellers Representative or any of their respective Affiliates of its intent to conduct an examination relating to Taxes or Tax Returns of the Group Companies for any Pre-Closing Tax Period or Straddle Period (each, a “Tax Contest”), such Party shall notify the Sellers Representative and Buyer promptly (and in any event within ten (10) days) after its receipt of such notice from such Governmental Authority.

(a)          The Sellers Representative shall have the right, but not the obligation, to control any Tax Contests with respect to any Flow-Through Tax Return for any Pre-Closing Tax Period (each a “Seller Tax Contest”). The Sellers Representative shall promptly (and in any event within ten (10) Business Days after receipt of notice), notify Buyer whether the Sellers Representative intends to exercise its right to control a Seller Tax Contest. Buyer shall, and shall cause the Group Companies to, cooperate reasonably with the Sellers Representative in connection with any Tax Contest.

(b)          In the event that the Sellers Representative elects to control a Seller Tax Contest, then: (i) the Sellers’ Representative shall control such Seller Tax Contest diligently and in good faith; (ii) the Sellers Representative shall keep Buyer reasonably informed regarding the status of such Seller Tax Contest and shall provide to Buyer copies of any written correspondence received from or provided to a Governmental Authority related to such Seller Tax Contest; (iii) Buyer shall have the right to participate, or cause the applicable Group Company to participate, in such Seller Tax Contest and in connection therewith, the Sellers Representative shall provide Buyer or the applicable Group Company, as applicable, with the opportunity to attend conferences with the applicable Governmental Authority and to review and provide comments with respect to written responses provided to the applicable Governmental Authority; and (iv) the Sellers Representative shall not settle, resolve, compromise or abandon such Seller Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          In the case of a Tax Contest described in Section 9.07(a) that is not controlled by the Sellers Representative: (i) Buyer shall control such Seller Tax Contest diligently and in good faith; (ii) Buyer shall keep the Sellers Representative reasonably informed regarding the status of such Tax Contest and shall provide Buyer copies of any written correspondence received from or provided to a Governmental Authority related to such Tax Contest; (iii) the Sellers Representative shall have the right to participate in such Tax Contest and in connection therewith, Buyer shall provide the Sellers Representative with the opportunity to attend conferences with the applicable Governmental Authority and to review and provide comments on any written responses to be provided to the applicable Governmental Authority, and (iv) Buyer shall not settle, resolve, compromise or abandon such Tax Contest without the prior written consent of the Sellers Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

9.08       Closing Consideration Allocation. For purposes of applying Section 1060 of the Code and the Treasury Regulations promulgated thereunder and allocating the Closing Consideration for U.S. federal Income Tax purposes, the respective fair market values of the assets of the Group Companies and Blocker as of the Closing Date shall be determined in accordance with the Allocation Schedule. The portion of the Closing Consideration (as finally determined hereunder) (plus any assumed liabilities and other items required to be taken into account for income tax purposes) allocated to the Company Units (other than the Company Units owned by Blocker) shall be allocated among the assets of the Group Companies in accordance with the principles of Code Sections 1060, 743, 754 and 755 and the Treasury Regulations thereunder and the methodology set forth on the Exhibit J (the “Allocation Methodology”). Within ninety (90) days following the Closing Date, the Sellers Representative shall deliver to Buyer a statement setting forth the portion or amount of the Closing Consideration allocated to the sale of the assets of the Group Companies in accordance with the Allocation Methodology (the “Allocation Statement”). Within thirty (30) days after receipt of the Allocation Statement, Buyer shall notify the Sellers Representative of any objection, specifying in reasonable detail the nature and basis of such objection, to any items set forth in the Allocation Statement. If a timely objection has not been made by the Buyer, the Allocation Statement shall become final and binding on the Parties (the Allocation Statement as finally agreed or resolved pursuant to this Section 9.08, the “Final Allocation”). If a timely objection has been made by Buyer, then Buyer and the Sellers Representative agree to consult in good faith to resolve any disputes with respect to the Allocation Statement. If Buyer and the Sellers Representative cannot agree upon the Allocation Statement within fifteen (15) days after Buyer delivers its objection(s) to the Sellers Representative (or such later time as Buyer and the Sellers Representative may agree), the Allocation Statement shall be submitted to the Independent Accountant for determination in accordance the Allocation Methodology and with the dispute resolution processes described in Section 3.05(c) applied mutatis mutandis. Once the Final Allocation is finalized in accordance with the above procedures, no Buyer Party nor any Seller Parties nor any of their respective Affiliates (including the Group Companies) shall take any action or position inconsistent with the Final Allocation on any Tax Return or before any Taxing Authority, except as required in connection with a determination within the meaning of Section 1313(a) of the Code or analogous provisions of state, local or foreign Tax law. Buyer and the Sellers Representative shall promptly inform one another in writing of any challenge by any Taxing Authority to the Final Allocation and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal, or submission with respect to, any such challenge.

9.09     Tax Refunds. Any refund of Taxes paid, or any credit or offset against any liability for Taxes, that is attributable to any Pre-Closing Tax Period and described on Schedule 9.09 (together with any interest received or credited with respect thereto, a “Tax Refund”) shall belong to the Cash Sellers (pro rata in accordance with the Cash Pro Rata Percentage), if a Tax Refund of the Group Companies, or to Blocker Seller, if a Tax Refund of Blocker. Buyer shall promptly pay (by wire transfer of immediately available funds) the amount of any such Tax Refund to the Sellers Representative (for further distribution to the appropriate Seller Parties) within five (5) Business Days following receipt thereof (or in the case of credit or offset, upon the filing of a Tax Return claiming or otherwise utilizing the benefit thereof) by any Buyer Party, Blocker, the Group Companies or any of their Affiliates. All payments made pursuant to this Section 9.09 shall be treated for applicable Income Tax purposes as adjustments to the Closing Consideration unless otherwise required by applicable Law.

9.10       Rights of the Sellers Representative. The Sellers Representative shall not exercise any rights under this Article IX in a manner that would have a disproportionately adverse effect on the Abrams Investors as compared to the Emerald Investors without the prior written consent of the Abrams Investors.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE BUYER PARTIES

The obligations of the Buyer Parties to consummate the Closing contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing, any or all of which may be waived in writing in whole or in part by Buyer:

10.01     Accuracy of Representations and Warranties. (a) Each of the Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date (as if made on and as of the Closing Date), except for any Fundamental Representations that are made as of a particular date, in which case such Fundamental Representations shall be true and correct in all but de minimis respects as of such date, and in all cases; and (b) all of the other representations and warranties of the Seller Parties and the Company contained in Article V and Article VI, respectively, shall be true and correct as of the Closing Date (as if made on and as of the Closing Date), except for any such representations and warranties that are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, in each case of this clause (b), (i) without giving effect to any limitations as to “material,” “materiality” or “Material Adverse Effect” set forth therein, (ii) except where the failure of such representations and warranties to be true and correct does not have, individually or in the aggregate, a Material Adverse Effect and (iii) except for changes expressly contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Reorganization).

10.02     Compliance with Obligations. The Company and each Seller Party shall be in compliance with, in all material respects, all of the agreements and covenants set forth herein required to be performed or complied with by it prior to the Closing.

10.03     No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect or Seller Material Adverse Effect shall have occurred.

10.04     No Governmental Order. No Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any Order or Law enjoining, restraining, or prohibiting the transactions contemplated by this Agreement that is then in effect. Any Registration Statement necessary for the consummation of the Closing (which, for the avoidance of doubt, shall not include a Rights Offering Registration Statement) shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order that has not been withdrawn or otherwise resolved.

10.05     Antitrust Approvals. All applicable waiting periods under the HSR Act shall have expired or been terminated.

10.06     Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated.

10.07    Tax Opinion. Buyer Parent shall have received (or at the Closing shall receive), from E&Y or another nationally recognized accounting firm, an opinion that the consummation of the transactions contemplated by this Agreement (including the Rights Offering and Backstop Equity Financing) and by the Secondary Purchase Agreement “should” not (or “will not”) result in an “ownership change” (as defined in Section 382(g) of the Code) with respect to Buyer Parent (the “Opinion”).

ARTICLE XI

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLER PARTIES

The obligations of the Company and the Seller Parties to consummate the Closing contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing, any or all of which may be waived (on behalf of the Company and the Seller Parties) in writing in whole or in part by (x) the Sellers Representative and (y) if such waiver causes, or is made for the purpose of causing, the Closing to occur, the Abrams Investors; provided that a waiver of Section 11.02 in respect of a failure to sufficiently perform or comply with any one or more of Section 7.02 (Notices and Consents), Section 7.03 (Regulatory Filings), Section 7.04(b)(iii) (Conduct of the Business), Section 7.07 (Confidentiality Agreement), Section 7.08 (R&W Policy), Section 7.10 (Rights Offering; SEC Filings), Section 7.12 (Debt Financing Efforts) or Section 7.16 (Certain Matters Concerning the Opinion) or Section 7.01 (Reasonable Best Efforts; Closing Conditions) to the extent (and only to the extent) related to any one or more of the immediately preceding Sections may be granted by the Sellers Representative unilaterally (so long as such one or more failures, collectively, do not materially affect the Buyer Parties’ ability to consummate the Closing).

11.01    Accuracy of Representations and Warranties. (a) Each of the Buyer Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date (as if made on and as of the Closing Date), except for any Buyer Fundamental Representations that are made as of a particular date, in which case such Buyer Fundamental Representations shall be true and correct in all but de minimis respects as of such date and (b) all of the other representations and warranties of the Buyer Parties contained in Article IV shall be true and correct as of the Closing Date (as if made on and as of the Closing Date), except for any such representations and warranties that are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, in each case of this clause (b), (i) without giving effect to any limitations as to “material,” “materiality” or “Buyer Material Adverse Effect” set forth therein and (ii) except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

11.02     Compliance with Obligations. Each Buyer Party shall be in compliance with, in all material respects, all of the agreements and covenants set forth herein required to be performed or complied with by it prior to the Closing.

11.03    No Governmental Order. No Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any Order or Law enjoining, restraining, or prohibiting the transactions contemplated by this Agreement that is then in effect. Any Registration Statement necessary for the consummation of the Closing (which, for the avoidance of doubt, shall not include a Rights Offering Registration Statement) shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order that has not been withdrawn or otherwise resolved.

11.04     Antitrust Approvals. All applicable waiting periods under the HSR Act shall have expired or been terminated.

11.05     Buyer Pre-Closing Reorganization. The Buyer Pre-Closing Reorganization shall have been consummated.

11.06     Tax Opinion. Buyer Parent shall have received (or at the Closing shall receive) the Opinion.

ARTICLE XII

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; NON-RELIANCE

12.01   Non-Survival of Representations, Warranties, and Pre-Closing Covenants. The Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties of the Parties contained in this Agreement or any certificate delivered pursuant hereto and the covenants and agreements of the Parties contained in this Agreement to be performed prior to the Closing shall terminate at, and shall not survive, the Closing, such that no claim or Liability in respect of any such representation, warranty, covenant or agreement (whether in contract or under any other legal theory and regardless of the type of claim) may be brought by any Party after the Closing. No claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any Party or any of their respective Affiliates or any of their respective Non-Recourse Parties, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of their respective Affiliates or any of their respective Non-Recourse Parties. All covenants and agreements contained in this Agreement that contemplate performance in whole or in part at or following the Closing will survive the Closing until fully performed. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall limit (or be deemed to limit) a Party’s rights or remedies with respect to claims based on Fraud.

12.02     Non-Reliance.

(a)          The Buyer Parties and their respective representatives (i) have had access to and the opportunity to review all of the documents in the virtual data room maintained by the Company in connection with the transactions contemplated by this Agreement, and (ii) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Buyer Parties and each of their respective Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Blocker and the Company and each of its Subsidiaries and their respective businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Buyer Parties and each of their respective Non-Recourse Parties (x) has relied solely on the results of such independent investigation and verification and on the representations and warranties of expressly and specifically set forth in this Agreement and in the Ancillary Agreements and (y) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of Blocker, the Company, any Subsidiary of the Company, any Seller Party or any of their respective Non-Recourse Parties as to any matter concerning Blocker, the Company or any of its Subsidiaries or any of their respective businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Buyer Parties or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Buyer Parties or any of their respective Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”). In connection with the transactions contemplated hereby, each Buyer Party has been represented by, and adequately consulted with, legal counsel of its choice and each Buyer Party and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Buyer Parties have knowingly, freely and without coercion entered into this Agreement and, in particular, this Article XII and Section 15.15.

(b)         The Seller Parties and their respective representatives (i) have had access to and the opportunity to review all of the documents provided to the Seller Parties in connection with the transactions contemplated by this Agreement, and (ii) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Buyer Parties for purposes of conducting a due diligence investigation with respect thereto. The Seller Parties and each of their respective Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Buyer Parties and their respective businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Seller Parties and each of their respective Non-Recourse Parties (x) has relied solely on the results of such independent investigation and verification and on the representations and warranties of expressly and specifically set forth in this Agreement and in the Ancillary Agreements and (y) has not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Buyer Parties or any of their respective Non-Recourse Parties as to any matter concerning the Buyer Parties or any of their respective businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Seller Parties or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Seller Parties or any of their respective Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations,” if any). In connection with the transactions contemplated hereby, each Seller Party has been represented by, and adequately consulted with, legal counsel of its choice and each Seller Party and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Seller Parties have knowingly, freely and without coercion entered into this Agreement and, in particular, this Article XII and Section 15.15.

ARTICLE XIII

DEFINITIONS

13.01     Defined Terms. As used herein, the following terms shall have the following meanings:

“Abandonment and Reclamation Obligations” means all existing obligations under the applicable Permits and Law to (i) abandon, shut-down, close, decommission, dismantle and remove any and all fixtures, improvements, tangible personal property, structures, foundations, buildings, pipelines, equipment and other physical facilities located on any Real Property, or lands pooled or unitized therewith, used or previously used by the Group Companies in respect of any mining, processing, storage, transportation or other activities; and (ii) investigate, monitor, restore, remediate and reclaim the surface and subsurface locations, if any, of such Real Property, and lands pooled or unitized therewith, and any lands used to gain access thereto, including such obligations relating to any mining, processing, storage, transportation, production or other facilities that were abandoned or decommissioned by the Group Companies prior to the Closing Date, and including, to the extent required under applicable Permits and Law, the investigation, monitoring, remediation, restoration and reclamation of any other surface and subsurface lands affected by any environmental damage, contamination or other environmental issues emanating from or relating to such mining, processing, storage, transportation, production or other facilities; all in accordance with generally accepted industry practices, in accordance in all material respects with any material lease provisions from any lessor or landowner, and in material compliance with all applicable Laws (including Environmental Laws).

“Accounting Principles” has the meaning set forth in Section 3.06(a).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than a Buyer party) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of any of the Group Companies (excluding, for the avoidance of doubt, sales of inventory in the ordinary course of business consistent with past practice), (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or substantially all of the equity securities of the Company or any of the Group Companies, or (c) merger, conversion, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the Group Companies or involving all or substantially all of the assets of any of the Group Companies; in each case, other than the transactions contemplated by the Agreement (including, for the avoidance of doubt, the Pre-Closing Reorganization).

“Adjustment Escrow Amount” means $2,750,000.

“Adjustment Escrow Fund” means, as of any date, the Adjustment Escrow Amount plus any interest accrued thereon then held by the Escrow Agent pursuant to the Escrow Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Aggregator” has the meaning set forth in Section 5.08(b).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means a spreadsheet setting forth the allocation of the Closing Consideration (or the Estimated Closing Consideration) and the Rollover Value among the Seller Parties in accordance with allocation methodologies set forth on Schedule 3.05(a) and providing, for each applicable Seller Party, the shares of Parent Stock to be issued to such Seller Party in the Parent Contribution and Exchange or the Class A Units or Class B Units of Buyer to be issued to such Seller Party in the Buyer Rollover.

“Alternative Financing” has the meaning set forth in Section 7.12(b).

“Ancillary Agreements” means the Escrow Agreement, the Debt Financing Commitment, the Backstop Equity Commitments, the Buyer LLC Agreement, the Company Operating Agreement, the Management Aggregator LLC Agreement, the Voting Agreement, the Registration Rights Agreement, the Indemnification Agreements, the Investment Committee Charter, the US Salt Committee Charter, the BCP Equity Commitment and the instruments and certificates of the Parties delivered at the Closing pursuant to Section 3.03.

“Audited Financial Statements” has the meaning set forth in Section 6.07.

“Authorized Action” has the meaning set forth in Section 15.14(c).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.02.

“BCP” has the meaning set forth in the Preamble.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Los Angeles, California or New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Existing LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Buyer, dated as of March 6, 2025.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04(a), Section 4.05 and Section 4.10(a).

“Buyer Group Members” has the meaning set forth in Section 14.03(b).

“Buyer LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Buyer, substantially in the form attached hereto as Exhibit E.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated by this Agreement or perform on a timely basis all of its obligations hereunder.

“Buyer Parent Equity Plans” means (a) each of (i) the 2010 Equity Incentive Plan, (ii) the 2020 Equity Incentive Plan and (iii) the 2022 Inducement Plan, in each case originally promulgated by Buyer Midco and assumed and continued by Buyer Parent as of August 7, 2025 and (b) any other Plan under which Buyer Parent or any of its Subsidiaries has granted any equity or equity-based compensation, in each case, as may be amended or restated from time to time.

“Cash Amount” means, as of 12:01 a.m. (Chicago time) on the Closing Date, all cash and cash equivalents of the Group Companies, determined in accordance with the Accounting Principles. For the avoidance of doubt, the “Cash Amount” will (a) be increased by ACH deposits in transit, pending inbound wire transfers, electronic payments and drafts and checks that have been received but not yet deposited or cleared as of such time, (b) be reduced by any cut-but-uncashed checks and ACH transfers, electronic payments, wires or drafts that have been initiated or issued but not yet cleared as of such time and (c) not include any Restricted Cash.

“Cash Pro Rata Percentage” means, with respect to each Cash Seller, the percentage set forth across from such Cash Seller’s name under the “Cash Pro Rata Percentage” column heading on Schedule 3.05(a)(i).

“Class A Units” means Class A Convertible Preferred Units of Buyer.

“Class B Units” means Class B Common Units of Buyer.

“Closing” has the meaning set forth in Section 3.01.

“Closing Consideration” means the amount equal to (a) $907,500,000, plus (b) the Cash Amount, minus (c) the outstanding amount of all Debt as of immediately prior to the Closing, minus (d) the Transaction Expenses, minus (e) the Adjustment Escrow Amount, minus (g) the Expense Fund, minus (h) the Working Capital Deficit, if any, plus (i) the Working Capital Surplus, if any, minus (j) the Rollover Value.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Statement” has the meaning set forth in Section 3.05(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 19, 2021, as amended and in effect as of immediately prior to the Closing, by and among the members of the Company party thereto.

“Company Operating Agreement” means the A&R Limited Liability Company Agreement of the Company in substantially the form attached hereto as Exhibit K.

“Company Products” means all products that are currently offered for sale by the Group Companies.

“Company Units” means Class A Units and Class B Units (each as defined in the Company LLC Agreement).

“Confidentiality Agreement” has the meaning set forth in Section 7.07.

“Contract” means any contract or other legally binding agreement, subcontract, lease, sublease, deed, mortgage, license, sublicense, purchase order or other instruments or obligations (whether written or oral), in each case including any amendments and modifications thereto.

“Debt” means, without duplication, as of any particular time, (x) all liabilities and obligations (including any unpaid principal, accrued interest, prepayment premiums and penalties, breakage costs and other costs, fees, expenses, reimbursements, and other amounts payable in connection therewith) of any of the Group Companies for or in respect of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes or other instruments or debt securities, (c) capital leases or finance leases, determined in accordance with GAAP as applied by the Group Companies in the preparation of the Financial Statements for the fiscal year ended December 31, 2024 (but without giving effect to ASC 842), (d) drawn or called letters of credit, bankers’ acceptances, surety bonds, performance bonds or similar facilities, (e) unpaid severance obligations for employee separations occurring prior to the Closing (including separations approved by the Company’s board of managers prior to the Closing, even if implemented following the Closing) (together with any employer-side payroll Taxes attributable thereto), (f) deferred purchase price of property, assets or securities or services (including earnouts, seller notes, purchase price holdbacks, post-closing true-up obligations and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligations), other than trade payables incurred in the ordinary course of business, (g) interest rate or currency, swaps, collars, caps, forward contracts, hedges or other financial derivative agreement, in each case, as if terminated at the Closing (with the in-the-money amount thereof, if any, treated as a positive amount), (h) guarantees of obligations of the types referred to in the preceding clauses (a) through (g) of any third party and (i) any declared or unpaid dividends or other amounts due to any Seller Party or any Affiliate of the Group Companies (other than accrued but unpaid payroll and employee benefits owed to employees of the Group Companies) and (y) the Tax Amount; provided, that “Debt” shall not include (1) any accounts payable or accrued expenses incurred in the ordinary course of business and included in the Working Capital, (2) any obligations under undrawn letters of credit, banker’s acceptance, surety bonds, performance bonds or similar transactions, (3) any amounts constituting Transaction Expenses, or (4) any intercompany obligations, payables, or loans of any kind or nature, in each case, between or among any members of the Group Company.

“Debt Financing” has the meaning set forth in Section 4.06(a).

“Debt Financing Commitment” has the meaning set forth in Section 4.06(a).

“Debt Financing Documents” has the meaning set forth in Section 15.09(d).

“Debt Financing Source” means each entity (including the lenders and each agent and arranger) that has committed to provide, arrange or otherwise entered into agreements to provide or arrange the Debt Financing or any alternative debt financing in connection with the transactions contemplated hereby, together with each Affiliate thereof and each former, current or future officer, director, member, manager, employee or indirect equity holder, general or limited partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and permitted assigns.

“Debt Financing Parties” has the meaning set forth in Section 15.09(d).

“Designated Courts” has the meaning set forth in Section 15.09(a).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Buyer Parties on the date hereof regarding the representations and warranties in Article VI.

“D&O Tail” has the meaning set forth in Section 7.13.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment or human health and safety (to the extent relating to a Release of or exposure to Hazardous Substances), including all those relating to the preservation or reclamation of natural resources or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, discharge, release, or cleanup of Hazardous Substances, including, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Endangered Species Act, U.S.C. §1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Rivers and Harbors Appropriation Act of 1899, 33 U.S.C. §407, all similar state Laws, and all regulations promulgated under any such statutes, and all binding administrative and judicial Orders respecting such legislation, all as amended from time to time.

“Equity Financing” has the meaning set forth in Section 4.06(a).

“Equity Interest” means, with respect to any Person, (a) any share, capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract relating to the grant, issuance, exchange, conversion, redemption, purchase, repurchase, voting or transfer of any equity interest in such Person, or other security convertible, exchangeable or exercisable into or for equity securities of such Person or that has the right to vote on any matters on which the holders of equity securities of such Person are entitled to vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, at any relevant time, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Wilmington Trust, NA, a national banking association.

“Escrow Agreement” means that certain Escrow Agreement among the Escrow Agent, the Sellers Representative, and Buyer substantially in the form attached hereto as Exhibit F.

“Estimated Closing Consideration” has the meaning set forth in Section 3.05(a).

“Expense Fund” means $250,000.

“FDA” means U.S. Food and Drug Administration.

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act and all similar federal, state and local laws, and all regulations promulgated under any of those laws, and all administrative and judicial actions respecting such laws, all as amended from time to time, and all U.S. Pharmacopeia (“USP”) chapters related to the conduct of the Group Company’s business, including but not limited to USP General Chapters related to quality and testing (<85>, <71>, <791>, <731>, <788>, <785>), to manufacturing (<1078>, <1083>, <1079>), and to packaging and storage (<659>, <660>, <661>).

“Financial Statements” has the meaning set forth in Section 6.07.

“Financing” has the meaning set forth in Section 4.06(a).

“Financing Commitments” has the meaning set forth in Section 4.06(a).

“Financing Purposes” has the meaning set forth in Section 4.06(e).

“Flow-Through Tax Return” means any federal, state, local or foreign Income Tax Return that reports income with respect to the Group Companies but with respect to which the direct or indirect beneficial owners of the Group Companies are required to pay the related Tax (including, for the avoidance of doubt, IRS Form 1065 and any similar state or local Tax form) and related Schedule K-1s.

“Fraud” means knowing and intentional common law fraud under Delaware law by a Person in the making of the representations and warranties set forth in Article IV, Article V or Article VI or in any certificates delivered by or on behalf of such Person pursuant to Section 3.03(a)(i) or Section 3.03(e)(i) (in each case, subject to the express limitations and qualifications therein) and specifically excluding claims based on constructive knowledge, unjust enrichment, recklessness, negligent misrepresentation, constructive fraud, promissory fraud, unfair dealings fraud, any tort or any similar theory.

“Fundamental Representations” means the representations and warranties of, as applicable, (a) the Seller Parties contained in Section 5.01 (Status), Section 5.02 (Power and Authority), Section 5.03 (Enforceability), Section 5.04(a) (No Violations), Section 5.05(a) (Ownership), Section 5.07 (Brokers), Section 5.08(a) and Section 5.08(b) (Blocker Matters) and Section 5.09 (Capitalization of Aggregator), or (b) the Company contained in contained in Section 6.01 (Status), Section 6.02 (Power and Authority) (other than the last sentence thereof), Section 6.03 (Enforceability), Sections 6.04(a) (other than the last sentence thereof), Section 6.04(c) and Section 6.04(d) (Capitalization), Section 6.05(a), Section 6.05(b) and Section 6.05(c) (Group Companies), Section 6.06(a) (No Violation; Consents and Approvals) and Section 6.26 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States or non-United States federal, state, provincial, or local governmental, administrative or regulatory entity, authority, commission, board, bureau, agency, court, instrumentality or political subdivision and any arbitration panel, mediator, tribunal or judicial body.

“Group Company” means the Company and each of its direct and indirect Subsidiaries.

“Hazardous Substances” means (i) any substance, material, or waste that is defined, listed or otherwise classified as a “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material” or “hazardous substance” or words of similar import, and is regulated under any Environmental Law due to its toxic, hazardous, dangerous or deleterious properties or characteristics, (ii) petroleum and its refined products, (iii) polychlorinated biphenyls in regulated amounts, (iv) per- and polyfluoroalkyl substances; and (v) friable asbestos and asbestos-containing materials, lead, radon, and radioactive materials and substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Income Taxes” means United States federal income Tax and any state, local or foreign net income Tax or any franchise or business profits Tax incurred in lieu of a Tax on net income.

“Indemnification Agreement” means an Indemnification Agreement in substantially the form attached hereto as Exhibit L.

“Independent Accountant” has the meaning set forth in Section 3.05(c)(i).

“Information Security Reviews” has the meaning set forth in Section 6.21(c).

“Insurance Policies” has the meaning set forth in Section 6.16.

“Intellectual Property” means all rights, title, and interest in and to all intellectual property rights of every kind and nature, whether registered or unregistered, throughout the world, including, without limitation, all copyrights, patents, patent applications, trademarks, service marks, trade names, trade dress, logos, product designations, and all applications, registrations, and licenses thereof; all confidential information and trade secrets (whether or not patentable or registrable); Software; all social media accounts and handles; internet domain names; rights of publicity and privacy; and all goodwill associated with any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 6.05.

“Investment Committee” means the committee of the Board of Directors of Buyer Parent established pursuant to, and governed by, the Investment Committee Charter, with the authority, composition, and responsibilities set forth therein.

“Investment Committee Charter” means the Investment Committee Charter in substantially the form attached hereto as Exhibit M.

“Knowledge” (a) of the Company means the actual knowledge of David Sugarman, Jason Blaseg or Travis McNamara after reasonable investigation of such Person’s direct reports and (b) of the Buyer Parties means the actual knowledge of Mark Ward, Michael Scarola or Marianne Lewis after reasonable investigation of such Person’s direct reports.

“Latest Balance Sheet” has the meaning set forth in Section 6.05.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.05.

“Law” means any United States or non-United States federal, state, local or municipal constitution, law (including common law), binding written guidance, act, ordinance, rule, regulation, code, statute, treaty or other requirement enacted, adopted, promulgated, issued, enforced or entered by any Governmental Authority (and interpretations of each of the foregoing), including (a) the Federal Mine Safety and Health Act of 1977, as amended, and the regulations promulgated thereunder by the Mine Safety and Health Administration; (b) the Surface Mining Control and Reclamation Act of 1977, as amended; (c) all other federal, state, or local statutes regulations relating to mining, mineral extraction, or mine safety, reclamation, including those administered by the U.S. Department of the Interior, Bureau of Land Management, U.S. Environmental Protection Agency, and any applicable state departments of natural resources, or mine safety; (d) the Securities Exchange Act of 1934, including §1503 thereof relating to mine-safety disclosures; (e) zoning, land use and other laws affecting the Real Property, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property, (f) FDA Laws; (g) the Consumer Product Safety Act and the Federal Hazardous Substances Act; and (h) all similar federal, state and local laws, and all regulations promulgated under any of those laws, and all administrative and judicial actions respecting such laws, all as amended from time to time.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Group Companies.

“Liability” means any liability, claim, debt, penalty, fine, cost, expense, or other obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements prepared in accordance with GAAP.

“Lien” means any lien, charge, mortgage, pledge, security interest, adverse claim, deed of trust, license, sublicense, option, right of first refusal, right of first offer, right-of-way, third party purchase right, equitable interest, mineral reservation, deed of restriction, easement, restriction on transfer, restrictive covenant, servitude, defect in title, condition, encroachment or other survey defect, adverse right or other encumbrance or similar right of others of any kind or nature, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any other similar arrangement in real or personal property or other encumbrance.

“Management Aggregator” has the meaning set forth in the Preamble.

“Management Aggregator LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Management Aggregator, dated as of the Closing Date, in form and substance (a) consistent with the terms of the Buyer LLC Agreement and this Agreement and (b) otherwise customary for agreements of that nature and mutually agreed by each of David Sugarman and the Abrams Investors (which agreement shall not be unreasonably withheld, conditioned, or delayed).

“Management Contribution” has the meaning set forth in Section 1.06.

“Marketing Period” means the period beginning on the date on which the Company shall have delivered the Required Financing Information to Buyer Parent and ending on the date (the “Marketing Period Original End Date”) which is the earlier to occur of (i) the date that is twenty-five (25) Business Days following the date on which the Rights Offering Registration Statement is declared effective by the SEC and (ii) the date that is one hundred twenty (120) days after the delivery of the Required Financing Information to Buyer Parent plus twenty-five (25) Business Days; provided, that if the Rights Offering Registration Statement has not been declared effective by the SEC on or prior to February 17, 2026, then the Marketing Period shall be extended to end on the date that is the later of (x) the Marketing Period Original End Date and (y) the date that is twenty-five (25) Business Days after the Company delivers to Buyer Parent the financial statements referenced in clause (b) of Section 7.09 and consents of the accountants that prepared such financial statements to the use of such financial statements in a Registration Statement; provided, further, that (a) if the Company in good faith reasonably believes that it has provided the Required Financing Information to Buyer Parent and that the Marketing Period has commenced, it may deliver to Buyer Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case the Marketing Period will be deemed to have commenced on the first (1st) Business Day immediately following such notice unless Buyer Parent, in good faith, reasonably believes the Marketing Period has not commenced and within three (3) Business Days after the Company’s delivery of such notice, delivers a written notice to the Company to that effect (setting forth with reasonable specificity what Required Financing Information has not been provided) (provided that delivery of such notice from Buyer Parent to the Company will not prejudice the Company’s right to assert that the Marketing Period has in fact commenced) and (b) Buyer Parent shall request effectiveness of the Rights Offering Registration Statement promptly after the date on which the SEC notifies the Buyer Parent that it will not review the Rights Offering Registration Statement or that it has no further comments on the Rights Offering Registration Statement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (“Effect”) that, when considered individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the (i) business, assets, liabilities, results of operations or financial condition of the Group Companies, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated hereby; provided, that any Effect to the extent attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been a Material Adverse Effect described in clause (i) of this definition: (a) the execution and delivery of this Agreement or the announcement of this Agreement or the transactions contemplated by this Agreement; (b) the identity of any Buyer Party or any Affiliate thereof; (c) business or political conditions or conditions generally affecting the industry or segments therein in which the Group Companies participate, the U.S. economy as a whole or the capital, credit or financial markets in general, commodity costs or the markets in which the Group Companies operate, or in each case, any changes therein; (d) compliance with the express terms of, or the taking of any action expressly required by, this Agreement; (e) any change in GAAP or other accounting requirements or principles or any change in applicable Laws (including those related to import regulations and tariffs and labor and employment) or the interpretation or enforcement thereof by a Governmental Authority, in each case after the date of this Agreement, including any new Law and any material tariffs imposed under any Order; (f) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the initiation, continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (g) any earthquakes, hurricanes, floods or other natural disasters, epidemics, pandemics, disease outbreaks (including COVID-19) or public health emergencies, acts of God or force majeure events, or any escalation or worsening of any of the foregoing, whether or not occurring or commenced before or after the date of this Agreement and any mandate or guidance of any Governmental Authority or any actions taken by the Group Companies related to any of the foregoing; and (h) any failure by any of the Group Companies to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided, that any Effect underlying such failure, to the extent not otherwise excluded from this definition of Material Adverse Effect, shall be taken into account). Notwithstanding the foregoing, if any Effect described in any of clauses (c), (e), (f) and (g) has a disproportionate effect on the business, financial condition, assets, liabilities, results of operations of the Group Companies relative to other participants in the industries in which the Group Companies operate, then the disproportionate impact of such Effect on the Group Companies may be taken into account for purposes of determining whether there has been a Material Adverse Effect described in clause (i) of this definition.

“Material Contracts” has the meaning set forth in Section 6.19(a).

“Material Customer” has the meaning set forth in Section 6.22.

“Material Supplier” has the meaning set forth in Section 6.22.

“Mineral Rights” has the meaning set forth in Section 6.25(b).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.

“Non-Recourse Party” means, with respect to a Party, such Party’s past, current or future Affiliates and its and their respective portfolio companies and its and their respective past, current or future direct or indirect directors, officers, employees, incorporators, members, partners, controlling persons, equityholders, agents, attorneys, advisors, representatives, successors and assigns, in each case which are not themselves Parties.

“Objection Disputes” has the meaning set forth in Section 3.05(c)(i).

“Objection Statement” has the meaning set forth in Section 3.05(c)(i).

“Open Source Software” means all software (in source or object code form) or documentation that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License or any other public source code license arrangement) or (B) any other license or agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any award, decision, final determination, settlement agreement, injunction, restraining order, condemnation, expropriation or other proceeding in eminent domain, judgment, decree, writ, order, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Outside Date” has the meaning set forth in Section 14.01(f).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Group Companies.

“Parent Stock” means the common stock, $0.0001 par value per share, of Buyer Parent.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 7.12(d).

“Permits” has the meaning set forth in Section 6.17.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings by the Group Companies, and in each case, for which adequate reserves have been established or maintained on the Group Companies’ books in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings, and in each case, for which adequate reserves with respect thereto have been established and maintained on the Group Companies’ books in accordance with GAAP; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Real Property which are not violated by, and which do not adversely interfere in any material respect with, the use, occupancy, or operation of the Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not adversely interfere in any material respect with the use, occupancy or operation or use of the Real Property; (e) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation to the extent amounts due in connection therewith are not yet due and payable; (f) purchase money liens and liens securing rental payments under capital lease arrangements incurred in the ordinary course of business; (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and (i) each item set forth on Schedule 13.01(a).

“Person” means an individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority, Union or other legal or entity of any nature.

“Personal Information” means any data or other information that, alone or in combination with other information is linked or could reasonably be linked with a natural person, including all information defined or described by any Group Company, as “personal data,” “personal information,” “personally identifiable information,” “sensitive personal information,” “genetic information,” “biometric information,” “PII” or any similar term under applicable Law.

“Plans” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer, director, individual independent contractor, individual consultant, temporary employee, leased employee and any other individual service provider of the Group Companies or any beneficiary or dependent thereof that is sponsored or maintained by the Group Companies or to which the Group Companies contributes, may have any obligation, contingent or currently, to contribute, regardless of whether written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (regardless of whether such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA) and any retirement, severance, termination, retention, stay-on, change of control, transaction, executive compensation, employment, individual contractor or consultant, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, fringe benefit, or other similar plan, fund, program, policy, agreement, or arrangement.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Privacy Laws” mean all applicable Laws that govern the Processing of Personal Information or governing privacy, data security, data or security breach notification, including, as applicable: (i) Executive Order 1147 of February 28, 2024, on “Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern” and its implementing regulations; (ii) Section 5 of the Federal Trade Commission; (iii) the Electronic Communications Privacy Act of 1986, the Video Privacy Protection Act of 1988; (iv) the California Invasion of Privacy Act, and all other state laws regulating wiretapping or interception or recording of communications; (v) the Stored Communications Act; (vi) the California Consumer Privacy Act and all other United States state privacy Laws; (vii) Washington’s My Health My Data Act and other United States state Laws relating to health privacy; (viii) the Illinois Biometric Information Privacy Act and other Laws regulating biometric data; (ix) the CAN-SPAM Act, the Telephone Consumer Protection Act and all other Laws concerning marketing and advertising; and the transmission of marketing or commercial messages through any means; and (x) the Payment Card Industry Data Security Standard.

“Privacy Requirements” has the meaning set forth in Section 6.21(a).

“Proceeding” means any action, arbitration, hearing, lawsuit, legal proceeding, litigation, grievance, charge, complaint, administrative enforcement proceeding, examination, inquiry, mediation, or other proceeding (whether administrative, judicial, civil, criminal or investigative, whether formal or informal, whether public or private) or, to the Knowledge of the Company, any audit or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Process” means the following operations or set of operations which is performed on data or sets or data: collection, recording, organization, access, storage, distribution, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Professional Services Agreement” means that certain Professional Services Agreement, dated as of July 19, 2021, by and between Emerald Lake Capital Management, LP, a Delaware limited partnership, and US Salt, LLC, a Delaware limited liability company.

“Professional Services Agreement Termination Agreement” means that certain Professional Services Agreement Termination Agreement substantially in the form attached hereto as Exhibit G.

“Prohibited Financing Amendment” has the meaning set forth in Section 7.12(b).

“Qualified Termination” has the meaning set forth in Section 14.03(a).

“R&W Policy” means a buyer-side representations and warranties insurance policy issued to Buyer by Ryan Transactional Risk in connection with the transactions contemplated by this Agreement in the form provided the Company on the date hereof.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Group Companies hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the applicable Group Company thereunder.

“Reference Date” means December 31, 2022.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit H.

“Regulatory Documentation” means, with respect to the Group Companies, the Company Products or the business of the Group Companies, (a) all regulatory filings or reports, underlying data, datasets and supporting documents (including copies of all correspondence between any of Group Company and the applicable Governmental Authority), (b) all records required to be maintained by the Group Companies under FDA Laws governing record keeping or reporting, including all annual and safety reports, and FDA notices of inspectional observations (including any responses to such reports), (c) complaint, adverse event and medical inquiry files required to be maintained by applicable FDA Laws, and (d) any other datasets, source documents and all supporting materials and information, whether or not created or developed for submission to a Governmental Authority, whether hard copies or electronic copies, maintained under FDA Laws.

“Release” means any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, emitting, leaching or migrating into the environment, including ambient air, surface water, groundwater, sediment and surface or subsurface strata.

“Relevant Persons” has the meaning set forth in Section 6.12.

“Remedial Action” means any or all actions, to the extent required under Environmental Law, to (i) clean up, remove, treat, or otherwise address any Hazardous Substance, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct or otherwise address any non-compliance with Environmental Laws or permits required under Environmental Laws.

“Restricted Cash” means any cash which is not freely usable because it is subject to restriction or limitation on use by Law or Contract in effect at 12:01 a.m. (Chicago time) on the Closing Date.

“Rollover Value” means $323,729,381.59.

“Sanctioned Country” means a country or territory that is the subject of comprehensive sanctions by the Office of Foreign Assets Control of the U.S. Department of the Treasury (which, as of the date hereof, means Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person (i) listed on any list of designated or blocked persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury or any other applicable Governmental Authority; (ii) located, ordinarily resident, or organized under the Laws of a Sanctioned Country; (iii) that is the government or any agency or instrumentality of the government of a Sanctioned Country or Venezuela; or (iv) that is 50 percent or greater owned, in the aggregate, directly or indirectly, or otherwise controlled by any Persons described in clauses (i) – (iii) of this definition.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means a material adverse effect on the ability of any Seller Party to consummate the transactions contemplated by this Agreement or perform on a timely basis all of its obligations hereunder.

“Sellers Representative” has the meaning set forth in Section 15.14(a).

“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Courts” has the meaning set forth in Section 15.09(d).

“Subsidiary” or “Subsidiaries” of any Person means any other Person in which such Person (either alone or through or together with any other Subsidiaries), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests.

“Sugarman Employment Agreement” means that certain Amended and Restated Employment Agreement, dated as of the date hereof and effective as of the Closing Date, by and between US Salt, LLC and David Sugarman.

“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, or controlled by the Group Companies.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule, or other document (including any related or supporting information) with respect to Taxes that is filed or required to be filed with any Taxing Authority, including any attachment thereto and amendment thereof.

“Taxes” or “Tax” means all United States or non-United States federal, provincial, territorial, state, municipal, local or other taxes, imposts, and assessments in the nature of a tax including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, alternative or add-on minimum, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, estimated, and withholding, together with any interest, additions, fines or penalties with respect thereto.

“Tax Amount” means an amount equal to the unpaid Income Taxes of Blocker and of the Group Companies as of the Closing Date for the taxable period (or portion thereof) ending on and including the Closing Date (or any prior taxable period for which such Taxes are not yet due) and solely for the jurisdictions in which Blocker or the Group Companies have historically filed Income Tax Returns, calculated in accordance with past practice (including reporting positions, elections, and accounting methods) of Blocker and the Group Companies in preparing Income Tax Returns (other than any changes required to conform to the One Big Beautiful Bill Act that are effective for such period) and, for purposes of calculating any such Income Taxes: (i) all Transaction Tax Deductions shall be taken into account to the maximum extent permitted by Law in the Pre-Closing Tax Period, applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (ii) any Income Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date and after the time of the Closing or with respect to the Buyer Parties’ financing shall be excluded, (iii) any liabilities for accruals or reserves established or required to be established under GAAP for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded, (iv) any deferred Income Tax liabilities shall be excluded, (v) the deduction for state and local Income Taxes imposed on the Group Companies attributable to a Pre-Closing Tax Period (including the pre-closing portion of a Straddle Period) shall be allocated to the same Pre-Closing Tax period for the purposes of this Agreement regardless of when such Income Taxes are actually paid or accrued by the applicable entity, (vi) any Tax elections made or actions taken after the Closing that have the effect of accelerating income or Taxes or deferring deductions with respect to a taxable period (or portion thereof) ending on or before the Closing Date shall not be taken into account, and (vii) any deductions or credits for bonus depreciation and research and development or other relevant items permitted to be claimed in a Pre-Closing Tax Period (by election or otherwise) shall be taken into account to the maximum extent permitted by the One Big Beautiful Bill Act.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose or collect Taxes.

“Termination Fee” has the meaning set forth in Section 14.03(a).

“Trade Approvals” has the meaning set forth in Section 6.27.

“Trade Laws” has the meaning set forth in Section 6.27.

“Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing, (a) all fees and expenses payable, or subject to reimbursement (whether accrued or not and whether the Company or any of its Subsidiaries has been billed for such expenses), by the Group Companies or Blocker in connection with the transactions contemplated by this Agreement (including the Pre-Closing Reorganization), including fees and expenses payable to Kirkland & Ellis LLP, K&L Gates LLP, Alvarez & Marsal, and any other outside legal counsel, accountants or financial or other advisors engaged by the Group Companies in connection with the sale process and the documentation and negotiation of the transactions contemplated by this Agreement, (b) any fees and expenses payable by any of the Group Companies pursuant to the Professional Services Agreement, (c) all transaction bonuses, discretionary bonuses, change-in-control awards, retention payments, severance or other similar payments or benefits, if any, payable by the Group Companies to any current or former officers, directors, employees and individual independent contractors of the Group Companies arising from or in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (other than (i) any such bonuses, awards, payments, severances or benefits awarded by the Group Companies following the Closing or at the Closing at the direction of the Buyer Party or by any Buyer Party at any time and (ii) any entitlements arising under the Sugarman Employment Agreement), and any employer-side payroll Taxes attributable thereto, (d) the costs of the D&O Tail, (e) fifty percent (50%) of Transfer Taxes, (f) fifty percent (50%) of the premium payable with respect to the R&W Policy and (g) all reasonably documented out-of-pocket expenses incurred by the Abrams Investors in connection with the transactions contemplated by this Agreement that the Abrams Investors determine in their sole discretion, acting in good faith, are attributable to their role as a Seller Party.

“Transaction Tax Deductions” means, without duplication and regardless of by whom or when paid, any Tax deductions of the Group Companies to the extent “more likely than not” deductible in a period (or portion of a Straddle Period) ending on or before the Closing Date arising as a result of or that are otherwise attributable to the consummation of the transactions contemplated by this Agreement, including any Tax deductions attributable to any of the following: (a) the payment of the Transaction Expenses (including amounts that would have been Transaction Expenses but were paid prior to the Closing), (b) any stay bonuses, sale bonuses, change in control payments, retention payments, or similar payments made or to be made by the any Group Company in connection with or resulting from the Closing, including any employer-side payroll Taxes attributable thereto, (c) any costs, expenses or other liabilities included in the calculation of Working Capital or Debt, (d) any fees, expenses, and interest (including amounts treated as interest for U.S. federal Income Tax purposes), original issue discount, unamortized financing costs, breakage fees, tender premiums, consent fees, redemption, retirement, or make-whole payments, defeasance in excess of par or similar payments arising from the repayment of indebtedness, and (e) any other fees, costs, or expenses incurred in connection with the transactions contemplated by this Agreement (including any legal, accounting, and investment banking fees, costs, and expenses, including all costs and expenses of the Independent Accountant); provided that the Transaction Tax Deductions shall be computed assuming all available elections under Revenue Procedure 2011‑29, 2011‑18 IRB to treat seventy percent (70%) of any success‑based fees as deductible in the taxable year that included the Closing Date for U.S. federal Income Tax purposes.

“Transfer Taxes” has the meaning set forth in Section 9.02.

“Union” means any labor union, trade union or other employee representative body representing any employees of the Group Companies.

“US Salt Oversight Committee” means the committee of the Board of Directors of Buyer Parent established pursuant to, and governed by, the US Salt Oversight Committee Charter, with the authority, composition, and responsibilities set forth therein.

“US Salt Oversight Committee Charter” means the US Salt Oversight Committee Charter in substantially the form attached hereto as Exhibit N.

“Voting Agreement” means the Voting Agreement, substantially in the form attached hereto as Exhibit I.

“Working Capital” means, as of 12:01 a.m. on the Closing Date, (a) current assets of the Group Companies (excluding the Cash Amount, Income Tax assets and deferred Tax assets and including long-term stores (spare parts inventory) and asset account), minus (b) current liabilities of the Group Companies (excluding deferred Tax liabilities, Income Tax liabilities, lease liabilities, and current liabilities constituting Debt or Transaction Expenses), in each case, calculated on a consolidated basis in accordance with the Accounting Principles. The Working Capital Schedule includes an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital) as of the close of business on September 30, 2025.

“Working Capital Deficit” means the amount by which the Working Capital is less than the Working Capital Target.

“Working Capital Schedule” has the meaning set forth in Section 3.06(a).

“Working Capital Surplus” means the amount by which the Working Capital is greater than the Working Capital Target.

“Working Capital Target” means $16,287,021.

13.02      Other Definitional Provisions.

(a)          All terms defined in this Agreement shall have the defined meanings when used in any Schedule or Exhibit or in any certificate delivered pursuant hereto, unless the context otherwise requires.

(b)          Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)          All references to “$” in this Agreement shall be deemed references to United States dollars. For purposes of calculating the Estimated Closing Consideration and the Closing Consideration or any component thereof, any amounts not originally denominated in United States dollars will be converted to United States dollars using the exchange rate published in the Wall Street Journal on the day prior to the day on which the Estimated Closing Statement is delivered.

(d)        Accounting terms which are not otherwise defined in this Agreement have the meanings given to them by GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

ARTICLE XIV

TERMINATION

14.01      Termination. This Agreement may be terminated at any time prior to the Closing as follows and only as follows:

(a)          by mutual written consent of Buyer and the Company;

(b)        by Buyer, upon written notice to the Company, if there has been a violation or breach by the Seller Parties or the Company of any covenant, agreement, obligation, representation or warranty contained in this Agreement which has prevented, or would prevent, the satisfaction of any condition set forth in Article X and (i) such violation or breach has not been waived by Buyer; (ii) Buyer has provided written notice to the Company and the Sellers Representative of such violation or breach; and (iii) the applicable Seller Party or the Company, as the case may be, has not cured such violation or breach by the earlier of (x) twenty (20) Business Days after receiving written notice thereof from Buyer and (y) the Outside Date; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 14.01(b) if there has been a breach or violation by any Buyer Party of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have prevented, or would prevent, satisfaction of any condition set forth in Article XI;

(c)       by the Company, upon written notice to Buyer, if there has been a violation or breach by any Buyer Party of any covenant, agreement, obligation, representation or warranty contained in this Agreement which has prevented, or would prevent, the satisfaction of any condition to set forth in Article XI and (i) such violation or breach has not been waived in writing by the Company; (ii) the Company has provided written notice to Buyer of such violation or breach; and (iii) the applicable Buyer Party has not cured such violation or breach by the earlier of (x) twenty (20) Business Days after receiving written notice thereof from the Company and (y) the Outside Date; provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 14.01(c) if there has been a breach or violation by the Company or the Seller Parties of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have prevented, or would prevent, satisfaction of any condition set forth in Article X;

(d)         by the Company, if (i) all conditions set forth in Article X have been satisfied or waived in writing by Buyer (other than those conditions that by their terms are to be satisfied at the Closing (which, for the avoidance of doubt, includes the condition set forth in Section 10.07), which would be capable of being satisfied at the Closing were the Closing to occur on the date of such termination), (ii) the Company and the Sellers Representative have provided irrevocable written notice to Buyer stating that the Company and the Seller Parties are ready, willing and able to consummate the Closing when required pursuant to Section 3.01 and (iii) the Buyer Parties have failed to consummate the Closing within three (3) Business Days following receipt of such notice;

(e)          by either Buyer or the Company, upon written notice to the other, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any Law or Order permanently enjoining, restraining or prohibiting the transactions contemplated by this Agreement, which shall have become final and non-appealable; or

(f)          by either Buyer or the Company, upon written notice to the other, if the Closing shall not have occurred prior to 11:59 p.m. (Chicago time) on the date that is 270 days after the date hereof (as may be extended in accordance with the following proviso, the “Outside Date”); provided, however, that if the conditions set forth in Sections 10.04 and 11.03 have not been satisfied as of the Outside Date, and all other conditions set forth in Article X and Article XI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which conditions would be satisfied if the Closing were to occur on such date) are then satisfied or have been waived, the Outside Date shall be automatically extended by thirty (30) days; and provided that this Agreement may not be terminated under this Section 14.01(f) by Buyer, if any Buyer Party is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure of the Closing to occur prior to the Outside Date, or by the Company, if the Company or any Seller Party is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure of the Closing to occur prior to the Outside Date.

14.02     Effect of Termination. If Buyer or the Company validly terminates this Agreement pursuant to Section 14.01, this Agreement shall forthwith become void, and all rights and obligations of the Parties hereunder shall terminate, without any liability or obligation of any Party to any other Party, except that Section 7.12(e), this Section 14.02, Section 14.03 and Article XV (other than Section 15.10) shall survive the termination of this Agreement; provided that, subject to Section 14.03, the termination of this Agreement shall not affect any liability on the part of any Party to any other Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud.

14.03      Termination Fee.

(a)          If this Agreement is validly terminated by the Company pursuant to Section 14.01(c) or Section 14.01(d) (each, a “Qualified Termination”), then Buyer shall pay, or cause to be paid, to the Company an amount of $40,837,500 (such payment, the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Company, within five (5) Business Days immediately following the receipt by Buyer of the Company’s notice of termination of this Agreement. If Buyer is required to pay the Termination Fee (as determined by a court of competent jurisdiction or as agreed in a final settlement agreement entered into by Buyer and the Company) and does not pay, or cause to be paid, the Termination Fee by the tenth (10th) Business Day after the termination of this Agreement, in addition to the Termination Fee, Buyer shall (i) pay, or cause to be paid, to the Company interest on the Termination Fee at a rate of 5.15% per annum from the date of such termination to the date the Termination Fee is actually paid to the Company (“Interest”) and (ii) reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorney’s fees and expenses and court costs) incurred by the Company in enforcing its right to receive, and collecting, the Termination Fee (“Collection Costs”), up to an aggregate amount that, when taken together with interest that is due and payable, equals $1,361,250.

(b)         Notwithstanding anything to the contrary in this Agreement or otherwise, (i) in the event a Qualified Termination occurs, receipt of the Termination Fee if due and payable hereunder and, if payable pursuant to Section 14.03(a), Interest and Collection Costs, enforcement of the obligations of Buyer pursuant to Section 7.12(e) and Section 15.03 and the claims under Confidentiality Agreement shall be the sole and exclusive remedies of the Seller Parties, the Company, the Sellers Representative, and their respective direct and indirect equity holders and Affiliates, against the Buyer Parties and their respective Affiliates, the Debt Financing Sources and any arranger, agent or other representative of the foregoing, or any of the respective direct or indirect, former, current or future, Affiliates, general or limited partners, equityholders, managers, members, directors, officers, employees, agents, representatives, advisors or assignees of the foregoing (collectively, the “Buyer Group Members”) for any loss suffered as a result of any breach of this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and (ii) except for receipt of the Termination Fee if due and payable hereunder and, if payable pursuant to Section 14.03(a), Interest and Collection Costs, liability for the obligations of Buyer pursuant to Section 7.12(e) and Section 15.03 and claims under the Confidentiality Agreement, no Buyer Group Member shall have any Liability to the Company, the Seller Parties, the Sellers Representative or any of their respective equity holders or Affiliates, or to any of the representatives of any of the foregoing, relating to or arising out of this Agreement, the transactions contemplated hereby (including, for the avoidance of doubt, the Debt Financing or Equity Financing), any breach of this Agreement or any failure of such transactions contemplated by this Agreement to be consummated, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any Proceeding, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate veil, by or through any Proceeding by or on behalf of a Party or another Person or otherwise; provided that nothing in this Section 14.03 shall limit the right of the Seller Parties, the Company, the Sellers Representative or any of their respective direct and indirect equity holders or Affiliates to bring or maintain any Proceeding in accordance with this Agreement for an injunction, specific performance or other equitable relief prior to the termination of this Agreement.

(c)          The Parties hereto acknowledge that (i) the agreements contained in this Section 14.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. In no event shall a Termination Fee be payable more than once.

ARTICLE XV

GENERAL PROVISIONS

15.01      Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) personally delivered, (ii) one (1) Business Day after deposit with Federal Express or similar nationally reputable overnight courier service, (iii) on the date sent by electronic mail (if not returned as undeliverable), or (iv) three (3) Business Days after being mailed by first class mail, return receipt requested. Notices, demands and communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)          if to a Buyer Party (or the Company after Closing) to:

2648 International Blvd
Suite 301
Oakland, CA 94601
Email: [redacted]; [redacted]
Attention: Mark Ward and Marianne Lewis

with a copy to (which notice shall not constitute notice):

McDermott Will & Schulte LLP
919 Third Ave.
New York, NY  10022
Attention: David A. Curtiss
Email: david.curtiss@srz.com

McDermott Will & Schulte LLP
444 West Lake Street, Suite 4000
Chicago, Illinois 60606
Attention: Heidi Steele
Email: hsteele@mwe.com

(b)          if to the Sellers Representative or any Seller Party (other than the Abrams Investors), to:

c/o Emerald Lake Capital Management
233 Wilshire Boulevard, Suite 650
Santa Monica, CA 90401
Attention: Daniel Lukas, Russell Hammond and Stephen Burhenn
Email: [redacted], [redacted], and [redacted]

with a copy to (which notice shall not constitute notice):

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attention: Jeffrey B. Kaplan, P.C.
Email: jeffrey.kaplan@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Tamar Donikyan
Email: tamar.donikyan@kirkland.com

(c)          if to the Abrams Investors, to:

c/o Abrams Capital
222 Berkeley Street, 21st Floor
Boston, MA 02116
Attention: Alison Bomberg
Email: [redacted]; [redacted]

with a copy to (which notice shall not constitute notice):

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA  02199-3600
Attention: Sarah Schaffer Raux
Email: sarah.schafferraux@ropesgray.com

15.02     Entire Agreement. This Agreement (including the Exhibits and Schedules) and the Ancillary Agreements together contain the entire understanding of the Parties and their respective Affiliates in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings (oral or written) between the Parties and their respective Affiliates with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.

15.03     Expenses. Except as otherwise provided herein (including the following sentence), each Party shall pay such Party’s own fees and expenses, including such Party’s own counsel fees, incurred in connection with, relating to, or arising out of, this Agreement, the negotiation, preparation, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Regardless of whether the Closing occurs, the Buyer Parties shall be responsible for, and to the extent necessary shall reimburse the Company for, all out-of-pocket expenses incurred by the Company and its Subsidiaries in connection with the preparation of any audited financial statements intended to be used in connection with any Registration Statement or other filing with the Securities and Exchange Commission or any securities exchange.

15.04     Amendment; Waiver. This Agreement may not be modified, amended, supplemented or restated, except by written instrument executed by Buyer, the Company, the Sellers Representative and the Abrams Investors; provided that Section 14.03, this proviso, Section 15.08(b), Section 15.09(c), Section 15.09(d) and Section 15.15(b), Section 15.05 and Section 15.16 to the extent relating to the Debt Financing Sources and any other provision of this Agreement, the amendment or modification of which has the effect of modifying such provisions may not be amended in a manner adverse to the Debt Financing Sources party to the Debt Financing Commitment without the prior written consent of such Debt Financing Sources. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

15.05    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by a Party hereto without the prior written consent of Buyer and the Sellers’ Representative; provided, that the Buyer Parties may, without the consent of the Sellers’ Representative, assign their rights hereunder to their respective Affiliates or, after the Closing, to any third party who purchases, directly or indirectly, a majority of the equity interests or assets of Buyer or the Company, but no such assignment shall relieve the Buyer Parties of their obligations hereunder; provided, further, that the Buyer Parties and, after the Closing, the Company may, without the consent of the Sellers’ Representative, assign any or all of their respective rights and interests hereunder to the Debt Financing Sources and any other secured lenders or refinancing lenders as collateral security, but no such assignment shall relieve the Buyer Parties or the Company of its obligations hereunder.

15.06   Counterparts. This Agreement may be executed in any number of counterparts (including by means of electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

15.07     Interpretation; Schedules. When a reference is made in this Agreement to the Preamble or Recitals or an Article, Section, clause, Schedule or Exhibit, such reference shall be deemed to be to the Preamble or Recitals to this Agreement or to an Article, Section, clause, Schedule or Exhibit of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words of one gender shall be held to include the other gender as the context requires. The word “or” shall be disjunctive and is not intended to be exclusive unless expressly indicated otherwise. The words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section, except where the context otherwise requires. The use of the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency, duration, cost and quantity”. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation, or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation, or other law include any successor to such section. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “written” or “in writing” include in electronic form. References to any Contract (including this Agreement) or Organizational Document are to the Contract or Organizational Document as amended, modified, supplemented, or replaced from time to time, unless otherwise stated (subject to any restrictions on amendments or modifications set forth in this Agreement). References to this Agreement include the Schedules and Exhibits. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise, and permitted assigns. Any information set forth in one section of the Disclosure Schedule will be deemed to apply to other sections of the Disclosure Schedule to which its relevance is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules, in and of itself, in any dispute or controversy with any other Party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedules is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material). The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

15.08      Governing Law; Interpretation.

(a)         This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware applicable to contracts executed and to be wholly performed within Delaware, without regard to choice of law or conflict of law principles that would require the application of the laws of any other jurisdiction.

(b)         Notwithstanding anything herein to the contrary, any claim, dispute, action and cause of action (whether in Law or in equity, whether in contract or in tort or otherwise) involving any Debt Financing Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any claim, dispute, action or cause of action arising out of or relating in any way to the Debt Financing or the performance thereof, shall be governed by, construed and enforced in accordance with the applicable laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15.09     Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a)       Any Proceeding based upon, arising out of, or relating to, this Agreement or any of the transactions contemplated hereby (including in respect of the construction, validity, enforcement and interpretation of this Agreement) and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby shall be brought exclusively and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, only if the Court of Chancery of the State of Delaware does not have or declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware and any appellate courts therefrom) (the “Designated Courts”), and the Parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Proceeding; provided that a final judgment against any Party in any Proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction. Each Party agrees that service of any process, summons, notice, or document by United States registered mail addressed to such Party in accordance with Section 15.01 shall be effective service of process for any such Proceeding brought against such Party in any such Designated Court.

(b)        In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding based upon, arising out of, or relating to, this Agreement or any of the transactions contemplated hereby in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any such Proceeding brought in the Designated Courts has been brought in an inconvenient forum.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, BE BASED UPON, OR RELATE TO, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED UPON, OR RELATING TO THIS AGREEMENT (INCLUDING ANY ACTION ARISING OUT OF THE DEBT FINANCING OR THE DEBT FINANCING COMMITMENT) OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY AGREES AND ACKNOWLEDGES THAT (I) NO OTHER PARTY, NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 15.09(C). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d)          Notwithstanding anything in this Agreement to the contrary, each of the Parties hereby: (i) agrees that any legal action (whether in Law or in equity, whether in contract or in tort or otherwise) involving the Debt Financing Sources and their respective Affiliates, officers, directors, employees, agents, advisors and representatives (collectively, the “Debt Financing Parties”) arising out of or relating to this Agreement, the Debt Financing, the definitive agreements entered into in connection with the Debt Financing (the “Debt Financing Documents”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, construed and enforced in accordance with, the laws of the State of New York, except as otherwise set forth in the Debt Financing Commitment and except with respect to (x) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (y) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Financing Commitment) and whether as a result of any inaccuracy thereof the Buyer Parties have the right to terminate this Agreement pursuant to Section 14.01(b) or decline to consummate the Closing as a result thereof pursuant to Article X and (z) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (ii) agrees not to bring or support, or permit any of its controlled Affiliates to bring or support, any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (iii) (x) agrees that service of process upon any such party in any such action, cause of action, claim, cross-claim or third party claim shall be effective if notice is given in accordance with Section 15.01 and (y) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court (iv) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (v) agrees that none of the Debt Financing Parties will have any Liability to the Company or its Subsidiaries, the Seller Parties or the Sellers Representative or any of their Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and the Company, its Subsidiaries, the Seller Parties, the Sellers Representative and their Affiliates (x) waive any and all such claims against the Debt Financing Parties and (y) agree that none of the Company or its Subsidiaries, the Seller Parties or Sellers Representative or any of their Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of the services thereunder, (vi) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action against any Debt Financing Party in connection with the transactions contemplated hereby any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (vii) agrees (x) that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Section 15.09(d) (or the definitions of any terms used in this Section 15.09(d)) and (y) to the extent any amendments to any provision of this Section 15.09(d) (or, solely as they relate to Section 15.09(d), the definitions of any terms used in this Section 15.09(d)) are adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 15.09(d) shall in any way affect any Party’s or any Party’s Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Financing Documents.

15.10     Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Parties would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, a non-breaching Party shall be entitled, without the posting of any bond or other undertaking, to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any Proceeding for specific performance or injunctive relief hereunder. Notwithstanding the foregoing or anything to the contrary herein, the Company shall have the right (a) to enforce the Backstop Equity Commitments to cause the Backstop Equity Investors to fund the Equity Financing in accordance with the terms, and subject to the conditions of the Backstop Equity Commitments and (b) to obtain specific performance to cause the Buyer Parties to consummate the Closing if and only if (i) the Rights Offering shall have occurred (but, for the avoidance of doubt, without regard to the success thereof), (ii) all of the conditions to Closing as set forth in Article X have been satisfied or waived in writing by Buyer (other than those that by their nature are to be satisfied at the Closing by the delivery of documents or taking of actions (which, for the avoidance of doubt, includes the condition set forth in Section 10.07)), (iii) the Buyer Parties have failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 3.01, (iv) the Debt Financing has been funded, or will be funded at the Closing if the Equity Financing is funded at the Closing and (v) the Sellers Representative and the Company have each confirmed in an irrevocable written notice to Buyer that the Seller Parties and the Company are ready, willing and able to perform their obligations to effect the Closing. The Company shall in no event be entitled to both (y) a grant of specific performance or other equitable remedies to cause the Backstop Equity Investors to fund the Equity Financing and to cause the Buyer Parties to consummate effect the Closing and (z) payment of the Termination Fee.

15.11    Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party. Further, each of the prior drafts of this Agreement shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.

15.12      Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

15.13     Made Available. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Project Crystal” data room at services.intralinks.com at least one Business Day prior to the date of this Agreement.

15.14      Designation of the Sellers Representative.

(a)         Designation. Emerald Lake Pearl Acquisition, L.P., a Delaware limited partnership, is hereby designated to serve as the representative of the Seller Parties (the “Sellers Representative”) with respect to the matters expressly set forth in this Agreement and the Ancillary Agreements to be performed by the Sellers Representative.

(b)          Authority. The Sellers Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Seller Parties for all purposes of this Agreement, the Ancillary Agreements and any other agreement entered into in connection herewith, including the full power and authority on such Person’s behalf (i) to execute any Ancillary Agreement required by the terms hereof and otherwise to consummate the transactions contemplated herein and therein, (ii) to pay expenses incurred by such Person or the Sellers Representative in connection with the marketing of the Company, the evaluation of the transactions contemplated by this Agreement and the negotiation and performance of this Agreement, the Ancillary Agreements and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to direct the disbursement of any funds received hereunder or under the Escrow Agreement to any Seller Party in accordance with the terms hereof and thereof, (iv) to endorse and deliver any certificates or instruments representing the Company Units and execute such further agreements or instruments of assignment as any Buyer Party shall reasonably request or which the Sellers Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding a Seller Party as if such Seller Party had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Consideration, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Person in connection herewith including under the Ancillary Agreements, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereby, (x) to retain legal and other professional advisors on behalf of, and at the expense of, the Seller Parties in connection with its actions hereunder or under the Ancillary Agreements, (xi) to dispense funds from the Adjustment Escrow Fund (or direct the Escrow Agent to do so) to the Seller Parties pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses or other amounts incurred or payable by the Sellers Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement or in the Allocation Schedule (including calculations with respect to the distribution of the Closing Consideration) in accordance with the terms hereof and the applicable definitions set forth herein, and (xiii) to do each and every act and exercise any and all rights which the Seller Parties are permitted or required to do or exercise under this Agreement or the Ancillary Agreements. Notwithstanding the foregoing or anything herein to the contrary, with respect to the Abrams Investors, the Sellers Representative’s authority shall not extend to any matter to which the Abrams Investors have express consent rights under this Agreement. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller Party or other Person. If, after the execution of this Agreement, any Seller Party dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Sellers Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Sellers Representative shall be binding upon all of the Seller Parties, and no Seller Party shall have the right to object, dissent, protest or otherwise contest the same.

(c)         Expense Fund. The Expense Fund shall be withheld and paid directly to an account maintained by the Sellers Representative (or a financial institution selected by the Sellers Representative) as a fund for the fees and expenses (including any legal fees and expenses) of the Sellers Representative incurred in connection with this Agreement and the Ancillary Agreements, with any balance of the Expense Fund not utilized for such purposes to be returned to the Seller Parties on a pro rata basis based upon the Seller Parties’ respective Cash Pro Rata Percentages. In the event that the Expense Fund shall be insufficient to satisfy the fees and expenses, and other amounts payable by, of the Sellers Representative, and in the event there are any remaining funds in the Adjustment Escrow Amount to be distributed to the Seller Parties, then immediately prior to the final distribution from the Adjustment Escrow Amount to the Seller Parties, the Sellers Representative shall be entitled to recover any such expenses from the Adjustment Escrow Amount to the extent of such funds prior to the distribution of funds to the Seller Parties. The Sellers Representative shall also be entitled to recover any remaining expenses directly from the Seller Parties on a pro rata basis based upon their respective Cash Pro Rata Percentages, and the Sellers Representative shall not have any obligation to personally advance funds in connection with the performance of any duties under this Agreement.

(d)         Authority. The Buyer Parties shall be entitled to rely on any action taken by the Sellers Representative pursuant to Section 15.14(b) (each, an “Authorized Action”), and each Authorized Action shall be binding on each Seller Party as fully as if such Person had taken such Authorized Action (subject, in the case of the Abrams Investors, to the express consent rights set forth herein).

(e)          Duties of the Sellers Representative. The Sellers Representative shall have only the duties expressly stated in this Agreement and the Ancillary Agreements and shall have no other duty, express or implied. The Sellers Representative is not, by virtue of serving as Sellers Representative, a fiduciary of the Seller Parties or any other Person. The Sellers Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty, or covenant of the Company or any Seller Party. The Sellers Representative acknowledges that it is an Affiliate of the Emerald Investors and that conflicts of interest may exist among the Seller Parties, and agrees to act in good faith and not in a manner that is knowingly or intentionally disproportionally adverse to the Abrams Investors or the Management Investors. The Sellers Representative shall keep the Abrams Investors reasonably informed of material actions and decisions within the scope of its duties and shall provide the Abrams Investors with copies of material notices and correspondence received from or delivered to the Buyer Parties relating to matters that could reasonably be expected to affect the Abrams Investors.

(f)          Exculpation. The Sellers Representative shall not be liable to any Seller Party for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Sellers Representative shall not be relieved of any liability imposed by Law for fraud or bad faith. The Sellers Representative shall not be liable to the Seller Parties for any apportionment or distribution of payments made by the Sellers Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Seller Parties any payment in excess of the amount to which they are determined to have been entitled. The Sellers Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers Representative nor any agent employed by it shall incur any liability to any Seller Party by virtue of the failure or refusal of the Sellers Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith. Notwithstanding the foregoing, nothing in this Section 15.14(b) shall limit the Sellers Representative’s liability to the Seller Parties for fraud or willful misconduct.

(g)         No Compensation of the Sellers Representative. The Sellers Representative shall not be entitled to, and shall not charge or collect from the Seller Parties or any other Person, any fees or other compensation for its services as the Sellers Representative under this Agreement.

(h)        Replacement of the Sellers Representative. If the Person designated as the Sellers Representative hereunder resigns from such designation, then the Seller Parties that collectively hold more than 50% of the Cash Pro Rata Percentage will appoint a new Person to serve as the Sellers Representative and will provide prompt written notice thereof to Buyer. Until such notice is received, Buyer will be entitled to rely on the actions and statements of the previous Sellers Representative.

15.15      Non-Recourse.

(a)       All claims, obligations, liabilities or causes of action that may be based upon, arise out of or relate in any manner to this Agreement or any Ancillary Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in connection with, or as an inducement to, this Agreement) or any Ancillary Agreement, or the transactions contemplated hereby or thereby may be made only against the entities that are expressly identified as Parties in the preamble to this Agreement or such Ancillary Agreement, as the case may be, and no claim, obligation, liability or cause of action may be initiated against any Non-Recourse Party (each of whom are third-party beneficiaries of this Section 15.15(a)), except those parties to Ancillary Agreements for claims with respect thereto.

(b)          No Debt Financing Party shall have any liability to the Company or its Subsidiaries, the Seller Parties or the Sellers Representative or any of their respective Affiliates relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; provided, that, for the avoidance of doubt, nothing herein shall limit or otherwise adversely affect the rights of any Buyer Party and its Affiliates against the Debt Financing Sources under the Debt Financing Commitment or any Buyer Party and its Affiliates (including, after the consummation of the Closing, the Company and its Subsidiaries) party to the definitive documentation with respect to the Debt Financing.

15.16     No Third-Party Beneficiaries. Notwithstanding anything contained herein to the contrary, except for Section 8.02 (as to which the Company D&O Persons are express intended third party beneficiaries) and Section 15.15 (as to which the Non-Recourse Parties are express intended third party beneficiaries) and the following sentence (as to which the Debt Financing Sources are express intended third party beneficiaries), this Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Section 14.03, the proviso in Section 15.04, Section 15.08(b), Section 15.09(c), Section 15.09(d), Section 15.15(b) and, to the extent relating to the Debt Financing Sources, Section 15.05 and this Section 15.16 will inure to the benefit of the Debt Financing Sources party to the Debt Financing Commitment and their successors and permitted assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by such Debt Financing Sources and their respective successors and permitted assigns).

15.17     Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect, and will in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination, the Buyer Parties and the Sellers Representative will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

CONTEXTLOGIC HOLDINGS, LLC

By: ContextLogic LLC, its Managing Member

By: ContextLogic Holdings Inc., its Managing Member

By:	/s/ Mark Ward
Name:	Mark Ward
Title:	President

BUYER PARENT:

CONTEXTLOGIC HOLDINGS INC.

By:	/s/ Mark Ward
Name:	Mark Ward
Title:	President

BUYER MIDCO:

CONTEXTLOGIC LLC

By:	/s/ Mark Ward
Name:	Mark Ward
Title:	President

MANAGEMENT AGGREGATOR:

SALT MANAGEMENT AGGREGATOR, LLC

By:	/s/ David Sugarman
Name:	David Sugarman
Title:	Manager

COMPANY:

US SALT PARENT HOLDINGS, LLC

By:	/s/ Daniel Lukas
Name:	Daniel Lukas
Title:	President

[Signature Page to Purchase Agreement]

SELLER PARTIES:

EMERALD LAKE PEARL ACQUISITION GP, L.P

By: Emerald Lake Pearl Acquisition UGP, LLC
Its: General Partner

By:	/s/ Daniel Lukas
Name:	Daniel Lukas
Title:	Managing Member

EMERALD LAKE PEARL ACQUISITION-A, L.P.

By: Emerald Lake Pearl Acquisition GP, L.P.
Its: General Partner

By: Emerald Lake Pearl Acquisition UGP, LLC
Its: General Partner

By:	/s/ Daniel Lukas
Name:	Daniel Lukas
Title:	Managing Member

EMERALD LAKE PEARL ACQUISITION BLOCKER, LLC

By: Emerald Lake Pearl Acquisition-A, L.P.
Its: Managing Member

By: Emerald Lake Pearl Acquisition GP, L.P.
Its: General Partner

By: Emerald Lake Pearl Acquisition UGP, LLC
Its: General Partner

By:	/s/ Daniel Lukas
Name:	Daniel Lukas
Title:	Managing Member

EMERALD LAKE PEARL ACQUISITION, L.P.

By: Emerald Lake Pearl Acquisition GP, L.P.
Its: General Partner

By: Emerald Lake Pearl Acquisition UGP, LLC
Its: General Partner

By:	/s/ Daniel Lukas
Name:	Daniel Lukas
Title:	Managing Member

RIVA CAPITAL PARTNERS VI, L.P.

By: Abrams Capital Management, L.P.
Its: Investment manager

By: Abrams Capital Management, LLC
Its: General partner

By:	/s/ David Abrams
Name:	David Abrams
Title:	Managing Member

RIVA CAPITAL PARTNERS V, L.P.

By: Abrams Capital Management, L.P.
Its: Investment manager

By: Abrams Capital Management, LLC
Its: General partner

By:	/s/ David Abrams
Name:	David Abrams
Title:	Managing Member

ABRAMS CAPITAL PARTNERS I, L.P.

By: Abrams Capital Management, L.P.
Its: Investment manager

By: Abrams Capital Management, LLC
Its: General partner

By:	/s/ David Abrams
Name:	David Abrams
Title:	Managing Member

ABRAMS CAPITAL PARTNERS II, L.P.

By: Abrams Capital Management, L.P.
Its: Investment manager

By: Abrams Capital Management, LLC
Its: General partner

By:	/s/ David Abrams
Name:	David Abrams
Title:	Managing Member

/s/ Tim Lee
Tim Lee

/s/ Robert Jordan
Robert Jordan

FRIER FAMILY TRUST

By:	/s/ Rick Frier
Name:	Rick Frier
Title:	Authorized Signatory

/s/ Rick Frier
Rick Frier

/s/ Paul Clifford
Paul Clifford

/s/ Michael Faherty
Michael Faherty

/s/ Elizabeth Rowe
Liz Rowe

/s/ Jason Blaseg
Jason Blaseg

/s/ David Sugarman
David Sugarman

/s/ Drew Farren
Drew Farren

/s/ Frank Pastore
Frank Pastore

/s/ Travis McNamara
Travis McNamara

/s/ Brandon Swartz
Brandon Swartz

/s/ Paul Lowe
Paul Lowe

/s/ Tim Dillon
Tim Dillon

/s/ Steve Annis
Steve Annis

REPRESENTATIVE:

EMERALD LAKE PEARL ACQUISITION, L.P.

By: Emerald Lake Pearl Acquisition GP, L.P.
Its: General Partner

By: Emerald Lake Pearl Acquisition UGP, LLC
Its: General Partner

By:	/s/ Daniel Lukas
Name:	Daniel Lukas
Title:	Managing Member

BCP (solely for the purposes of Section 7.16 and, as it relates thereto, Article XV)

BCP SPECIAL OPPORTUNITIES FUND III ORIGINATIONS LP

By: BCP Special Opportunities Fund III GP LP, its general partner

By: BCP SOF III GP, L.L.C, its general partner

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	Authorized Signatory

Exhibit A
Pre-Closing Reorganization

Attached.

Exhibit B
Buyer Pre-Closing Reorganization

Attached.

Exhibit C
Form of Company Closing Certificate

Attached.

Exhibit D
Form of Buyer Closing Certificate

Attached.

Exhibit E
Form of Buyer LLC Agreement

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

among

CONTEXTLOGIC HOLDINGS, LLC

and

THE MEMBERS NAMED HEREIN

i

ii

iii

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement of ContextLogic Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of [___], 2026 by and among the Company, ContextLogic Holdings Inc., a Delaware limited liability company (“Parent”), BCP Special Opportunities Fund III Originations LP, a Delaware limited partnership (together with its Permitted Transferees, “BCP”), Riva Capital Partners V, L.P., a Delaware limited partnership (“Riva V”), Riva Capital Partners VI, L.P., a Delaware limited partnership (“Riva VI”), Abrams Capital Partners I, L.P., a Delaware limited partnership (“ACP I”), Abrams Capital Partners II, L.P., a Delaware limited partnership (“ACP II”, and together with Riva V, Riva VI and ACP I, and each of their respective Permitted Transferees, “Abrams”), and each other Person who on or after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a counterpart signature page hereto or Joinder Agreement.1  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01 of this Agreement.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on February 20, 2025 (as amended from time to time, the “Certificate of Formation”) and entering into the Limited Liability Company Agreement of the Company dated as of February 20, 2025 (the “Original Agreement”);

WHEREAS, the Company and certain Members entered into the Amended and Restated Liability Company Agreement of the Company (the “A&R Agreement”) dated as of March 6, 2025 (the “Original Closing Date”) to provide for, among other things, the respective governance and economic rights of the Members as set forth therein;

WHEREAS, on the date hereof, the Company acquired U.S. Salt Parent Holdings, LLC pursuant to the terms of that certain Purchase Agreement (the “Purchase Agreement”) dated as of December [____], 2025 (such transaction, the “Acquisition”);

WHEREAS, in connection with the closing of the Acquisition and the admission of new Members to the Company in connection therewith, the Company and its Members have agreed to amend and restate the terms and conditions contained in the A&R Agreement; and

WHEREAS, the Company and its Members agree that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01        Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

1 Note to Form:  All rollover sellers who acquire Units will execute this Agreement at closing; provided, that management rollover sellers will hold their equity through Salt Management Aggregator, LLC (which, accordingly, will be the signatory to this Agreement).

“Abrams” has the meaning set forth in the preamble of this Agreement.

“ACP I” has the meaning set forth in the preamble of this Agreement.

“ACP II” has the meaning set forth in the preamble of this Agreement.

“Acquisition” has the meaning set forth in the Recitals.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)        crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)         debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, or is a Family Member of such Person; provided, that, notwithstanding the foregoing, (a) no Company Group Member shall be deemed to be an Affiliate of BCP or Abrams for purposes of this Agreement and (b) no portfolio investment of BCP or Abrams shall be deemed to be an Affiliate of BCP or Abrams for purposes of this Agreement. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Affiliated Entity” means any Company Group Member or Parent.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“BCP” has the meaning set forth in the preamble of this Agreement.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Partnership Representative in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)         the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)          immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;

(c)          the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Partnership Representative, as of the following times:

(i)          immediately prior to the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii)         the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company;

(iii)        the grant to Parent of any Class B-1 Common Units or the issuance by the Company of a noncompensatory option;

(iv)        the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(v)          such other times as may be permitted under the Treasury Regulations;

provided, that such adjustments pursuant to clauses (i), (ii) and (iii) above need not be made if the Partnership Representative reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members;

(d)         the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)          if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Business Needs” has the meaning set forth in Section 7.01(a).

“Capital Account” has the meaning set forth in Section 5.04.

“Capital Contribution” means, with respect to any Member, any contribution of cash, cash equivalents and other property to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Class A Contribution Amount” means $8.00 for each Class A Convertible Preferred Unit, including, for the avoidance of doubt, any Class A Convertible Preferred Units issued prior to the date hereof.

“Class A Conversion Ratio” means, for any Class A Convertible Preferred Unit at any given time, a fraction, the numerator of which is the Class A Contribution Amount of such Class A Convertible Preferred Unit at the time of determination and the denominator of which is $8.00.

“Class A Convertible Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Class A Convertible Preferred Units” in this Agreement.

“Class A Member” means any holder of Class A Convertible Preferred Units set forth on the Members Schedule.

“Class A Percentage Interest” means, for any Class A Member at any given time, a fraction, expressed as a percentage, equal to the aggregate number of Class A Convertible Preferred Units held by such Class A Member at the time of determination, divided by the aggregate number of Class A Convertible Preferred Units outstanding at the time of determination.

“Class B Common Units” means, collectively, the Class B-1 Common Units and the Class B-2 Common Units.

“Class B-1 Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Class B-1 Common Units” in this Agreement.

“Class B-2 Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and right specified with respect to “Class B-2 Common Units” in this Agreement.

“Class B Member” means a Class B-1 Member or Class B-2 Member, as applicable.

“Class B-1 Member” means a holder of Class B-1 Common Units set forth on the Members Schedule.

“Class B-2 Member” means a holder of Class B-2 Common Units set forth on the Members Schedule.

“Class B Percentage Interest” means, for any Class B Member at any given time, a fraction, expressed as a percentage, equal to the aggregate number of Class B Common Units held by such Class B Member at the time of determination, divided by the aggregate number of Class B Common Units outstanding at the time of determination.

“Class P Joinder Agreement” means the Joinder Agreement executed by the Class P Member setting forth the terms and conditions of the Class P Member’s Class P Units.

“Class P Member” means the holder of Class P Units set forth on the Members Schedule.

“Class P Percentage” means a fraction expressed as a percentage, the numerator of which is the number of Class P Units held by the Class P Member as of the specified date, the denominator of which is the total number of issued and outstanding Class P Units, Class A Convertible Preferred Units and Class B Common Units as of the specified date.

“Class P Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Class P Units” in this Agreement.

“Closing Effective Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Group Members” means, collectively, the Company, and its direct and indirect subsidiaries.

“Company Minimum Gain” means “partnership minimum gain” as defined in Sections 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.

“Company Subsidiary” means a Subsidiary of the Company.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Conversion Notice” has the meaning set forth in Section 3.04.

“Covered Person” has the meaning set forth in Section 13.01(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.

“Dissolution Event” has the meaning set forth in Section 12.01.

“Distributable Cash” means, as of any date, the excess of (a) the cash and cash equivalent items, held by the Company over (b) the sum of the amount of such items as the Managing Member determines to be necessary for (i) the proper conduct of the business of the Company and its Subsidiaries, and (ii) to pay or otherwise satisfy expenses, liabilities and obligations of the Company and its Subsidiaries.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or purchase by the Company or any Member of any Units or Unit Equivalents; (b) any recapitalization or exchange of securities of the Company; or (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units. “Distribute” and “Distributed” when used as a verb and “Distributable” and “Distributive” when used as an adjective shall each have a correlative meaning.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Emerald Lake Investor” means Emerald Lake Pearl Acquisition GP L.P., a Delaware limited partnership.

“Equity Securities” has the meaning set forth in Section 4.12.

“Exchange Consideration” has the meaning set forth in Section 9.03.

“Excluded Issuances” has the meaning set forth in Section 4.12.

“Excess Net Losses” has the meaning set forth in Section 6.02(h).

“Excess Shares” has the meaning set forth in Section 6.02(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Managing Member based on such factors as the Managing Member, in the exercise of its reasonable business judgment, considers relevant.

“Family Members” means, with respect to any Person, any parent, spouse, sibling, niece, nephew or any spouse thereof, and any direct descendant (natural or adoptive) of any such Person.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Imputed Underpayment Amount” has the meaning set forth in Section 7.04(d).

“Indebtedness” means with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money; (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are expected to be satisfied within 30 days of becoming due and payable); (iv) all Indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and (v) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Issuance Notice” has the meaning set forth in Section 3.06(a).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Liquidation Value” means, as determined by the Managing Member, with respect to any Unit converted or exchanged pursuant to Section 9.03, the amount that would be distributable in respect of such Unit if the fair market value (as determined by the Managing Member) of the aggregate Equity Securities received in exchange for, or as a result of the conversion of, Units in accordance with Section 9.03 were applied to such Units in accordance with Section 7.02 assuming such exchanged or converted Units were the only Units outstanding.

“Liquidator” means a Person designated by the Managing Member for the purpose of liquidating the Company’s assets and winding up the Company’s business and affairs.

“Losses” has the meaning set forth in Section 13.03(a).

“Management Investors” means Salt Management Aggregator, LLC, a Delaware limited liability company.

“Managing Member” means Parent, in its capacity as the managing member of the Company.

“Member” means (a) each Person who has executed this Agreement or a counterpart thereof; and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, to (a) a Distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) a Distributive share of the assets of the Company; (c) vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Misallocated Item” has the meaning set forth in Section 6.05.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments (without duplication):

(a)          any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)        any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)         any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)         any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)          if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss;

(f)          to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(g)         Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.02 hereof shall not be taken into account in computing Net Income and Net Loss. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.02 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“New Interests” has the meaning set forth in Section 3.05.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 8.02.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Partnership Representative” shall mean the Person acting in the capacity of the “partnership representative” (as such term is defined under the BBA Rules) and any “designated individual” through whom the Partnership Representative that is an entity may act, if applicable.

“Permitted Transfer” means a Transfer of Units carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preemptive Rights Holder” has the meaning set forth in Section 3.06(a).

“Preemptive Rights Portion” has the meaning set forth in Section 3.06(a).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualifying Percentage Interest” means, for any Class A Member or Class B-2 Member, a fraction, expressed as a percentage, equal to the aggregate number of Class A Convertible Preferred Units and Class B-2 Common Units held by such Member at the time of determination, divided by the aggregate number of Class A Convertible Preferred Units and Class B-2 Common Units, collectively, outstanding at the time of determination.

“Regulatory Allocations” has the meaning set forth in Section 6.02(g).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retained Distribution” has the meaning set forth in Section 7.02.

“Riva V” has the meaning set forth in the preamble of this Agreement.

“Riva VI” has the meaning set forth in the preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Subsidiary” means, with respect to any Person, any other Person of which (a) a majority of the outstanding shares or other equity interests are owned, directly or indirectly, by the first Person or (b) an amount of voting securities sufficient to elect at least a majority of the board of directors, managers or trustees (or other persons performing similar functions) are owned, directly or indirectly, by the first Person.

“Tag-Along Notice” has the meaning set forth in Section 9.03.

“Tag-Along Opportunity” has the meaning set forth in Section 9.03.

“Tax Rate” shall mean a rate determined by the Managing Member in its good faith discretion intended to replicate the highest hypothetical combined U.S. federal, state, and local tax rates to which each Member is subject; provided that the Tax Rate shall be the same for all Class A Members and Class B-2 Members.

“Tax Distribution” has the meaning set forth in Section 7.03.

“Taxing Authority” has the meaning set forth in Section 7.04(b).

“Total Capital Contribution” means, with respect to any Class A Member, the total amount of Capital Contributions contributed to the Company by such Class A Member.

“Transfer” (including the correlative term “Transferred”) means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person. “Transfer” when used as a noun shall have a correlative meaning; provided, that a transfer of Units, shares or other equity interests in (a) Parent shall not constitute a Transfer and (b) any other Member, or direct or indirect owner of a Member (any such Transfer described in this clause (b), an “Upstairs Transfer”), shall not be a Transfer hereunder unless the principal motivation for such Upstairs Transfer was to effect a transfer of Units of the Company; provided, further, that a distribution by Management Investors to one or more of its members (or their respective Permitted Transferees) of the Units or Unit Equivalents of the Company beneficially owned by such members through Management Investors shall not be an Upstairs Transfer hereunder or otherwise prohibited by the terms hereof so long as, (i) such transferee’s employment with the Company Group Members has terminated as of the time of such distribution or the Managing Member has otherwise reasonably determined that such distribution would not result in the transferee ceasing to be classified as an employee of any Company Group Member for wage withholding, reporting, and applicable employment tax purposes, (ii) such transfer is otherwise effected in accordance with the terms of this Agreement (including the penultimate paragraph of Section 9.02) and (iii) concurrently therewith, such members (or their respective Permitted Transferees, as applicable) sign counterpart signature pages or joinders hereto to become bound by the terms and provisions of this Agreement with respect to the Units or Unit Equivalents so distributed to such members (or their respective Permitted Transferees, as applicable).  “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unallocated Item” has the meaning set forth in Section 6.05.

“Unit Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, or exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.

“Units” means the Class A Convertible Preferred Units, the Class B Common Units and the Class P Units.

“Unvested Class P Unit” means an outstanding Class P Unit that is not a Vested Class P Unit.

“Vested Class P Unit” means a Class P Unit with respect to which the Class P Member has become fully vested in, and has a nonforfeitable right to.

“Voting Members” has the meaning set forth in Section 4.07(a).

“Withholding Advances” has the meaning set forth in Section 7.04(b).

Section 1.02      Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, including by waiver or consent, to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Organization

Section 2.01       Formation.

(a)       The Company was formed on February 20, 2025, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

(b)         This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02       Name.  The name of the Company is “ContextLogic Holdings, LLC” or such other name or names as the Managing Member may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”; provided, that in no event will the name of Abrams or BCP, or any Affiliate of Abrams or BCP, or any variant of any such name, be used in or as any part of the name of the Company without the prior written consent of Abrams or BCP, respectively. The Managing Member shall give prompt notice to each of the Members of any change to the name of the Company.

Section 2.03       Principal Office.  The principal office of the Company is located at such location as may be designated by the Managing Member from time to time.

Section 2.04       Registered Office; Registered Agent.

(a)         The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)       The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05      Purpose; Powers.  The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06      Term.  The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07      No State-Law Partnership; Tax Treatment.  For U.S. federal and, if applicable, state and local income tax purposes, the Members intend to treat the Company as a partnership and no election shall be filed to change such classification without the consent of the Managing Member, BCP and Abrams. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. In the event that an election is filed to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes, the Members shall make such amendments to this Agreement as are appropriate in light of such classification. The foregoing sentences of this Section 2.07 and the obligations of the Members pursuant thereto shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, or Officer of the Company shall be a partner or joint venturer of any other Member or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 2.07.

ARTICLE III
Units

Section 3.01      Units Generally.  The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Managing Member shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”), which Members Schedule is attached hereto, and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member in accordance with this Agreement (which update shall not constitute an amendment to the Agreement). The Members Schedule shall be kept confidential, except as may be required by applicable law.

Section 3.02     Authorization of Units.  Subject to compliance with Section 4.12, the Company is hereby authorized to issue a class of Units designated as Class A Convertible Preferred Units, a class of Units designated as Class B Common Units (with two series, designated as Class B-1 Common Units and Class B-2 Common Units), and a class of Units designed as Class P Units.

Section 3.03       Class A Convertible Preferred Units; Class B Common Units; Class P Units.

(a)         Class A Convertible Preferred Units. On the Original Closing Date and/or the Closing Effective Date, as applicable, the Company issued the Class A Convertible Preferred Units to the Class A Members in the amounts and on the dates set forth on the Members Schedule.

(b)         Class B Common Units. On the Original Closing Date and/or the Closing Effective Date, as applicable, the Company issued the Class B-1 Common Units to the Class B-1 Members in the amounts and on the dates set forth on the Members Schedule.  After the date hereof, the Company may issue Class B-2 Common Units as provided in Section 3.04.

(c)        Class P Units. On the Original Closing Date and/or the Closing Effective Date, as applicable, the Company issued the Class P Units, in accordance with the Class P Joinder Agreement, to the Class P Member in the amount set forth on the Members Schedule.  Class P Units are intended to qualify as “profits interests” (within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191) for U.S. federal income tax purposes and this Agreement shall be interpreted in accordance with such intent.

Section 3.04       Conversion of Class A Convertible Preferred Units.

(a)         A Class A Member may, at any time and from time to time, convert, in whole or in part, its outstanding Class A Convertible Preferred Units into a number of newly issued Class B-2 Common Units equal to the Class A Conversion Ratio multiplied by the number of Class A Convertible Preferred Units submitted for conversion by delivering written notice to the Managing Member and each other Class A Member (the “Conversion Notice”); provided, that any Conversion Notice delivered to convert less than all of such Class A Member’s Class A Convertible Preferred Units must convert at least a number of Class A Convertible Preferred Units equal to the greater of (i) one-third of the Class A Convertible Preferred Units then held by such Class A Member and (ii) 5,000 Class A Convertible Preferred Units (as adjusted in accordance with Section 3.04(c)). Any Class A Convertible Preferred Units for which a Conversion Notice is delivered shall be deemed converted into Class B-2 Common Units as of the close of business on the date the Conversion Notice is delivered to the Managing Member.  Upon any conversion of Class A Convertible Preferred Units, (A) the Capital Contribution with respect to such Class B-2 Common Units shall be an amount equal to the quotient of (x) the applicable Class A Contribution Amount divided by (y) the number of Class B-2 Common Units such Class A Convertible Preferred Unit is converted into, and (B) the Managing Member shall update the Members Schedule to reflect the issuance of Class B-2 Common Units pursuant to such conversion.

(b)         At all times when Class A Convertible Preferred Units are outstanding, the Company shall reserve, out of its authorized, unreserved and not outstanding Class B-2 Common Units, a number of Class B-2 Common Units to permit the conversion of all then-outstanding Class A Convertible Preferred Units and shall take such action in accordance with this Agreement as may be necessary to ensure Class B-2 Common Units are available therefor.

(c)         If the Company effects any subdivision, split, consolidation, reverse split, combination, recapitalization, reorganization or similar transaction with respect to the Class B-2 Common Units, then the Company shall concurrently make equivalent and equitable adjustments to the Class A Conversion Ratio then in effect such that the rights of the Class A Members are not adversely affected as a result of any such action.

Section 3.05       Other Issuances.  In addition to the Class A Convertible Preferred Units issued to BCP, Abrams and the other Class A Members on or prior to the date hereof, the Class B-1 Common Units issued to Parent and Emerald Lake Pearl Acquisition Blocker, LLC on or prior to the date hereof and the Class P Units issued to the Class P Members on or prior to the date hereof, the Company is hereby authorized, subject to compliance with Section 3.06 and Section 4.12, to authorize and issue or sell to any Person any of the following (collectively “New Interests”): (i) any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Class A Convertible Preferred Units or Class B Common Units but having different rights; and (ii) Unit Equivalents. Subject to compliance with Section 4.12 and Section 14.09(a), the Managing Member is hereby authorized to amend this Agreement (without any further action required by any Member) to reflect such issuance and to fix the relative privileges, preference, duties, liabilities, obligations and rights of any such New Interests, including the number of such New Interests to be issued, the preference (with respect to Distributions, in liquidation or otherwise) over any other Units and any contributions required in connection therewith.

Section 3.06       Preemptive Rights.

(a)        The Company shall give (i) each Class A Member that is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and (ii) subject to the provisions of Section 3.06(a), Management Investors (each Person under (i) and (ii), a “Preemptive Rights Holder”) at least ten (10) Business Days’ prior written notice (an “Issuance Notice”) of any proposed issuance of Equity Securities of the Company (other than Excess Shares) to any of Abrams, BCP, or their respective Affiliates.  The Issuance Notice shall specify the number and type of such Equity Securities and the price at which such Equity Securities are proposed to be issued and the other material terms and conditions of the issuance, including the proposed closing date.  Each Preemptive Rights Holder shall be entitled to purchase, at the price and on the other terms and conditions specified in the Issuance Notice, its pro rata portion of such newly issued Equity Securities equal to (x) the number of securities of the specified type of Equity Securities proposed to be issued to Abrams, BCP, and/or their respective Affiliates (as applicable) multiplied by (y) a fraction, the numerator of which is the number of Class A Convertible Preferred Units held by such Preemptive Rights Holder as of immediately prior to such issuance and the denominator of which is equal to the sum of the number of Class A Convertible Preferred Units held by all Class A Members collectively as of immediately prior to such issuance (with respect to each Preemptive Rights Holder, its “Preemptive Rights Portion”).

(b)         Each Preemptive Rights Holder may exercise its rights under this Section 3.06 by delivering written notice of its election to purchase up to its Preemptive Rights Portion of such Equity Securities to the Company within ten (10) Business Days after receipt of the Issuance Notice.  A delivery of such notice (which notice shall specify the number of such Equity Securities, up to but not exceeding the applicable Preemptive Rights Portion, requested to be purchased by the Preemptive Rights Holder submitting such notice) by such Preemptive Rights Holder shall constitute a binding agreement of such Preemptive Rights Holder to purchase, at the price and on the terms and conditions specified in the Issuance Notice, the number of Equity Securities specified in such Preemptive Rights Holder’s notice.  If, at the end of such ten (10) Business Day-period, any Preemptive Rights Holder has not exercised its right to purchase any or all of its Preemptive Rights Portion of such Equity Securities, such Preemptive Rights Holder shall be deemed to have waived all of its rights under this Section 3.06 with respect to, and only with respect to, the purchase of such unelected Preemptive Rights Portion in respect of the issuance that is the topic of the applicable Issuance Notice.

(c)         If any Preemptive Rights Holder fails to properly exercise its preemptive rights under this Section 3.06, or elects to exercise such rights with respect to less than such Preemptive Rights Holder’s Preemptive Rights Portion of the Equity Securities (the difference between such Preemptive Rights Holder’s Preemptive Rights Portion and such Preemptive Rights Holder’s exercised amount, the “Excess Shares”), such Excess Shares shall be allocated by the Managing Member in its sole discretion, subject to compliance with the consent rights set forth in Section 4.12.

(d)        The Company shall have 180 days after the date of the Issuance Notice to consummate the proposed issuance of any or all of such Equity Securities that the Preemptive Rights Holders have elected not to purchase at the same (or higher) price and upon such other terms and conditions that are not materially less favorable to the Company than those specified in the Issuance Notice; provided, however, that if such issuance is subject to regulatory or other third-party approval, such 180-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 270 days after the date of the Issuance Notice.  At the consummation of such issuance, to the extent such Equity Securities are certificated, the Company shall issue certificates representing the Equity Securities to be purchased by each Preemptive Rights Holder exercising preemptive rights pursuant to this Section 3.06 registered in the name of such Preemptive Rights Holder, free and clear of all liens, except pursuant to the Company’s organizational documents and under Applicable Law, against payment by such Preemptive Rights Holder of the purchase price for such Equity Securities.  If the Company proposes to issue any class of Equity Securities after such period or during such period at a lower price or on such other terms materially less favorable to the Company, the Company shall again comply with the procedures set forth in this Section 3.06.

(e)         The closing of any issuance of Equity Securities to the Preemptive Rights Holders pursuant to this Section 3.06 shall take place at the time and in the manner provided in the Issuance Notice.  The Company shall be under no obligation to consummate any proposed issuance of Equity Securities, nor shall there be any liability on the part of the Company to any Preemptive Rights Holder if the Company has not consummated any proposed issuance of Equity Securities pursuant to this Section 3.06 for whatever reason, except willful misconduct or breach of this Agreement, regardless of whether the Company has delivered an Issuance Notice in respect of such proposed issuance.

(f)          Notwithstanding the foregoing, the Company may offer and sell Equity Securities subject to the preemptive rights under this Section 3.06 to Abrams, BCP, and/or their respective Affiliates without first offering such Equity Securities to each of the other Preemptive Rights Holders or complying with the procedures of this Section 3.06, so long as (i) each of the other Preemptive Rights Holders receives prompt written notice of the consummation of such sales and (ii) either the Company or the initial purchaser of such Equity Securities makes available for sale to the other Preemptive Rights Holders, by no later than 30 days after such issuance, a number of Equity Securities sufficient to provide such other Preemptive Rights Holders with the same proportionate ownership as they would have received if the preemptive rights under this Section 3.06 had been complied with prior to such issuance and on the same terms and conditions as applied to such issuance.  Until such time as the Company has complied with the foregoing provisions of this Section 3.06(f), (A) the Company shall not make any Distributions in respect of, or redeem or repurchase, any such Equity Securities, (B) the initial purchaser(s) of such Equity Securities shall not Transfer any such Equity Securities (other than pursuant to this Section 3.06(f)), and (C) the Company shall not dissolve or wind up its affairs.

(g)          In the event that Management Investors would not qualify as a Preemptive Rights Holder pursuant to Section 3.06(a)(i), then any member of Management Investors that is such an “accredited investor” shall be entitled to exercise, on its own behalf, preemptive rights pursuant to this Section 3.06 in respect of the Preemptive Rights Portion attributable to the Class A Convertible Preferred Units beneficially owned by such member through Management Investors and any such member shall be deemed to be a Preemptive Rights Holder for all purposes pursuant to this Section 3.06; provided, that immediately following the consummation of such issuance, such member contributes such Equity Securities to Management Investors in exchange for the issuance to such member of corresponding equity interests in Management Investors.

(h)         Each Preemptive Rights Holder is permitted to Transfer its preemptive right to purchase Equity Securities pursuant to this Section 3.06 to any of its Permitted Transferees in accordance with the terms of this Agreement.  The preemptive rights in this Section 3.06 shall also apply, mutatis mutandis, to any issuance of Equity Securities by any direct or indirect Subsidiary of the Company to any of Abrams, BCP or their respective Affiliates.

Section 3.07       Certification of Units.

(a)        The Managing Member, subject to the consent of Abrams and BCP, may, but shall not be required to, issue certificates to the Members representing the Units held by such Member.

(b)         In the event that the Managing Member shall issue certificates representing Units in accordance with Section 3.07(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE IV
Members

Section 4.01       Admission of New Members.

(a)         Subject to compliance with Section 4.12, new Members may be admitted by the Managing Member from time to time (i) in connection with an issuance of Units by the Company, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b)         In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or a Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Managing Member and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. The Managing Member shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 5.04.

Section 4.02      Representations and Warranties of Members.  By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.01, represents and warrants to the Company and acknowledges that:

(a)          The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b)        Such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, as amended by Section 413(a) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;

(c)           Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(d)          The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member;

(e)         Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(f)          Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(g)         The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and

(h)          This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

Section 4.03      No Personal Liability.  Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.04      No Withdrawal.  A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

Section 4.05      Death or Dissolution.  The death or dissolution of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be Transferred to such Member’s heirs in accordance with Applicable Law; provided, that within a reasonable time after such Transfer, the applicable heirs shall sign a written undertaking substantially in the form of the Joinder Agreement.

Section 4.06     Voting. Except as otherwise provided by this Agreement (including Section 4.12) or as otherwise required by the Delaware Act or Applicable Law, on all matters on which members are entitled to vote, only the holders that are record owners of issued and outstanding Class B-1 Common Units shall be entitled to vote. Each holder of issued and outstanding Class B-1 Common Units shall be entitled to one vote per issued and outstanding Class B-1 Common Unit. . Each of Class A Convertible Preferred Units, Class B-2 Common Units, and Class P Units shall be non-voting; provided, that each of such Units shall have any consent and other rights (if any) expressly provided to them by this Agreement. For the avoidance of doubt, no Unit shall be entitled to vote prior to the issuance of such Unit.

Section 4.07       Meetings.

(a)        Calling the Meeting.  Meetings of the Members may be called by either the Managing Member or the Class A Members. Only Members who hold issued and outstanding Units which are entitled to vote pursuant to Section 4.06 (“Voting Members”) shall have the right to attend meetings of the Members.

(b)         Notice.  Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than two (2) days and not more than thirty (30) days before the date of the meeting to each Voting Member, by or at the direction of the Managing Member or the Member(s) calling the meeting, as the case may be. The Voting Members may hold meetings at the Company’s principal office or at such other place as the Managing Member may designate in the notice for such meeting.

(c)       Participation.  Any Voting Member may participate in a meeting of the Voting Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)         Vote by Proxy.  On any matter that is to be voted on by Voting Members, a Voting Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Voting Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e)        Conduct of Business.  The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by Voting Members; provided, that the Voting Members shall have been notified of the meeting in accordance with Section 4.07(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.08      Quorum.  A quorum of any meeting of the Voting Members shall require the presence of Members holding a majority of the outstanding Units that are entitled to vote on any matter presented at such meeting. Subject to Section 4.09, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 4.09, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a majority of the issued and outstanding Units held by all Members.

Section 4.09      Action Without Meeting.  Notwithstanding the provisions of Section 4.08, but subject in all cases to compliance with Section 4.12, any matter that is to be voted on, consented to or approved by Voting Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than the minimum number of the issued and outstanding Units that would be required to authorize or take such action at a meeting at which a quorum is present in accordance with this Agreement. A record shall be maintained by the Managing Member of each such action taken by written consent of a Member or Members.

Section 4.10      Power of Members.  Subject to compliance with each of Section 8.01 and Section 4.12, the Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Delaware Act. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 4.11      No Interest in Company Property.  No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the existence of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.12      Consent Rights.

 For so long as Abrams or BCP holds any Units, the Company will not, and will cause the other Company Group Members to not, either directly or indirectly, take, or agree or commit to take, any of the following actions without the prior written consent of each of Abrams and BCP, as applicable, and any such act or transaction entered into without such consent or vote will be null and void ab initio, and of no force or effect:

(a)        create, authorize, or issue (by reclassification or otherwise) any equity securities, or other instruments convertible or exchangeable into, or exercisable for, equity securities (“Equity Securities”) of any Company Group Member, other than any issuance or proposed issuance (a) to employees, consultants or members of the board of directors of any Company Group  Member pursuant to an employee benefit plan or arrangement that has been approved by the board of directors of the Company, (b) upon the conversion or exchange of any securities issued in accordance with this Agreement pursuant to the terms thereof or (c) by any direct or indirect wholly-owned subsidiary of the Company to another direct or indirect wholly-owned subsidiary of the Company (“Excluded Issuances”);

(b)        declare or pay any distributions to equity holders, or redeem, repay, defease, or repurchase any Equity Securities; provided, however, that, notwithstanding the foregoing, (i) the Company may declare and pay distributions to the Class B Members, for the sole purpose of paying for, and in the amount of, (A) the reasonable and documented, out-of-pocket expenses actually incurred by Parent in order to continue to be publicly traded on a national securities exchange and an SEC reporting company, (B) the payment of vendors in the ordinary course and consistent with past practice; provided, however, that, with respect to the foregoing clauses (A) and (B), the Company must have provided reasonable detail of such expenses to Abrams and BCP at least three (3) Business Days prior the declaration or payment of such distribution with respect thereto, and (C) the payment of payroll and other employee-related expenses of the Company in the ordinary course of business and consistent with past practice; (ii) the Company may redeem or repurchase Class B-1 Common Units of Parent, in an aggregate amount not to exceed $5,000,000.00 in any twelve-month period or calendar year at a price per Class B-1 Common Unit of $8.00, the proceeds of which redemption(s) shall be applied to the business needs of Parent, which needs may include the payment or the making of provision for the payment when due of obligations, including, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, payment of employees, and reasonable reserves for contingencies; and (iii) any direct or indirect wholly-owned subsidiary of the Company may (A) declare and pay distributions to the Company or to other wholly-owned subsidiaries of the Company or (B) redeem, repay, defease, or repurchase Equity Securities of other wholly-owned subsidiaries of the Company;

(c)        acquire any stock, assets, or business of any Person in one transaction or series of related transactions, (other than the acquisition of Cash Equivalents or Marketable Securities (each, as defined pursuant to GAAP) in the ordinary course or consistent with past practice) in one or a series of related transactions involving aggregate consideration in excess of $5 million;

(d)       dispose of any assets (whether by merger, consolidation, or otherwise) (other than the disposition of Cash Equivalents or Marketable Securities (each, as defined pursuant to GAAP) in the ordinary course or consistent with past practice) in one or a series of related transactions involving aggregate consideration in excess of $5 million;

(e)         enter into any settlement agreement with respect to any claim, lawsuit, or other proceeding relating to any Company Group Member other than any settlement approved by the board of Parent with respect to the securities litigation matter included in Parent’s SEC reports prior to the date of the A&R Agreement in an amount not to exceed $3,000,000 in the aggregate;

(f)           enter into any new line of business;

(g)       entry into or conduct of any transaction or series of related transactions (including any contract, agreement, or other arrangement or the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of any Company Group Member or Parent, or any director or officer of any Company Group Member or Parent, or any equity holder or stockholder of the Company or Parent who files ownership disclosures on Schedule 13D (other than, in each case, transactions between or among the Company and any direct or indirect wholly-owned subsidiaries of the Company);

(h)          incur, or suffer to exist, Indebtedness, or subject any assets or equity interests of any Company Group Member to any lien or encumbrance of any nature;

(i)           transfer any Class B-1 Common Units or any Equity Securities;

(j)          amend the Class P Joinder Agreement, or, other than as expressly provided by the Class B Joinder Agreement as in effect on the date hereof, authorize or issue any additional Class P Units; and

(k)            amend this Agreement in any manner adverse to the rights and privileges of the Class A Members.

ARTICLE V
Capital Contributions; Capital Accounts

Section 5.01       Capital Contributions.

(a)         On or prior to the Closing Effective Date, each Member has made the aggregate Capital Contribution(s) in the amounts set forth opposite such Member’s name on the Members Schedule.

(b)         No Member shall have the right to demand the return of its Capital Contributions, or otherwise to withdraw any amounts from the Company, except upon dissolution of the Company or as expressly provided herein.

Section 5.02       Initial Capital Accounts.  Each Member who has made a Capital Contribution pursuant to Section 5.01(a) shall have a Capital Account and be credited with the Capital Contribution(s) in the amount set forth opposite such Member’s name on the Members Schedule as in effect on the Closing Effective Date.  Each Member shall own the number, type, series, and class of Units, in each case, in the amounts set forth opposite such Member’s name on the Members Schedule as in effect from time to time.

Section 5.03       Additional Capital Contributions.

(a)          Except as set forth in Section 5.01(a), no Member shall be required to make any Capital Contributions to the Company.

(b)       No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

Section 5.04      Maintenance of Capital Accounts.  The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.04. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)          Each Member’s Capital Account shall be increased by the amount of:

(i)          such Member’s Capital Contributions, including such Member’s initial Capital Contribution;

(ii)         any Net Income or other item of income or gain allocated to such Member pursuant to Article VI; and

(iii)        any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b)         Each Member’s Capital Account shall be decreased by:

(i)          the cash amount or Book Value of any property Distributed to such Member pursuant to Article VII and Section 12.03(c);

(ii)         the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and

(iii)        the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Partnership Representative shall reasonably determine that it is prudent to modify or adjust the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Treasury Regulations, the Partnership Representative may make such modification or adjustment, provided such modification or adjustment does not affect the amounts distributable to any Member pursuant to this Agreement.

Section 5.05      Succession Upon Transfer.  In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to Article VI, Article VII and Article XII in respect of such Units.

Section 5.06     Negative Capital Accounts.  In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the existence of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 5.07       No Withdrawal.  No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

Section 5.08     Treatment of Loans From Members.  Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 5.04(a)(iii), if applicable.

ARTICLE VI
Allocation

Section 6.01       Allocation of Net Income and Net Loss.  For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary and provided herein, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to Section 12.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were Distributed, in accordance with Section 12.03(c), to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, upon a liquidation of the Company pursuant to Section 12.03, the Company shall, to the extent necessary, allocate individual items of income, gain, loss or deduction of the Company among the Members such that the Capital Account balance of each Member is as nearly as possible, on a proportionate basis, equal to the amounts provided for in the first sentence of this Section 6.01.  Notwithstanding any other provision of this Agreement, the Partnership Representative may make such allocations of Net Income or Net Loss (or items thereof) as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into such facts and circumstances as it deems reasonably necessary for this purpose.

Section 6.02       Regulatory and Special Allocations.  Notwithstanding the provisions of Section 6.01:

(a)         If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(1). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistently therewith.

(b)         Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)       In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes an Adjusted Capital Account Deficit, Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions to the extent required by the Treasury Regulations as quickly as possible. This Section 6.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)        In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess to the extent required by the Treasury Regulations as quickly as possible, provided that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.02(c) and this Section 6.02(d) were not in this Agreement.

(e)        Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in the same proportion as the other Net Losses of the Company for such year.

(f)         Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g)        The allocations set forth in paragraphs (a) through (f) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(h)         Net Losses allocated pursuant to Section 6.01 shall not exceed the maximum amount of Net Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of Members would otherwise have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 6.01, the limitation set forth in this Section 6.02(h) shall be applied on a Member by Member basis and Net Losses not allocable to any Member as a result of such limitation shall be allocated (a) first, to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations (until the Capital Account balances of all Members shall be reduced to zero), and (b) thereafter in the same manner as Nonrecourse Deductions. If and to the extent Net Losses are allocated pursuant to this Section 6.02(h) rather than Section 6.01, then, notwithstanding Section 6.01 above, subsequent allocations of Net Income shall be made first to the Members who received excess allocations of Net Losses pursuant to this Section 6.02(h) in excess of what they would have otherwise received pursuant to Section 6.01 (“Excess Net Losses”), in proportion to those Excess Net Losses, until all such Excess Net Losses have been offset with allocations of Net Income pursuant to this sentence. Any remaining allocations of Net Income shall be made in accordance with Section 6.01.

Section 6.03       Tax Allocations.

(a)         Subject to Section 6.03(b) through Section 6.03(e), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)         Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and Treasury Regulations Section 1.704-3, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)          If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). The Company and the Members agree that there shall be a revaluation under Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as of the date hereof.

(d)        Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Partnership Representative taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)        The Company shall make allocations pursuant to this Section 6.03 in accordance with such method or methods as may be adopted for the Company by the Partnership Representative pursuant to Code Section 704(c); provided that the “remedial method” under Treasury Regulations Section 1.704-3(d) shall be used for allocations pursuant to Code Section 704(c) unless otherwise consented in writing to by Abrams and BCP.

(f)          Allocations pursuant to this Section 6.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions or other items pursuant to any provisions of this Agreement.

Section 6.04     Allocations in Respect of Transferred Units.  In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method in accordance with applicable Treasury Regulations.

Section 6.05      Curative Allocations.  In the event that the Partnership Representative determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss or deduction is not specified in this Article VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Partnership Representative may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

ARTICLE VII
Distributions

Section 7.01       General.

(a)        Subject to compliance with Section 4.12, Section 7.01(b), Section 7.02 and Section 7.03 the Managing Member shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the Company’s reasonable business needs, which needs may include the payment or the making of provision for the payment when due of obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, payment of employees and reasonable reserves for contingencies (“Business Needs”).

(b)        Subject to compliance with Section 4.12, the Company shall pay and be responsible for, and the Members acknowledge and agree that the Company shall make Distributions to Parent in respect of, the Business Needs of Parent.  In furtherance thereof, upon written request of Parent including reasonable detail, the Company shall make Distributions to Parent in amounts sufficient to satisfy Parent’s Business Needs accruing or arising following the Closing Effective Date. All such Distributions shall be in addition to, and shall not reduce or offset the amount of Distributions required pursuant to, any other provision of this Agreement.

(c)         Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate § 18-607 of the Delaware Act or other Applicable Law.

Section 7.02     Timing and Priority of Distributions. Subject to compliance with Section 4.12, Section 7.01 and Section 7.03, Distributions determined to be made by the Managing Member pursuant to Section 7.01 (which shall exclude, for the avoidance of doubt, Distributions made in connection with a liquidation of the Company pursuant to Section 12.03 of this Agreement) shall be made in the following order and priority:

(a)         first, to Parent, in one or more Distributions at the discretion of the Managing Member to satisfy any Business Needs that accrued or arose following the Original Closing Date;

(b)         second, to the Class A Members, pro rata, in accordance with their respective Class A Percentage Interests, until each Class A Member has been Distributed an amount equal to such Class A Member’s aggregate Capital Contributions in respect of Class A Convertible Preferred Units, provided that prior to the making of any Distribution pursuant to this Section 7.02(b), each Class A Member shall have been (i) provided notice (a “Class A Distribution Notice”) at least five (5) Business Days prior to such Distribution including reasonable detail as to (A) the amount of such Distribution with respect to the Class A Convertible Preferred Units and the Class B Common Units, (B) the amount of such Distribution with respect to the Class A Convertible Preferred Units and the Class B Common Units if the Class A Convertible Preferred Units were converted into Class B-2 Common Units prior to such Distribution pursuant to Section 3.04 hereof, and (C) the date by which a Conversion Notice must be delivered to the Company to convert Class A Convertible Preferred Units into Class B-2 Common Units prior to such Distribution, and (ii) given the opportunity to convert their Class A Convertible Preferred Units into Class B-2 Common Units pursuant to the terms of the Class A Distribution Notice and Section 3.04 hereof;

(c)         third, 100% to the Class B Members, pro rata, in accordance with their respective Class B Percentage Interests, until each Class B Member has been Distributed an amount equal to such Class B Member’s aggregate Capital Contributions in respect of each Class B Common Unit;

(d)         fourth, subject to any Retained Distributions (as defined below) 100% to the Class P Member until the total Distributions made in respect of the Class P Units is an amount equal to the Class P Percentage multiplied by the total amount of Distributions made pursuant to clauses (b) and (c) of this Section 7.02; and

(e)        thereafter, 100% to all the Members, pro rata based upon the aggregate number of Class B Common Units and, subject to any Retained Distributions, Class P Units held by such Member as of the time of distribution in proportion to the aggregate number of all such Units outstanding as of the time of distribution.

Notwithstanding anything herein to the contrary, any Distributions with respect to Unvested Class P Units shall be retained by the Company (the “Retained Distribution”) and paid to the Class P Member if and when such Unvested Class P Units become Vested Class P Units; provided, that a portion of any Retained Distribution may be Distributed to the Class P Member as a Tax Distribution if the Class P Member is subject to income taxation on the items of income and gain attributable to such Retained Distribution in an amount determined by the Managing Member. If a Class P Unit is canceled or forfeited prior to becoming a Vested Class P Unit, then any such Retained Distribution shall be distributed to the Members in accordance with this Section 7.02 immediately upon the Class P Member’s forfeiture of the Class P Units.

Section 7.03       Tax Distributions. For any taxable year (or portion thereof) during which the Company is treated as a partnership for U.S. federal income tax purposes and to the extent that the Managing Member reasonably determines that the Company has available funds (except as otherwise limited by the Act), the Company may, with the prior written consent of the Managing Member, make a distribution (a “Tax Distribution”) on a quarterly or other basis to each Member in an amount equal to the excess (if any) of (i) the product of (a) the taxable net income allocated to such Member pursuant to this Agreement (or an estimate thereof) in respect of any Fiscal Year, multiplied by (b) such Member’s Tax Rate, over (ii) the aggregate amount of cash Distributions or expected cash Distributions to such Member in respect of such Fiscal Year pursuant to Section 7.02 (as reasonably determined by the Managing Member) to permit the Member to pay taxes (including estimated taxes), clauses (i) and (ii) shall be adjusted to take into account the benefit of net operating losses and other tax attributes that are reasonably expected to be available to offset such taxable net income. The Members shall cooperate with the Managing Member to determine the applicable Tax Rate. All Tax Distributions made pursuant to this Section 7.03 shall (i) be treated as advances on Distributions otherwise payable under Section 7.02 (or Section 12.03) so that the total amount distributed to a Member under Section 7.02 (or Section 12.03) and this Section 7.03 is the same as the amount that would have been distributed to such Member under Section 7.02 (or Section 12.03) had this Section 7.03 not been included in the Agreement, and (ii) be subject to the limitations on distributions pursuant to Section 7.01(b) and the Managing Member’s reasonable determination based on amount of Distributable Cash, with any shortfall in amounts available for distribution to be prorated according to each Member’s relative share of allocable net taxable income for such Fiscal Year; provided, however, that any amount that should have been distributed to a Member in a given Fiscal Year and is not distributed in such Fiscal Year may be carried forward and added to the amount to be distributed in the immediately following Fiscal Year. Notwithstanding anything to the contrary herein, all Class A Members and Class B-2 Members shall receive Tax Distributions pro rata in accordance with their respective Qualifying Percentage Interests.

Section 7.04      Tax Withholding; Withholding Advances.

(a)      Tax Withholding.  If requested by the Partnership Representative, each Member shall, if able to do so, deliver to the Partnership Representative:

(i)         an affidavit in form satisfactory to the Partnership Representative that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)         any certificate that the Partnership Representative may reasonably request with respect to any such laws; and/or

(iii)        any other form or instrument reasonably requested by the Partnership Representative relating to any Member’s status under such law.

If a Member fails or is unable to deliver to the Partnership Representative the affidavit described in Section 7.04(a)(i), the Partnership Representative may withhold amounts from such Member in accordance with Section 7.04(b).

(b)         Withholding Advances.  If a Member fails to satisfy the condition required under Section 7.04(a)(i), the Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member. In the event that the distributions or proceeds to the Company or any Company Subsidiary are reduced on account of taxes withheld at the source or any taxes are otherwise required to be paid by the Company and such taxes are imposed on or with respect to one or more, but not all of the Members in the Company, the amount of the reduction shall be borne by the relevant Members and treated as if it were paid by the Company as a Withholding Advance with respect to such Members. Taxes imposed on the Company where the rate of tax varies depending on characteristics of the Members shall be treated as taxes imposed on or with respect to the Members for purposes of the preceding sentence. Any funds withheld from a Distribution by reason of this Section 7.04(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and, at the option of the Partnership Representative, shall be charged against the Member’s Capital Account.

(c)         Repayment of Withholding Advances.  Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum:

(i)          be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Managing Member shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)         with the consent of the Partnership Representative, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Partnership Representative shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)         Imputed Underpayment.  Any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), shall be treated as if it were paid by the Company as a Withholding Advance with respect to the appropriate Members. The Partnership Representative shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Member or former Member. The portion of the Imputed Underpayment Amount that the Partnership Representative attributes to a Member shall be treated as a Withholding Advance with respect to such Member. The portion of the Imputed Underpayment Amount that the Partnership Representative attributes to a former Member shall be treated as a Withholding Advance with respect to both such former Member and such former Member’s transferee(s) or assignee(s), as applicable, and the Partnership Representative may in its reasonable discretion exercise the Company’s rights pursuant to this Section in respect of either or both of the former Member and its transferee or assignee. Imputed Underpayment Amounts treated as a Withholding Advance also shall include any imputed underpayment within the meaning of Code Section 6225 paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by law or agreement.

(e)         Indemnification.  Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this Section 7.04(e) and the obligations of a Member pursuant to Section 7.04(e) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.04(e), including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(f)         Overwithholding.  Neither the Company nor the Partnership Representative shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 7.05        Distributions in Kind.

(a)         The Managing Member is hereby authorized, in its sole discretion, to make Distributions to the Members in the form of securities or other property held by the Company; provided, that, for the avoidance of doubt, any and all Distributions to Class A Members and Class B-2 Members shall be in cash. In any non-cash Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be Distributed among the Members pursuant to Section 7.02.

(b)       Any Distribution of securities shall be subject to such conditions and restrictions as the Managing Member determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Managing Member may require that the Members execute and deliver such documents as the Managing Member may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE VIII
Management

Section 8.01        Management by the Managing Member. Except as otherwise expressly set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of applying the Act.  Except as expressly provided in this Agreement or the Delaware Act, the business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled by or under the direction of the Managing Member. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purposes of the Company’s and its Subsidiaries’ business and affairs, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Member shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

Section 8.02       Officers.  The Managing Member may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Managing Member may delegate to such Officers such power and authority as the Managing Member deems advisable. No Officer need be a Member. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Managing Member or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Managing Member. Any Officer may be removed by the Managing Member at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Managing Member.

Section 8.03        No Personal Liability.  Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Officer or Member will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries, whether arising in contract, tort or otherwise, solely by reason of being an Officer or Member or any combination of the foregoing.

ARTICLE IX
Transfer

Section 9.01        General Restrictions on Transfer.

(a)         Each Member acknowledges and agrees that such Member (or any Permitted Transferee of such Member) shall not Transfer any Units or Unit Equivalents except as permitted pursuant to Section 4.05 or Section 9.02 or in accordance with the procedures described in Section 9.02.

(b)         Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units or Unit Equivalents for all purposes of this Agreement.

Section 9.02      Permitted Transfers.  The provisions of Section 9.01(a) shall not apply to any of the following Transfers by any Member of any of its Units or Unit Equivalents; provided, that the provisions of Section 9.03 will apply to the extent expressly stated therein:

(a)          Transfer by Abrams, BCP or any Emerald Lake Investor to any of their respective Affiliates;

(b)         Transfers by any Class A Members or Class P Members, other than Abrams, BCP or any Emerald Lake Investor, to any trust or other estate planning vehicle controlled by such Class A Member or Class P Member for the benefit of such Class A Member or Class P Member or such Class A Member’s or Class P Member’s Family Members;

(c)          Transfers with the prior written consent of all of the Managing Member, Abrams, and BCP; and

(d)         Transfer occurring pursuant to Section 9.03.

Notwithstanding the foregoing, no Transfer shall be permitted if the Managing Member determines that it creates a material risk (alone or together with other Transfers) that the Company may become treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

Any Imputed Underpayment Amount that is properly allocable to an assignor of an interest, as reasonably determined by the Managing Member, shall be treated as a Withholding Advance with respect to the applicable assignee in accordance with Section 7.04. Furthermore, as a condition to any assignment, each assignor shall be required to agree (i) to continue to comply with the provisions of Section 7.04 and Section 11.02 notwithstanding such assignment, and (ii) to indemnify and hold harmless the Company from and against any and all liability with respect to the assignee’s Withholding Advance resulting from Imputed Underpayment Amounts attributable to the assignor to the extent that the assignee fails to do so.

Section 9.03      Tag-Along Rights.  If Abrams or BCP is converting or exchanging (howsoever structured) all or any portion of its Class A Convertible Preferred Units into or for Equity Securities of any other Affiliated Entity (such Equity Securities, the “Exchange Consideration”), the Company will cause the applicable Affiliated Entity to provide each other Class A Member and the Class P Member with (a) at least fifteen (15) Business Days’ advanced written notice thereof (a “Tag-Along Notice”) and (b) the right and opportunity, but not the obligation, to exchange or convert (i) up to all of such Class A Member’s Class A Convertible Preferred Units, at the same amount of Exchange Consideration per Class A Convertible Preferred Unit as Abrams or BCP, as applicable, and (ii) the same percentage of the Class P Member’s Class P Units as the percentage of Class A Convertible Preferred Units converted or exchanged by Abrams or BCP, as applicable, at an amount of Exchange Consideration per Class P Unit determined by reference to the fair market value of the Exchange Consideration to be received by Abrams or BCP, as applicable, per Unit, less the Capital Contribution amounts with respect to such Abrams or BCP Unit, and on substantially the same other terms and conditions as Abrams or BCP, as applicable, in each case, with respect to both the immediately preceding clause (i) and clause (ii), subject to any applicable legal, regulatory and tax considerations (a “Tag-Along Opportunity”) provided, that, notwithstanding the foregoing, the effectiveness of any participation election with respect to any Unvested Class P Unit will be delayed until, and conditioned upon, such Unvested Class P Unit becoming a Vested Class P Unit, and, accordingly, such participation will be on such terms and conditions as the Managing Member determines necessary or advisable (subject to being at the price specified in the immediately preceding clause (ii)).  The Tag-Along Notice shall specify the Exchange Consideration per Class A Convertible Preferred Unit and the type of Equity Securities to be received.  As used in this Section 9.03, the “fair market value” of the Exchange Consideration and the amount of Exchange Consideration per Class P Unit shall be determined promptly in good faith by the Managing Member following the request of the Class P Member. If a Class A Member or the Class P Member desires to accept a Tag-Along Opportunity, it must respond affirmatively in writing to the applicable Company Group Member and Abrams or BCP (as applicable) by no later than fifteen (15) Business Days after the date of the Tag-Along Notice, which acceptance will be an irrevocable commitment to participate in the Tag-Along Opportunity and will require the Class A Member and/or the Class P Member to enter into (x) with respect to Class A Units and Vested Class P Units, substantially identical agreements and documents as Abrams or BCP, as applicable, in connection with the Tag-Along Opportunity and (y) with respect to Unvested Class P Units, such agreements and documents as the Managing Member determines necessary or advisable consistent with the first sentence of this Section 9.03.  If a Class A Member or the Class P Member either rejects a Tag-Along Opportunity or does not respond to a Tag-Along Notice by fifteen (15) Business Days after the date of the Tag-Along Notice, then such Class A Member or the Class P Member, as applicable, will be deemed to have irrevocably waived the right to participate in that Tag-Along Opportunity, but not any future Tag-Along Opportunities (if any). The aggregate Exchange Consideration payable for the Units converted or exchanged by any Member pursuant to this Section 9.03 will be allocated among the Members participating in such conversion or exchange based upon the Liquidation Value of such Member’s Units so converted or exchanged. If Abrams or BCP (a) converts any of its Class A Convertible Preferred Units into Class B-2 Common Units, the provisions of this Section 9.03 shall apply mutatis mutandis to those converted Class B-2 Common Units and (b) Transfers any of its Units to any other Person, such Person shall, by execution of a joinder to this Agreement, become automatically bound by and subject to the provisions of this Section 9.03 with respect to such Units on the same terms as Abrams or BCP, as the case may be.  In furtherance of the foregoing, the Company agrees not to recognize, give effect to, or permit any Transfer by Abrams or BCP unless the transferee signs a joinder to this Agreement.

ARTICLE X
Covenants

Section 10.01     Confidentiality.

(a)        Each Member acknowledges that during the term of this Agreement, such Member will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and the Company Subsidiaries that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company and the Company Subsidiaries have invested, and continue to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company and the Company Subsidiaries with a competitive advantage over others in the marketplace; and (iii) the Company and the Company Subsidiaries would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose (other than solely for the purposes of such Member monitoring and analyzing their investment in the Company or performing their duties as a Managing Member, Officer, employee, consultant or other service provider of any member of the Company  Group) at any time, either during their association or employment with the Company and/or the Company Subsidiaries or during the six month period thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)         Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Members; (vi) to such Member’s Affiliates; (vii) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; (viii) to any potential Permitted Transferee in connection with a proposed Transfer of Units from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 10.01 as if a Member; (ix) with respect to the Class A Members and the Class B Members, to their and their respective Affiliates’ current and potential investors in the ordinary course of business; or (x) with respect to any holder of Class A Convertible Preferred Units, to its current and potential financing sources.

Section 10.02     Restrictive Covenants. Each Member shall be subject to the following covenants of this Section 10.02.

(a)       Non-disparagement. Each Member agrees that, while a Member and for a period of six (6) months from the date such Member (or its Permitted Transferees) ceases to be a Member, no Member shall make any public statements, in writing or orally, that disparages any Company Group Member or any of their respective officers or directors; provided, that the foregoing shall not be violated by, and such Member shall not be restricted from, (i) making statements in response to any legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings), or (ii) any communications made by each Member in connection with any legal proceeding between or involving such Member, on the one hand, and the Company or any of its Affiliates, officers, directors, managers, employees, shareholders, or agent, on the other hand.

(b)       Blue Pencil.  The covenants contained in this Section 10.02 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision encompassing the Restricted Business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 10.02. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 10.02, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced, in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 10.02 or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by Applicable Law. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then the parties agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. The parties hereto expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them.

(c)         Remedies.  Each Member acknowledges that a breach of any of the covenants contained in this Section 10.02 may cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, each Member agrees that if such Member breaches or threatens to breach any of the covenants contained in this Section 10.02, in addition to any other remedy which may be available to the Company at law or in equity, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

Section 10.03      Parent Limited Purpose Covenant. Parent hereby agrees that it shall not engage in any business, operation or activity whatsoever, or own any assets, incur any liabilities or obligations, or enter into any agreement or arrangement, except solely to (i) own, hold and manage (including voting) the equity interests of the Company owned by it in accordance with the terms of this Agreement and (ii) comply with reporting, filing and other obligations under the Securities Act, the Exchange Act, stock exchange listing standards and other Applicable Law; provided, that, in addition to the foregoing, Parent may (A) declare and pay cash dividends or make other cash distributions, (B) pay discharge, settle or otherwise satisfy liabilities of Parent, and (C) pay vendors in the ordinary course of business and consistent with past practice. Parent shall not, directly or indirectly, transfer, sell, assign, pledge, encumber or otherwise dispose of any of its equity interests in the Company (including any transfer to any Affiliate) without the prior written consent of each of Abrams and BCP. For the avoidance of doubt, Parent shall have no implied powers and shall not take any other action except as expressly permitted in this Section 10.03.

ARTICLE XI
Accounting and Tax Matters

Section 11.01      Information Rights.  The Company shall furnish to each Member the following information.

(a)        Annual Financial Statements and Reporting.  The Company will furnish as soon as available, but in any event within ninety (90) days after the end of the applicable Fiscal Year, (i) consolidated financial statements of the Company and any Company Subsidiaries, audited by a firm of independent certified public accountants of recognized national standing selected by the Managing Member, for each Fiscal Year, including a balance sheet and statements of income, cash flows, and Members’ equity for such Fiscal Year, which financial statements shall have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and Company Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby, (ii) a statement of all Capital Contributions to and distributions from Company during such Fiscal Year and (iii) a statement of the net asset value of the Company as of the end of such Fiscal Year.  In addition, within thirty (30) calendar days after the end of each applicable Fiscal Year, the Company shall deliver to each Member a good faith estimate of the Company’s net asset value as of such fiscal year.

(b)           Quarterly Financial Statements and Reporting.  The Company will furnish as soon as available after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), but in any event within forty-five (45) days after the end of the applicable quarterly accounting period, (i) consolidated financial statements of the Company and Company Subsidiaries as of the end of each such fiscal quarter and for the current Fiscal Year to date, including an unaudited balance sheet and unaudited statements of income, cash flows, and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), (ii) a statement of all Capital Contributions to and distributions from Company during  such fiscal quarter and (iii) a statement of the net asset value of the Company as of the end of such fiscal quarter.

(c)         Additional Information.  The Company also will furnish all additional information regarding the Company and its Subsidiaries as may be requested from time to time, including without limitation all information required to enable Parent to satisfy its obligations under applicable securities laws and otherwise and all information reasonably requested by Abrams or BCP to allow it to value its investment in the Company or for tax reporting purposes.

(d)         Any reports, schedules, forms, statements, and other documents filed by Parent with the SEC pursuant to the Exchange Act shall be deemed to have constituted provision of the information required by this Section 11.01.

Section 11.02     Tax Matters.

(a)        The Managing Member shall be designated as the Partnership Representative, and is further authorized to designate any individual as the “designated individual” for the Company, who shall have all the powers of the Partnership Representative hereunder.  Each Member hereby consents to each such designation and agrees that upon the request of the Partnership Representative, it will execute, certify, acknowledge, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Managing Member is authorized and empowered in the name of and on behalf of the Company to revoke a designation of any Person as the Partnership Representative and appoint a successor Partnership Representative.  Without limitation of any right to reimbursement or indemnification under this Agreement, the Partnership Representative shall be entitled to be reimbursed by the Company for all costs and expenses incurred in its capacity as such and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with serving in such capacity.

(b)        For so long as the Company is treated as a partnership for U.S. federal income tax purposes, the Partnership Representative shall be authorized to manage the tax matters of the Company and shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity.  In such regard, the authority of the Partnership Representative shall include the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and the authority, in its sole discretion, to make any election under the BBA Rules, including the election under Section 6226 of the Code, in connection with any tax proceeding; provided that the Partnership Representative shall in all cases act at the direction of the Managing Member and, for the avoidance of doubt, be subject to the consent rights set forth in Section 4.12 and provided further that, to the extent that the Partnership Representative will take any action that will have a material disproportionate impact on the Class A Members, the Partnership Representative shall consult with the Class A Members before taking any such action.

(c)        Any Member (including any former Member) that receives communications from, or is otherwise in dispute with, any taxing authority in relation to a matter relating to the Company, including the amount or treatment of any Company item reflected on such Member’s IRS Schedule K-1, shall notify the Partnership Representative within thirty (30) days or as promptly as practicable thereafter following the occurrence of the dispute, and if the Partnership Representative reasonably determines that the matter is of material relevance to the tax position of the Company, such Member shall consult in good faith with the Partnership Representative (or any advisor appointed by the Board for the purpose). Any Member (including any former Member) that enters into a settlement agreement with respect to any Company item shall notify the Partnership Representative of such settlement agreement and its terms within thirty (30) days or as promptly as practicable thereafter following such agreement.  Each Member shall cooperate and otherwise provide the Partnership Representative any tax information reasonably requested (including providing information in connection with Section 743 of the Code) so that the Partnership Representative can implement the provisions of this Section 11.02 (including by making any election permitted hereunder), can file any tax return of the Company and can conduct any tax proceeding or similar proceeding of the Company.  The Partnership Representative shall be reimbursed by the Company for all costs and expenses incurred by such Person in acting as the Partnership Representative, and without limitation of any right to reimbursement or indemnification under this Agreement, the Partnership Representative shall be entitled to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with serving in such capacity.

(d)        Except as otherwise provided by this Agreement or Section 4.12, all elections required or permitted to be made by the Company under the Code or other U.S. state or local income tax law shall be made in such manner as determined by the Partnership Representative, including the election under Section 6226 of the Code.  Each Member and former Member shall provide the Partnership Representative with any information in its possession or which it could obtain without undue cost or expense reasonably necessary for the Company to comply with Section 704(c), 734, 743, 754 of the Code or, to the extent applicable, Treasury Regulation Section 1.761-3.

(e)          Each Member shall report any and all items of Company income, gain, deduction, loss and credit and any other Company tax related items or treatment in a manner consistent with the IRS Schedule K-1 (and each other applicable tax return) provided to such Member by the Company with respect to such items.  Each Member hereby undertakes promptly to provide to the Company, at its request, any and all information, statements or certificates which the Partnership Representative or the Managing Member may at any time judge reasonably necessary to comply with the tax laws of any jurisdiction, file any tax return, conduct any tax proceeding, determine the amount of Tax Distributions that are appropriately made to a Member or minimize any obligation which the Company may have to withhold tax on distributions to such Member (or any amount which would otherwise be withheld from the Company in respect of such Member).

(f)          Notwithstanding anything herein to the contrary, no entitlement of any Class A Member in respect of its Class A Convertible Preferred Units shall be treated as giving rise to any guaranteed payment under Code Section 707(c), amount described under Code Section 707(a), gross income allocation, “capital shift,” compensation for services, or any similar amount or treatment for U.S. federal (or applicable state or local) income tax purposes. The Company shall file all Tax returns and otherwise report consistent with, and shall not take any position in any Tax audit or otherwise inconsistent with, the foregoing treatment, except as otherwise required by a final determination (within the meaning of Section 1313 of the Code), by reason of a change in applicable Law after the date hereof or as otherwise consented to by BCP and Abrams.

(g)          Tax Examinations and Audits.

(i)         The Partnership Representative shall promptly notify the Members if any tax return of the Company is audited or the Company is otherwise subject to any tax proceeding and shall keep the members reasonably informed as to the status of any such audit or other tax proceeding; and

(ii)       the Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations or audits of, or other tax proceedings with respect to, the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided, that BCP and Abrams shall be permitted to participate in any such audit or other proceeding at its own expense and the Partnership Representative shall not settle any material audit or other proceeding without the prior written consent of BCP and Abrams (such consent not to be unreasonably withheld, conditioned or delayed).

(h)       Survival. The provisions of this Section 11.02 and the obligations of a Member pursuant to Section 11.02 shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 11.02.

Section 11.03     Tax Returns.

(a)        Within one hundred twenty (120) days, following the last day of each tax year of the Company, the Company shall prepare and make available, or cause its accountants to prepare and make available, to each Member and, to the extent necessary, to each former Member (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Member or former Member (or such Member’s legal representatives) to prepare its U.S. federal income tax return in accordance with the laws, rules and regulations then prevailing including the Schedule K-1, provided that if the Company has not delivered such report within 75 days following the last day of each tax year of the Company, then within 75 days following the last day of each tax year, the Company shall deliver an estimated report with the best available information as of that date. The Managing Member or its designated agent shall prepare and file, or cause the accountants of the Company to prepare and file, any required U.S. federal information tax return in compliance with Section 6031 of the Code and any required state, local and non-U.S. income tax and information returns for each Fiscal Year of the Company; provided, that draft tax returns shall be provided to BCP and Abrams as soon as reasonably practicable for review and comment, and the Company shall consider in good faith any such reasonable comments.

(b)        By November 1 of each calendar year, the Company shall provide to each Member a report showing the estimated year-to date taxable income (which considers all the different characters of taxable income) and any state sourced income, nonresident state income tax withholding, and unrelated business taxable income in respect of the Company.

(c)         By February 1 of each calendar year, the Company shall provide to each Member a report showing estimated taxable income (which considers all the different characters of taxable income) and any state sourced income, nonresident state income tax withholding, and unrelated business taxable income for the preceding calendar year in respect of the Company.

Section 11.04      Company Funds.  All funds of the Company shall be deposited in its name, or in such name as may be designated by the Managing Member, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Member. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Managing Member may designate.

ARTICLE XII
Dissolution and Liquidation

Section 12.01     Events of Dissolution.  The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a)          The determination of the Managing Member, with the prior written consent of each of BCP and Abrams, to dissolve the Company;

(b)          The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(c)          The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 12.02   Effectiveness of Dissolution.  Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03     Liquidation.  If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)          Liquidator.  The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)         Accounting.  As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)          Distribution of Proceeds.

(i)         The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(A)	first, to the payment of all of the Company’s debts and liabilities, and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(B)
second, to the establishment of and additions to reserves that are determined by the Managing Member in its sole discretion to be reasonably necessary for any contingent liabilities or obligations of the Company;

(C)	third, to Parent, in one or more Distributions at the discretion of the Managing Member to satisfy any Business Needs that accrued or arose following the Original Closing Date;

(D)
fourth, to the Class A Members, pro rata, in accordance with their respective Class A Percentage Interests, until each Class A Member has been Distributed an amount equal to such Class A Member’s aggregate Capital Contributions in respect of Class A Convertible Preferred Units; provided, that prior to the making of any Distribution pursuant to this Section 12.03(c)(i)(D), each Class A Member shall have been (i) provided a Class A Distribution Notice at least five (5) Business Days prior to such Distribution including reasonable detail as to (A) the amount of such Distribution with respect to the Class A Convertible Preferred Units and the Class B Common Units, (B) the amount of such Distribution with respect to the Class A Convertible Preferred Units and the Class B Common Units if the Class A Convertible Preferred Units were converted into Class B-2 Common Units prior to such Distribution pursuant to Section 3.04 hereof, and (C) the date by which a Conversion Notice must be delivered to the Company to convert Class A Convertible Preferred Units into Class B-2 Common Units prior to such Distribution and (ii) given the opportunity to convert their Class A Convertible Preferred Units into Class B-2 Common Units pursuant to the terms of the Class A Distribution Notice and Section 3.04 hereof;

(E)
fifth, 100% to the Class B Members, pro rata, in accordance with their respective Class B Percentage Interests, until each Class B Member has been Distributed an amount equal to such Class B Member’s aggregate Capital Contributions in respect of Class B Common Units;

(F)
sixth, subject to any Retained Distributions, 100% to the Class P Member until the total Distributions made in respect of the Class P Units is an amount equal to the Class P Percentage multiplied by the total amount of Distributions made pursuant to clauses (D) and (E) of this Section 12.03(c); and

(G)
thereafter, 100% to all the Members, pro rata based upon the aggregate number of Class B Common Units and, subject to any Retained Distributions, Class P Units held by such Member as of the time of distribution in proportion to the aggregate number of all such Units outstanding as of the time of distribution.

(d)         Discretion of Liquidator.  Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

Section 12.04     Cancellation of Certificate.  Upon completion of the Distribution of the assets of the Company as provided in Section 12.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05     Survival of Rights, Duties and Obligations.  Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 13.03.

Section 12.06     Recourse for Claims.  Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Managing Member, the Liquidator or any other Member.

ARTICLE XIII
Exculpation and Indemnification

Section 13.01     Exculpation of Covered Persons.

(a)         Covered Persons.  As used herein, the term “Covered Person” shall mean (i) each Member, (ii) the Managing Member in its capacity as such, (iii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, (iv) each Officer, employee, agent or representative of the Company or the Company Subsidiaries and (v) the Partnership Representative.

(b)         Standard of Care.  No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, willful misconduct, or a breach of any of the terms of this Agreement by such Covered Person.

(c)         Good Faith Reliance.  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) one or more Officers or employees of the Company; (ii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Managing Member; or (iii) any other Person selected in good faith by or on behalf of the Company or the Managing Member, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 13.02    Liabilities and Duties of Covered Persons. No Covered Person shall have any duty to, or otherwise be liable to, the Company or any other Member except as expressly set forth herein or in other written agreements and the waiver of duties and limitations of liability set forth in this Section 13.02 shall apply to each such Person’s capacity as a Member (including as the Managing Member) or Officer.

(a)         No Fiduciary Duties. Notwithstanding anything herein to the contrary, any and all fiduciary duties of any Covered Person to the Company, any Company Subsidiary or to another Member or to another person shall be eliminated to the maximum extent permitted under the Delaware Act and any other applicable law. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)        Further, whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 13.03      Indemnification.

(a)         Indemnification.  To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)          Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company or any Company Subsidiary; or

(ii)        The fact that such Covered Person is or was acting in connection with the business of the Company or any Company Subsidiary as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Company Subsidiary, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct; provided, further, that, unless the Managing Member otherwise determines, no Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Person or with respect to a proceeding between such Person on the one hand and any of the Company or its Subsidiaries on the other.

(b)       Reimbursement.  The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 13.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 13.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c)       Entitlement to Indemnity.  The indemnification provided by this Section 13.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 13.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 13.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d)        Insurance.  To the extent available on commercially reasonable terms, the Company shall purchase and maintain, at its expense as determined by the Managing Member, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Managing Member may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by Parent or its Affiliates (excluding the Company and its Subsidiaries). The Company hereby agrees, on behalf of itself and its Subsidiaries, (i) that it is an indemnitor of first resort (i.e., its obligations to each of the Covered Persons are primary and any obligation of Parent or its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by or on behalf of any of the Covered Persons is secondary), (ii) that it shall be required to advance the full amount of expenses incurred by or on behalf of each of the Covered Persons and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement (or, to the extent applicable, the Delaware Act), without regard to any rights such Covered Persons may have against Parent or its Affiliates (including under director and officer insurance policies), and (iii) that it irrevocably waives, relinquishes and releases Parent and its Affiliates from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by Parent or its Affiliates on behalf of a Covered Persons with respect to any claim for which a Covered Person has sought indemnification from the Company or any Subsidiary of the Company shall affect the foregoing, and Parent and its Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Covered Person against the Company or any Subsidiary of the Company. The Company and each of the Covered Persons agree that Parent and its respective Affiliates are express third-party beneficiaries of the terms of this Section 13.03(d).

(e)        Funding of Indemnification Obligation.  Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 13.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f)         Subrogation. Notwithstanding anything to the contrary contained in this Agreement or otherwise, if any Covered Person may be entitled to indemnification, advancement or reimbursement from both the Company and Abrams or BCP (or any of Abrams’ or BCP’s respective Affiliates), then the Company shall be the indemnitor, provider of advancement and/or provider of reimbursement, as applicable, of first resort, and Abrams or BCP (or any of their respective Affiliates), as appliable, shall be the indemnitor, provider of advancement and/or provider of reimbursement of last resort.

(g)         Savings Clause.  If this Section 13.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 13.03 to the fullest extent permitted by any applicable portion of this Section 13.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h)         Amendment.  The provisions of this Section 13.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 13.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 13.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 13.04      Survival.  The provisions of this Article XIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE XIV
Miscellaneous

Section 14.01    Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 14.02    Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agree, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 14.03    Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.03):

If to the Company:	ContextLogic Holdings, LLC c/o ContextLogic Holdings Inc. 2648 International Blvd Ste 301 Oakland, CA 94601 Attention: President, Corporate Secretary Email: [redacted]; [redacted]

with a copy to:	McDermott Will & Schulte LLP 919 Third Avenue New York, New York 10022 Email: david.curtiss@srz.com; hsteele@mwe.com, Attention: David A. Curtiss; Heidi Steele

If to a Member, to such Member’s respective mailing address as set forth on the Members Schedule.

Section 14.04     Headings.  The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 14.05    Severability.  If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 14.06    Entire Agreement.  This Agreement together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 14.07     Successors and Assigns.  Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 14.08    No Third-party Beneficiaries.  Except as provided in Article XIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.09     Amendment.

(a)         No provision of this Agreement or the Certificate of Formation of the Company may be amended, modified, restated, repealed or waived (by amendment, merger, consolidation, operation of law, or otherwise) except by a writing that is executed by the Managing Member after having received all consents required with respect thereto pursuant to Section 4.12; provided, that no such amendment or modification shall be effective as to a particular Member if such amendment would by its express terms materially and adversely affect the rights or obligations of such Member hereunder in a manner disproportionate to the effect on other Members similarly situated, in each case, unless such Member has voted or consented in writing in favor thereof. In addition to, and not in limitation of the foregoing, this Agreement may not be amended or modified so as to impose upon any Member (x) personal liability for the debts, obligations and liabilities of the Company or any Company Subsidiary, or (y) any new or additional Capital Contribution, in each case, without the written consent of such Member.

(b)         Any amendment in accordance with Section 14.09(a) shall be binding upon each Member and the Company.

(c)          Subject to compliance with each of Section 4.12 and Section 14.09(a) above, this Agreement may be amended from time to time in each and every manner deemed necessary or appropriate by the Managing Member to comply with the then existing requirements of the Code and the Treasury Regulations affecting the Company or any other provision of applicable law or regulation.

(d)         Subject to compliance with each of Section 4.12 and Section 14.09(a) above, the Managing Member shall be entitled to amend, amend and restate, or authorize the amendment, or amendment and restatement of, the Certificate of Formation from time to time to reflect any action, matter or change (whether an amendment to this Agreement or otherwise) approved by the Class A Members holding the majority of the Class A Convertible Preferred Units and the Class B Members.

Section 14.10     Waiver.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 14.10 shall diminish any of the waivers set forth in this Agreement, including in Section 4.07(e), Section 13.02(a), Section 13.03(d) and Section 14.13 hereof.

Section 14.11     Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 14.12    Submission to Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware (or in the Court of Chancery of the State of Delaware located in New Castle County, Delaware or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 14.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 14.13    Waiver of Jury Trial.  Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 14.14     Expense Reimbursement. The Company shall, or shall cause an applicable Company Group Member to, reimburse each of BCP and Abrams for all reasonably documented out-of-pocket costs and expenses (including external legal fees) incurred by BCP and Abrams on or prior to the date hereof in connection with the negotiation, execution and performance of this Agreement, the Purchase Agreement and the Ancillary Agreements (as that term is defined in the Purchase Agreement) and the transactions contemplated hereby and thereby; provided, that, notwithstanding the foregoing, any expenses of Abrams that constitute “Company Transaction Expenses” pursuant to the Purchase Agreement shall not be subject to reimbursement pursuant to this Agreement.

Section 14.15     Equitable Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement may give rise to irreparable harm to the other parties, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 14.16     Remedies Cumulative.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 13.02 to the contrary.

Section 14.17     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

CONTEXTLOGIC HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MANAGING MEMBER:

CONTEXTLOGIC HOLDINGS INC.

By:
Name:
Title:

[Signature Page to A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBER:

BCP SPECIAL OPPORTUNITIES FUND III ORIGINATIONS LP

By: BCP Special Opportunities Fund III GP LP, its general partner

By: BCP SOF III GP, L.L.C., its general partner

By:
Name: Edward Goldthorpe
Title: Authorized Signatory

[Signature Page to A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBER:

RIVA CAPITAL PARTNERS V, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

RIVA CAPITAL PARTNERS VI, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

[Signature Page to A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBER:

ABRAMS CAPITAL PARTNERS I, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

ABRAMS CAPITAL PARTNERS II, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

[Signature Page to A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MEMBER:

EMERALD LAKE PEARL ACQUISITION GP, L.P

By:

By:

By:
Name:
Title:

EMERALD LAKE PEARL ACQUISITION BLOCKER, LLC

By:
Name:
Title:

[Signature Page to A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBER:

SALT MANAGEMENT AGGREGATOR, LLC

By:
Name: David Sugarman
Title: Manager

[Signature Page to A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBER:

RB STRATEGIC HOLDINGS LP – EASTER SERIES

By:
Name: Rishi Bajaj
Title:

[Signature Page to A&R Limited Liability Company Agreement]

Members Schedule
ContextLogic Holdings, LLC2

Member Name	Class A Convertible Preferred Units	Class B-1 Common Units	Class B-2 Common Units	Class P Units	Capital Contribution
BCP Special Opportunities Fund III Originations LP	[____]	--	--	--	$[____]
Abrams Capital Partners I, L.P.	[____]	--	--	--	$[____]
Abrams Capital Partners II, L.P.	[____]	--	--	--	$[____]
Riva Capital Partners V, L.P.	[____]	--	--	--	$[____]
Riva Capital Partners VI, L.P.	[____]	--	--	--	$[____]
Emerald Lake Pearl Acquisition GP L.P.	[____]	--	--	--	$[____]
Emerald Lake Pearl Blocker, LLC	--	--	[____]	--	$[____]
Salt Management Aggregator, LLC	[____]	--	--	--	$[____]
ContextLogic Holdings Inc.	--	--	[____]	--	$[____]
RB Strategic Holdings LP – Easter Series	--	--	--	[____]	$0

2 Note to Form: To be updated at Closing.

Exhibit A

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Second Amended and Restated Limited Liability Company Agreement, dated [____________], 2026, as amended and/or restated from time to time (the “LLC Agreement”), by and among ContextLogic Holdings, LLC, a limited liability company organized under the laws of Delaware (the “Company”), and each of the Members of the Company. Pursuant to and in accordance with Section 4.01(b) of the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that upon execution of this Joinder Agreement, such Person shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[_______________]

By

Name:

Title:

Exhibit F
Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement, dated as of [____] (this "Escrow Agreement"), is entered into by and among ContextLogic Holdings, LLC, a Delaware limited liability company (“Buyer”), Emerald Lake Pearl Acquisition, L.P., a Delaware limited partnership, as the representative of the Seller Parties (as defined below) (the "Sellers Representative", and together with Buyer, collectively the "Parties," and individually, each a "Party"), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national association, as escrow agent ("Escrow Agent").  All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

RECITALS

A.          Buyer, the other Buyer Parties, the Seller Parties and the Sellers Representative are parties to that certain Purchase Agreement, dated as of [____] (as amended or restated from time to time, the "Purchase Agreement").

B.          Pursuant to the terms of the Purchase Agreement, Buyer agrees to place in escrow certain funds as the Adjustment Escrow Fund and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.          Schedule I to this Escrow Agreement sets forth the wire transfer instructions for Buyer and the Sellers Representative (on behalf of the Seller Parties).

In consideration of the promises and agreements of the Parties and the Escrow Agent, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1         Receipt of Escrow Funds.  Pursuant to the terms of the Purchase Agreement, Buyer shall deliver at the Closing, by wire transfer of immediately available funds, to the Escrow Agent the amount of $2,750,000 (the "Escrow Amount" and, together with any interest and other earnings or gains realized on the investment of the Escrow Amount, the "Escrow Funds").  Escrow Agent will hold the Escrow Funds in an account established with and designated to the Parties by the Escrow Agent (the "Escrow Account").  Escrow Agent will confirm receipt in writing to the Buyer and the Sellers Representative of the Escrow Amount on the date such funds are received. Escrow Funds shall be held in a segregated, non-commingled deposit account titled in the name of the Escrow Agent for the benefit of the Parties and not merely by book-entry identification.

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Section 1.2          Investments.

(a)          The Escrow Agent shall invest the Escrow Amount, including any and all interest and investment income, in accordance with joint written instructions provided to the Escrow Agent and signed by the Parties.  In the absence of joint written investment instructions, the Escrow Amount shall remain un-invested in a U.S. government money-market fund (SEC Rule 2a-7, government-only).  Any investment earnings and income on the Escrow Amount shall become part of the Escrow Funds, and shall be disbursed in accordance with Section 1.3 or Section 1.6 of this Escrow Agreement.

(b)      The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c)         Although the Parties recognize that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Parties hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.

Section 1.3        Disbursements of the Escrow Funds.  The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 1.3 as follows:

(a)         Upon receipt of a Joint Release Instruction (as defined below), the Escrow Agent shall promptly, but in any event within two Business Days after the Joint Release Instruction is received by the Escrow Agent, disburse all or a portion of the Escrow Funds, as applicable, in accordance with such Joint Release Instruction.

(b)         If at any time either of the Parties receives a Final Determination (as defined below) expressly stating that Buyer or the Seller Parties are owed all or a portion of the Escrow Funds, then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party, the Escrow Agent shall, within two Business Day following its receipt of such Final Determination, disburse to Buyer and/or the Sellers Representative (on behalf of the Seller Parties), as applicable, all or a portion of the Escrow Funds in accordance with such Final Determination.  The Escrow Agent will act on such Final Determination without further inquiry.  The Party delivering such Final Determination to the Escrow Agent shall simultaneously send a copy of such Final Determination to the other Party.

(c)         All payments of any part of the Escrow Funds to be made to Buyer or the Sellers Representative (on behalf of the Seller Parties), as applicable, shall be made by wire transfer to the account instructions set forth on Schedule I attached hereto (or in other wire instructions provided by the Party to which such payment is being made).

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Section 1.4          Disbursements.

(a)          Certain Definitions.

(i)          "Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in Los Angeles, California or New York, New York are authorized or required by Law to close.

(ii)         "Final Determination" means (x) (1) a final and non-appealable order of any court of competent jurisdiction, directing the disposition of the Escrow Funds in the Escrow Account, together with (2) a certificate of the presenting Party to the effect that such judgment is final and non-appealable and from a court of competent jurisdiction having proper authority or (y) (1) a written final determination by the Independent Accountant in accordance with Section 3.06(b) of the Purchase Agreement, together with (2) a certificate executed by an authorized representative of the presenting Party confirming that such determination is final and non-appealable, from the Independent Accountant and is in compliance with 3.05(c) of the Purchase Agreement; and in each case above, along with written payment instructions executed by an authorized representative of the presenting Party to effectuate such order or determination.

(iii)        "Joint Release Instruction" means a joint written instruction, which is executed by Buyer and the Sellers Representative, directing the Escrow Agent to disburse all or a portion of the Escrow Funds.

(b)         The Escrow Agent shall comply with final judgments or orders issued or process entered by any court with respect to the Escrow Funds, including without limitation any attachment, levy or garnishment, without any obligation to determine such court's jurisdiction in the matter and in accordance with its normal business practices.  If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(c)          In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call‑back to the authorized person or persons of such Party, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions.  The persons and telephone numbers for callbacks may be changed only in a writing received and acknowledged by the Escrow Agent.  The Parties agree that such security procedure is commercially reasonable, provided, that, for any disbursement of Escrow Funds, the Escrow Agent shall require dual authorization (one authorized representative of each Party).

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(d)          The Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the Escrow Account.

Section 1.5        Security Procedure for Funds Transfer.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers' forms in the form of Exhibit A‑1 and Exhibit A‑2 to this Escrow Agreement.  The Escrow Agent shall confirm each funds transfer instruction received in the name of each Party by confirming with an authorized individual as evidenced in Exhibit A‑1 and Exhibit A‑2.  Once delivered to the Escrow Agent, Exhibit A‑1 or Exhibit A‑2 may be revised or rescinded only in writing signed by an authorized representative of the Party.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it.  If a revised Exhibit A‑1 or Exhibit A‑2 or a rescission of an existing Exhibit A‑1 or Exhibit A‑2 is delivered to the Escrow Agent by an entity that is a successor‑in‑interest to either party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Parties.  The Parties understand that the Escrow Agent's inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.6           Income Tax Allocation and Reporting.

(a)        For tax reporting purposes, all interest and other income, if any, from investment of the Escrow Amount prior to release thereof pursuant to this Agreement shall be reported and paid to the Party that ultimately receives the related Escrow Funds, and the Escrow Agent shall issue the applicable payee tax forms accordingly; provided, that, if any interest or other income remains in the Escrow Account as of the end of any taxable year and not yet distributed, such interest or other income shall be reported and paid to Buyer for such taxable year. The Escrow Agent shall be deemed the payor of any interest or other income paid upon investment of the Escrow Amount for purposes of performing tax reporting.

(b)         Prior to Closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W‑9 or W‑8, as applicable, and such other forms and documents that the Escrow Agent may request.  The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

(c)        To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of interest or other income derived from the investment of the Escrow Funds, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.

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Section 1.7          Termination.  Upon the disbursement of all of the Escrow Funds, this Escrow Agreement shall terminate and be of no further force and effect.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1          Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement, provided that the Escrow Agent has not acted with gross negligence or committed fraud or willful misconduct.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document, including but not limited to the Purchase Agreement, other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement further agrees that all property held by Escrow Agent under this Agreement will be segregated from all other property held by Escrow Agent and will be identified as being held in connection with this Agreement. Segregation may be accomplished by appropriate identification on the books and records of Escrow Agent. Escrow Agent agrees that its documents and records with respect to the transactions contemplated by this Agreement will be available for examination by authorized representatives of either Party. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2        Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent, except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any loss to Buyer or the Sellers Representative.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable and documented out-of-pocket compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

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Section 2.3         Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the written direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person's or persons' authority.

Section 2.4          Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5         No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1          Indemnification.  Buyer and the Sellers Representative (solely on behalf of the Seller Parties and in its capacity as the Sellers Representative, not in its individual capacity) hereby agree, severally and not jointly as between Buyer and Sellers Representative, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the "Indemnified Parties"), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other reasonable, documented out-of-pocket expenses, fees or charges of any character or nature, including, without limitation, reasonable attorney's fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall be directly caused by Escrow Agent's fraud, gross negligence or willful misconduct.  Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the parties hereunder.  Notwithstanding anything to the contrary herein, the Parties agree, solely as between themselves, that any obligation for indemnification under this Section 3.1 shall be borne by the Party determined by a final and non-appealable order of any court of competent jurisdiction to be responsible for causing the liability, loss, action, suit or proceedings at law or in equity, or any other expense, fee or charge of any character or nature against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then equally by Buyer and the Sellers Representative.  In no event shall Buyer or the Sellers Representative be liable for incidental, special, indirect, punitive or consequential damages or losses of any kind whatsoever (including without limitation lost profits)  The terms of Sections 1.6(c), 3.1 and 3.4 hereto shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

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Section 3.2         Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE FRAUD OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3          Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent's sole responsibility thereafter shall be to safely keep the Escrow Funds and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4         Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid 50% by Buyer and 50% by Sellers Representative at the Closing (each directly to the Escrow Agent).

Section 3.5        Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be fully protected and may, at its option, retain the Escrow Funds until the Escrow Agent (i) receives a final non‑appealable order of a court of competent jurisdiction or a final non‑appealable arbitration decision directing delivery of the Escrow Funds, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys' fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Parties hereto further agree to pursue any redress or recourse in connection with such dispute without making the Escrow Agent a party to the same.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

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Section 3.6       Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7         Attachment of Escrow Funds; Compliance with Legal Orders.  In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. The Escrow Agent agrees to provide prior written notice to each of the Parties if possible before taking any course of action or inaction in response to such legal or judicial process if permitted by law. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated; provided that the Escrow Agent has not acted with gross negligence or committed fraud or willful misconduct.

Section 3.8         Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

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Section 3.9          Compliance with Legal Orders.  Escrow Agent shall receive and may conclusively rely upon an opinion of counsel to the effect that such order is final, non‑appealable and from a court of competent jurisdiction.  Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 3.10        No Financial Obligation.  Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Escrow Agent's sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

ARTICLE 4
MISCELLANEOUS

Section 4.1          Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns.  No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2          Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

Section 4.3          Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered, one (1) day after deposit with Federal Express or similar overnight courier service, or upon receipt if by first class mail, return receipt requested, or via email, on the date of transmission (provided no transmission error is received).  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  Notices, demands and communications to each party hereto shall, unless changed pursuant to the preceding sentence, be sent to the addresses indicated below:

9

If to Buyer:

ContextLogic Holdings, LLC
2648 International Blvd
Suite 301
Oakland, CA 94601
Email: [___________]
Attention: [___________]

with copies to (which shall not constitute notice to Buyer):

McDermott Will & Schulte LLP
919 Third Ave.
New York, NY  10022
Attention: David A. Curtiss
Email: david.curtiss@srz.com

McDermott Will & Schulte LLP
444 West Lake Street, Suite 4000
Chicago, Illinois 60606
Attention: Heidi Steele
Email: hsteele@mwe.com

If to Sellers Representative,

c/o Emerald Lake Capital Management
233 Wilshire Boulevard, Suite 650
Santa Monica, CA 90401
Attention: Daniel Lukas, Russell Hammond and Stephen Burhenn
Email: [redacted], [redacted] and [redacted]

with a copy to (which notice shall not constitute notice):

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attention: Jeffrey B. Kaplan, P.C.
Email: jeffrey.kaplan@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Tamar Donikyan
Email: tamar.donikyan@kirkland.com

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If to the Escrow Agent:

Wilmington Trust, National Association
50 South 6th Street, STE 1290
Minneapolis, MN 55402
Attn:  [--]
E‑Mail:  [--]

Section 4.4          Governing Law.  This Escrow Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.  Any and all claims, controversies, causes of action and proceedings arising out of or relating to this Escrow Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

Section 4.5          Payments by the Parties.  Each Party agrees that, solely as between the Parties, each Party shall be responsible for 50% of any and all amounts payable to the Escrow Agent pursuant to Section 3.4 and Section 1.6(c).  To the extent that either Party (the "Paying Party") makes any payment to the Escrow Agent pursuant to Section 3.4 or Section 1.6(c) in respect of the 50% share of the other Party (the "Non-Paying Party"), or, to the extent that indemnification obligations thereunder are borne equally between the Parties pursuant to the terms thereof, Section 3.1, the Non-Paying Party shall promptly pay and reimburse the Paying Party for all amounts so paid.  The obligations set forth in this Section 4.5 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

Section 4.6       Entire Agreement.  This Escrow Agreement and, as between Buyer and the Sellers Representative, the Purchase Agreement, set forth the entire agreement and understanding of the parties related to the Escrow Funds.

Section 4.7        Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.8         Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

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Section 4.9          Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.10      Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.11        Severability.  If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and this Agreement will continue in full force and effect.

Section 4.12      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

CONTEXTLOGIC HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Escrow Agreement]

SELLERS REPRESENTATIVE

EMERALD LAKE PEARL ACQUISITION

By:
Name:
Title:

[Signature Page to Escrow Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Schedule I

Wire Transfer Instructions

Attached.

EXHIBIT A‑1

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES
OF BUYER

Attached.

EXHIBIT A‑2

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES
OF THE SELLERS REPRESENTATIVE

Attached.

EXHIBIT B

Fees of Escrow Agent

Attached.

Exhibit G
Form of Professional Services Termination Agreement

Attached.

Exhibit H
Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT BY AND AMONG CONTEXTLOGIC HOLDINGS INC. AND CERTAIN INVESTORS DATED AS OF [______________], 2026

- i -

This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of [_______________], 2026, is made by and among:

i.            ContextLogic Holdings Inc., a Delaware corporation (the “Company”);

ii.          each signatory to this Agreement listed as a “Lead Investor” on the signature pages hereto (collectively, together with their respective Permitted Transferees that become party hereto, the “Lead Investors”)];1 and

iii.          each signatory to this Agreement listed as an “Other Investor” on the signature pages hereto (collectively, together with their respective Permitted Transferees that become party hereto, the “Other Investors”).2

RECITALS

WHEREAS, on or about the date hereof, the Company and its subsidiaries are consummating an acquisition on the terms and subject to the conditions of a Purchase Agreement, dated as of December [________], 2025 (the “Acquisition”); and

WHEREAS, the parties believe that it is in the best interests of the Company and the other parties hereto to set forth their agreements regarding registration rights.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1.          Effectiveness. This Agreement shall become effective upon, and subject to the occurrence of, the closing of the Acquisition.

ARTICLE II

DEFINITIONS

Section 2.1.          Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Acquisition” shall have the meaning set forth in the Recitals.

1 Note to Form:  Lead Investors will be the Abrams funds and the BCP funds (including any additional Abrams funds and/or BCP funds that acquire equity pursuant to backstopping the rights offering).
2 Note to Form:  Other Investors will be the management holders who roll over equity.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided, however, that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Lead Investor.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Company Blackout Period” means the period starting two weeks prior to the end of any fiscal quarter and ending on the second Business Day after earnings are publicly reported for such period.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1(c).

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means, collectively, the Lead Investors and the Other Investors who then hold Registrable Securities under this Agreement.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Lead Investor Approval” means the prior written consent of the Lead Investors.

“Lead Investors” shall have the meaning set forth in the preamble.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“Other Investors” shall have the meaning set forth in the preamble.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5(b).

“Permitted Transferee” means (i) any Affiliate of a Lead Investor and (ii) such other Persons designated with Lead Investor Approval.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5(b).

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all shares of Common Stock, (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security of any Person that is not then subject to vesting or forfeiture to the Company and (iii) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in any such case under clauses (i), (ii) or (iii) above, whether owned on the date hereof or hereafter acquired; provided, however, that shares of Common Stock that are then subject to forfeiture to the Company shall not be deemed “Registrable Securities” for purposes of Section 3.1, 3.2.4 or 3.3 hereof.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) such securities shall have been Transferred pursuant to Rule 144, (y) such holder is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), as reasonably determined by the Holder, or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement.  The terms “register,” “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8, or any successor form to either of the foregoing.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

 “Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5(b).

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5(a).

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

Section 2.2.          Other Interpretive Provisions. (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)         The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)          The term “including” is not limiting and means “including without limitation.”

(d)       The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)          Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply with, and cause each of its subsidiaries to perform and comply with, such of the following provisions as are applicable to it.  Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

Section 3.1.          Demand Registration.

Section 3.1.1.    Request for Demand Registration.

(a)
At any time after the date of this Agreement, each Lead Investor shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Lead Investor(s) which would reasonably be expected to result in gross proceeds of at least $15,000,000 million. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

(b)	Each Demand Registration Request shall specify (i) the kind and aggregate amount of Registrable Securities to be registered and (ii) the intended method or methods of disposition thereof.

(c)
Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable, but in any event within thirty (30) days following the receipt of such Demand Registration Request (or, if such 30-day period falls in a Company Blackout Period, within 5 Business Days from the end of such Company Blackout Period, file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

Section 3.1.2.    Limitation on Demand Registrations.  The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

Section 3.1.3.    Demand Notice.  Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing.  Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.

Section 3.1.4.   Demand Withdrawal.  The Lead Investors that have requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement.  Upon receipt of a notice to such effect from with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

Section 3.1.5.     Effective Registration.  The Company shall use reasonable best efforts to cause the Demand Registration Statement to become effective and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

Section 3.1.6.   Delay in Filing; Suspension of Registration.  If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than twice during any twelve (12)-month period for a period not to exceed forty-five (45) days; sixty (60) days in the aggregate.  In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.  The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such Demand Registration Statement.

Section 3.1.7.     Priority of Securities Registered Pursuant to Demand Registrations.  If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.1.8.   Resale Rights.  In the event that a Holder requests to participate in a Registration pursuant to this Section 3.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.

Section 3.2.          Shelf Registration.

Section 3.2.1.     Request for Shelf Registration.

(a)
Upon the written request of any of the Lead Investors from time to time (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act  (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Holders thereof from time to time in accordance with the methods of distribution elected by such Holders, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration”.

(b)
If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to the Investors the information necessary to determine the Company’s status as a WKSI upon request.

Section 3.2.2.    Shelf Registration Notice.  Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

Section 3.2.3.    Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities  (such period of effectiveness, the “Shelf Period”).  Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

Section 3.2.4.     Shelf Takedown.

(a)
At any time the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, any of the Lead Investors may make a written request (a “Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, of all or a portion of such Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

(b)
Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided, however, that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than ninety percent (90%) (or such lesser percentage specified by such Potential Takedown Participant) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the participating Lead Investors.

(c)
The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

Section 3.2.5.   Suspension of Registration.  If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one time during any twelve (12)-month period for a period not to exceed sixty (60) days.  In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.  The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such Shelf Registration Statement.

Section 3.2.6.    Priority of Securities Sold Pursuant to Shelf Takedowns.  If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters  can be sold without having such adverse effect.

Section 3.2.7.   Resale Rights. At any time the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, and such Holder provides notice of the method of distribution pursuant to Section 3.2.4 hereof that Holder elects to distribute its Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.

Section 3.3.          Piggyback Registration.

Section 3.3.1.   Participation.  If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than a Registration on Form S-4 or Form S-8 or any successor form to such forms, then, as soon as practicable (but in no event less than ten (10) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”).  Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within five (5) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holder entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (ii) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities.  Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw.

Section 3.3.2.   Priority of Piggyback Registration.  If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holders, and (y) a number of such shares equal to such Holder’s Pro Rata Portion, and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

Section 3.3.3.    No Effect on Other Registrations.  No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

Section 3.4.          Lock-Up Agreements. In connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, each Holder agrees, if requested, to become bound by and to execute and deliver a lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such Holder’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such Holder or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering  and ending on the date specified by the underwriters (such period not to exceed  ninety (90) days in the case of any registration).  The terms of such lock-up agreements shall be negotiated among the Lead Investors, the Company and the underwriters and shall include customary carve-outs from the restrictions on Transfer set forth therein.

Section 3.5.          Registration Procedures.

Section 3.5.1.   Requirements.  In connection with the Company’s obligations under Sections 3.1 – 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a)
As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (i) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (ii) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (iii) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

(b)
prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (i) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (ii) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder) or (iii) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)
notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed, (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)
promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

(e)
to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

(f)	use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

(g)
promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Lead Investors (or, if the Lead Investors are not participating, the Holders of a majority of the Registrable Securities being sold) agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(h)
furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i)
deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

(j)
on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k)
cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

(l)
use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m)
not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and, as applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company (in the case of a Registration Statement);

(n)
make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(o)
enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Lead Investors (or, if the Lead Investors are not participating, the Holders of a majority of the Registrable Securities being sold) or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(p)
obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(q)
in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(r)
cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s)
use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)	provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

(u)
use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(v)
make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the participating Lead Investors (or, if the Lead Investors are not participating, the Holders of a majority of the Registrable Securities being sold), by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

(w)
in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(x)	take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(y)
take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(z)
take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 3.5.2.   Company Information Requests.  The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.  Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

Section 3.5.3.    Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1(d), such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1(d), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.  In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1(d) or is advised in writing by the Company that the use of the Prospectus may be resumed.

Section 3.6.          Underwritten Offerings.

Section 3.6.1.    Shelf and Demand Registrations.  If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the participating Lead Investors and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement.  The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements.  Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.2.    Piggyback Registrations.  If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by the Holders pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale.  The Registrable Securities of the Holders to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.3.    Selection of Underwriters; Selection of Counsel.  In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the participating Lead Investors; provided, however, that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided, however, that such underwriter or underwriters shall be reasonably acceptable to the participating Lead Investors. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, counsel to the Holders shall be selected by the participating Lead Investors.

Section 3.7.          No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.  Without Lead Investor Approval, neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement.

Section 3.8.        Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone and other production and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system,  (viii) all reasonable fees and disbursements of one legal counsel for the selling Holders, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested.  All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 3.9.          Indemnification.

Section 3.9.1.    Indemnification by the Company.  The Company shall indemnify and hold harmless, to the full extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report; provided, however, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such seller Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”).  This indemnity shall be in addition to any liability the Company may otherwise have.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders.  The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

Section 3.9.2.    Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, agents, and representatives  and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information.  In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

Section 3.9.3.    Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In the case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees, costs and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees, costs or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder, (iii) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party or to pursue the defense of such claim or action in a reasonably vigorous manner, (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (v)  the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be one or more legal or equitable defenses available to it and/or other indemnified parties that are different from or in addition to those available to the indemnifying party or (vi) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person).  If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party.  No indemnifying party shall consent to entry of any judgment or enter into any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any indemnified party and includes as an unconditional term of such judgment or settlement the giving by the claimant or plaintiff in such judgment or settlement to such indemnified party, in form and substance reasonably satisfactory to such indemnified party, of a full and final release from all liability in respect of such claim or action. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. The indemnifying party shall not be liable under this Agreement for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed). It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

Section 3.9.4.     Contribution.  If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to, or unenforceable by, an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the applicable indemnifying party, in lieu of indemnifying such indemnified party under this Agreement, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.  If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4.  The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 3.9.5.  Indemnification Priority.  The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that the Company is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary, and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that the Company shall be required to advance the full amount of expenses incurred by a Company Indemnitee, and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

Section 3.10.        Rules 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144 under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 3.11.       Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided, however, that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement.  To the extent this Agreement refers to the filing or effectiveness of other Registration Statements,  by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

MISCELLANEOUS

Section 4.1.        Transfer and Ownership Restrictions. For the avoidance of doubt, this Agreement shall not, and shall not be construed to, amend, supersede, or otherwise limit the effectiveness of Section 2 of Article XIV of the Company’s Second Amended and Restated Certificate of Incorporation, as amended and in effect from time to time, and the rights granted hereunder do not entitle any Person to make any transfer in violation of such Section.

Section 4.2.        Authority; Effect. Each party hereto represents and warrants to and agrees with each other party hereto that the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.  The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.3.        Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

ContextLogic Holdings Inc.
2648 International Blvd Ste 301
Oakland, CA 94601
Attention: President, Corporate Secretary
Email: [redacted]; [redacted]

with a copy (which shall not constitute notice) to:

McDermott, Will & Schulte LLP
919 Third Avenue
New York, NY 10022
Attention: David A. Curtiss; Heidi Steele
E-mail: david.curtiss@srz.com; hsteele@mwe.com

If to any Lead Investor and Other Investor, to the address set forth on its signature page hereto:

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.4.       Termination and Effect of Termination. This Agreement shall terminate upon the first date after the occurrence of the Acquisition on which no Holder holds any Registrable Securities, except that the provisions of Sections 3.9 and 3.10 shall survive any such termination.  No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination.  In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

Section 4.5.       Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder.  Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.5 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement.  A Permitted Transferee to whom rights are transferred pursuant to this Section 4.5 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.5.

Section 4.6.         Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.7.          Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Lead Investors; provided, however, that any amendment, modification, extension or termination that disproportionately and adversely affects any Holder shall require the prior written consent of such Holder. Each such amendment, modification, extension or termination shall be binding upon each party hereto.  In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.8.         Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 4.9.        Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.3 hereof is reasonably calculated to give actual notice.

Section 4.10.     WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.11.       Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.12.      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf signature including any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction of a) signature.

Section 4.13.      Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.14.      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

 [Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	CONTEXTLOGIC HOLDINGS INC.

By:
Name: Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Lead Investors:	RIVA CAPITAL PARTNERS V, L.P.

	By:	Abrams Capital Management, L.P.,
its investment manager

	By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams Title: Managing Member

RIVA CAPITAL PARTNERS VI, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams Title: Managing Member

Notice Address (for each of the foregoing):	c/o Abrams Capital Management, LLC 222 Berkeley Street, 21st Floor Boston, MA 02116 Attention: Alison Bomberg & Operations Team
	Email:	[redacted]; [redacted]

with a copy, which will not constitute notice, to: Ropes & Gray LLP Attention: Sarah Schaffer Raux & Craig Marcus
E-mail:	Sarah.SchafferRaux@ropesgray.com; Craig.Marcus@ropesgray.com

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Lead Investors:	ABRAMS CAPITAL PARTNERS I, L.P.

	By:	Abrams Capital Management, L.P.,
its Investment Manager

	By:	Abrams Capital Management, LLC,
its General Partner

By:
Name: David Abrams Title: Managing Member

ABRAMS CAPITAL PARTNERS II, L.P.

By:	Abrams Capital Management, L.P.,
its Investment Manager

By:	Abrams Capital Management, LLC,
its General Partner

By:
Name: David Abrams Title: Managing Member

Notice Address (for each of the foregoing):	c/o Abrams Capital Management, LLC 222 Berkeley Street, 21st Floor Boston, MA 02116 Attention: Alison Bomberg & Operations Team
	Email:	[redacted]; [redacted]

with a copy, which will not constitute notice, to: Ropes & Gray LLP Attention: Sarah Schaffer Raux & Craig Marcus
E-mail:	Sarah.SchafferRaux@ropesgray.com; Craig.Marcus@ropesgray.com

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Lead Investors:	BCP Special Opportunities Fund III Originations LP

	By:	BCP Special Opportunities Fund III GP LP, its general partner

	By:	BCP SOF III GP, L.L.C., its general partner

By:
Name: Edward Goldthorpe Title: Authorized Signatory

Notice Address:
650 Madison Avenue, 23rd Floor
New York, New York 10022
Attention: Mark Ward; Edward Goldthorpe
Email:   [redacted];
              [redacted]

With a copy, which will not constitute notice, to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Jonathan Gill
Email:  jgill@proskauer.com

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Other Investors:	Salt Management Aggregator, LLC

By:
Name: David Sugarman Title: Manager

Notice Address:

With a copy, which will not constitute notice, to:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Other Investors:	RB STRATEGIC HOLDINGS LP – EASTER SERIES

By:
Name: Rishi Bajaj Title:

Notice Address:

With a copy, which will not constitute notice, to:

[Signature Page to Registration Rights Agreement]

Exhibit I
Form of Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (as amended or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”) is made and entered into as of [_____________], 2026, by and among the Abrams Investors (as defined below) and the BCP Investors (as defined below).  Each of the Abrams Investors, individually, and the BCP Investors, individually, is referred to herein as a “Party”, and all of the Abrams Investors and the BCP Investors, collectively, are referred to herein as the “Parties”.

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Parties have determined to vote for the election of certain directors to the board of directors of the Company (the “Board”) and in furtherance thereof have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01       Defined Terms. For all purposes of this Agreement capitalized terms have the respective meanings set forth below.

“Abrams Investor” means each of (a) Riva Capital Partners V, L.P., a Delaware limited partnership, Riva Capital Partners VI, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, and Abrams Capital Partners II, L.P., a Delaware limited partnership, and (b) any fund or other investment vehicle advised by Abrams Capital Management, L.P. that holds equity interests in the Company at the relevant time.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, an immediate family member of such Person; provided, however, that no subsidiary of the Company shall be deemed to be Affiliates of any Party.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“BCP Investor” means each of (a) BCP Special Opportunities Fund III Originations LP, a Delaware limited partnership, and (b) any fund or other investment vehicle advised by BC Partners Advisors LP that holds equity interests in the Company at the relevant time.

“Board” has the meaning set forth in the Recitals.

“Class A Units” means Class A Convertible Preferred Units of the Partnership.

“Company” means ContextLogic Holdings Inc., a Delaware corporation.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Independent Director” means an individual who qualifies as “independent” as such term is used in the New York Stock Exchange rules for purposes of audit committee members.

“New Company Common Stock” has the meaning set forth in Section 4.02.

“Partnership” means ContextLogic Holdings, LLC, a Delaware limited liability company.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Proceeding” means any audit, litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, charge, claim, demand, hearing, inquiry, investigation or similar matter before or by any governmental authority, whether administrative, judicial or arbitral in nature.

“Required Votes” has the meaning set forth in Section 2.01(f).

“Section 13(d)” has the meaning set forth in Section 4.04.

Section 1.02        Construction and Interpretation. For all purposes of this Agreement:

(a)          the definitions herein apply equally to both the singular and plural forms of the terms defined;

(b)        all references to “Sections” refer to Sections of this Agreement and to “Exhibits” refer to Exhibits to this Agreement, in each case, unless otherwise specified;

(c)          any pronoun includes the corresponding masculine, feminine, and neuter forms;

(d)          the words “include”, “includes”, and “including” are deemed to be followed by the phrase “without limitation”;

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(e)          the word “or” is not exclusive;

(f)          the words “hereof” and “herein”, and similar terms, refer to this Agreement in its entirety;

(g)         references in this Agreement to specific laws or to specific provisions of laws (i) include all rules and regulations promulgated thereunder, and, unless the context otherwise requires, all applicable authoritative guidelines, bulletins, and policies promulgated by any applicable governmental authority in connection therewith, and (ii) are to such laws or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced, or modified from time to time, in each case, as of the applicable date or period of time; and

(h)       the parties have participated jointly in the negotiation and drafting of this Agreement, and, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

Voting Agreement

Section 2.01     Voting Agreement.  From the date hereof until the termination of this Agreement in accordance with Section 5.03, each Party shall vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Company Common Stock, including, for the avoidance of doubt, any shares of New Company Common Stock, owned (whether beneficially or of record) at such time by such Party:

(a)         to cause the Board to be comprised of seven (7) directors at all times;

(b)        for the election of two (2) individuals designated by the Abrams Investors to serve as directors on the Board (such individuals, the “Abrams Nominees”), including as a replacement for any Abrams Nominee who has resigned or been removed from the Board; provided, that the Abrams Nominees must be previously approved by the BCP Investors in writing (such approval not to be unreasonably withheld, conditioned or delayed) and that Abrams Nominees David Abrams and Raja Bobbili shall be deemed approved by the BCP Investors;

(c)       for the election of two (2) individuals designated by the BCP Investors to serve as directors on the Board (such individuals, the “BCP Nominees”), including as a replacement for any BCP Nominee who has resigned or been removed from the Board; provided, that (i) one of the BCP Nominees must at all times be Mr. Edward Goldthorpe or such other person previously approved by the Abrams Investors in writing in their sole discretion and (ii) the other BCP Nominee must be previously approved by the Abrams Investors in writing (such approval not to be unreasonably withheld, conditioned or delayed);

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(d)        for the election of any three (3) individuals, as each Party may determine in its respective sole discretion, who shall qualify as Independent Directors to serve as directors on the Board;

(e)        against any action, proposal, transaction or agreement that would or would reasonably be expected to result in the removal of any Abrams Nominee from the Board without the prior written consent of the Abrams Investors or any BCP Nominee from the Board without the prior written consent of the BCP Investors; and

(f)          in favor of any other matter necessary to the election of directors to, or removal of directors from, the Board in accordance with this Section 2.01 (clauses (a) through (f) of this Section 2.01, the “Required Votes”).

ARTICLE 3

Representations and Warranties of the Parties

Each Party hereby represents and warrants, severally and not jointly, to each other Party:

Section 3.01        Authorization.

(a)        Such Party has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its covenants and other obligations hereunder.  The execution and delivery of this Agreement by such Party, the performance by such Party its covenants and obligations hereunder and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party, and no additional proceedings or actions on the part of such Party are necessary to authorize the execution and delivery of this Agreement, the performance by such Party of its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.

(b)        This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity.

Section 3.02       Non-Contravention.  The execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, (ii) require any consent or other action by any person under any provision of any agreement or other instrument binding on such Party, or (iii) result in the creation of any lien upon the Company Common Stock.

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Section 3.03       Actions and Proceedings.  As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Party, threatened against such Party or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by any other signatory to this Agreement of its rights under this Agreement or the ability of such Party to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.04        No Inconsistent Agreements.  Except for this Agreement, such Party has not:

(a)         granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Company Common Stock with respect to the matters set forth in Section 2.01; or

(b)       deposited any of its Company Common Stock into a separate voting trust or entered into a voting agreement with respect to any of its Company Common Stock (or any other agreement or arrangement with respect to the voting of such Company Common Stock).

Section 3.05       Ownership.  As of the date hereof, (a) such Party owns (whether beneficially or of record) those shares of Company Common Stock and/or those Class A Units set forth opposite such Party’s name on Exhibit A and has (or together with its control persons has) sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other liens (other than such liens created by this Agreement, liens applicable to the Company Common Stock and Class A Units that may exist pursuant to securities laws, under the Company’s and the Partnership’s organizational documents or customary liens pursuant to the terms of any custody or similar agreement applicable to the Company Common Stock held in brokerage accounts), and (b) no person other than such Party (together with its control persons) has any right to direct or approve the voting or disposition of any of such Company Common Stock or Class A Units.

Section 3.06       Broker Fees.  There is no investment banker, broker, finder, agent or other person that has been retained by or is authorized to act on behalf of such Party who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement.

Section 3.07      Acknowledgement.  Such Party understands and acknowledges that each other Party to this Agreement is entering into this Agreement in reliance upon the accuracy of the representations and warranties of such Party contained herein.

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ARTICLE 4

Covenants of the Parties

Section 4.01      No Proxies for or Encumbrances on Company Common Stock.  Each Party shall not, without the prior written consent of each other Party, directly or indirectly, (i) grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Company Common Stock or deposit any Company Common Stock in a voting trust, or (ii) take or agree to take any other action, that would or would reasonably be expected to prevent such Party from voting the Company Common Stock owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement; provided that the foregoing shall not prohibit a Party from granting to the Company, in the ordinary course of business and solely in connection with a shareholder meeting, a proxy in the form filed by the Company with the Securities and Exchange Commission for such meeting, so long as such proxy does not relate to, and may not be used with respect to, the election or removal of directors or any proposal relating to the election or removal of directors in contravention with the terms of this Agreement.

Section 4.02     Additional Company Common Stock. Each Party agrees that any Company Common Stock (or other voting securities of the Company or any other securities exchangeable for, or convertible into, any voting securities of the Company) that such Party purchases or with respect to which such Party otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as the Company Common Stock currently owned by such Party (it being understood, for the avoidance of doubt, that any such New Company Common Stock shall be subject to the terms of this Agreement as though owned by such Party on the date hereof, and the representations and warranties in Article 3 above shall be true and correct as of the date that beneficial ownership of such New Company Common Stock is acquired). Exhibit A shall automatically be amended and updated to reflect any such New Company Common Stock without requiring any further action on the part of any other Person.

Section 4.03     Share Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Company Common Stock, the terms “Company Common Stock” and “New Company Common Stock” shall be deemed to refer to and include such shares or interests as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.

Section 4.04       Reporting Commitments.  The Parties acknowledge and agree that, so long as this Agreement is in effect, the Parties (a) may be deemed to be members of a “group” for purposes of Section 13(d) of the Exchange Act (“Section 13(d)”) and (b) will disclose the existence of this Agreement in its filings made pursuant to Section 13(d) in accordance with the requirements thereof; provided, that each Party may expressly disclaim its membership in any such group in any such Section 13(d) filing.  Each Party agrees that it will promptly (within two (2) business days) inform the other Party in writing of any acquisition by such Party or any of its Affiliates of any shares of Company Common Stock (or securities convertible or exercisable into Company Common Stock).

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ARTICLE 5

Miscellaneous

Section 5.01       Further Assurances.  Each Party shall take all commercially reasonable actions (to the extent such actions (a) are not prohibited by applicable law and within such Party’s control, and (b) in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause the Company include in the slate of nominees recommended by the Company for appointment as directors at each applicable annual general meeting or extraordinary general meeting of the Company at which directors are to be appointed the Abrams Nominees and the BCP Nominees, and, further, will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02        Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)         No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.03      Termination.  This Agreement shall automatically terminate upon the earliest to occur of (a) the fifth (5th) anniversary of the date of this Agreement, (b) the first date (if ever) on which the BCP Nominees do not meet the requirements of Section 2.01(c), (c) the first date on which the Abrams Investors collectively no longer beneficially own (within the meaning of Rule 13(d)-3 under the Exchange Act) either at least ten percent (10%) of the total issued and outstanding shares of Company Common Stock or at least ten percent (10%) of the Class A Units, (d) the first date on which the BCP Investors collectively no longer beneficially own (within the meaning of Rule 13(d)-3 under the Exchange Act) either at least ten percent (10%) of the total issued and outstanding shares of Company Common Stock or at least ten percent (10%) of the Class A Units, and (e) the mutual signed written consent of the Parties; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any Party hereto of liability for any breach prior to such termination.  Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any Party hereto.  The representations, warranties and covenants of the Parties contained herein shall not survive the termination of this Agreement.

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Section 5.04       Notices.  Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by e-mail, or (b) sent by overnight courier, in each case, addressed, in each case, to such Party’s address set forth on Exhibit A. Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a business day, or if not delivered on a business day, on the first business day thereafter and (iii) two (2) business days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 5.05        Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 5.06      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto except to an Affiliate of such Party; provided, that any such Affiliate to whom such rights or obligations are transferred (including any Affiliate who is a recipient of Company Common Stock) shall execute and deliver a counterpart signature page to this Agreement and be bound by the terms and conditions set forth herein.

Section 5.07       Governing Law.  This Agreement and all Proceedings (whether based on contract, tort or otherwise) based upon, arising out of, or related to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 5.08       Jurisdiction.  Each of the Parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by applicable law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court.  Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 5.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.04.  However, nothing in this Agreement will affect the right of any Party to this Agreement to serve process on any other Party in any other manner permitted by law.

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Section 5.09     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Section 5.10       Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto.  Until and unless each Party has received a counterpart hereof signed by all of the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or through an electronic signature service or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.  No Party may raise the use of any of the foregoing methods to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of any of the foregoing methods, as a defense to the formation of a contract, and each Party forever waives any such defense.

Section 5.11       Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

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Section 5.12       Remedies Cumulative; Specific Performance.  The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity.  Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.13      Entire Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

Section 5.14       No Third-Party Beneficiaries.  Each Party agrees that (a) such Party’s representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RIVA CAPITAL PARTNERS V, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

RIVA CAPITAL PARTNERS VI, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

ABRAMS CAPITAL PARTNERS I, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

[Signature Page to Voting Agreement]

ABRAMS CAPITAL PARTNERS II, L.P.

By:	Abrams Capital Management, L.P.,
its investment manager

By:	Abrams Capital Management, LLC,
its general partner

By:
Name: David Abrams
Title: Managing Member

[Signature Page to Voting Agreement]

BCP Special Opportunities Fund III Originations LP

By:	BCP Special Opportunities Fund III GP LP, its general partner

By:	BCP SOF III GP, L.L.C., its general partner

By:
Name: Edward Goldthorpe
Title: Authorized Signatory

[Signature Page to Voting Agreement]

Exhibit A
Equity Holder Information

Attached.

Exhibit A

Exhibit J
Allocation Methodology

Attached.

Exhibit K
Form of Company Operating Agreement

Attached.

Exhibit L
Form of Indemnification Agreement

Indemnification Agreement

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of [________________], 2026, between ContextLogic Holdings Inc., a Delaware corporation (the “Company”), and _________________ (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions.  At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws, as amended, (the “Bylaws”) and Restated Certificate of Incorporation (the “Restated Certificate”) of the Company require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Bylaws, Restated Certificate and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Restated Certificate and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee does not regard the protection available under the Bylaws and Restated Certificate and insurance as adequate in the present circumstances, and may not be willing to serve as an officer and/or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.

WHEREAS, Indemnitee is or may become a representative of or affiliated with a venture capital fund (together with any affiliated venture capital funds and the general partners, managing members or other control persons and/or any affiliated management companies, the “VC Funds”, and each, individually, a “VC Fund”), and has certain rights to indemnification and/or insurance provided by the VC Funds, which Indemnitee and the VC Fund intend to be secondary to the primary obligation of the Company to indemnify Indemnitee as provided herein, with the Company’s acknowledgement and agreement to the foregoing being a material condition to Indemnitee’s willingness to serve on the Board.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as an officer and/or director from and after the date hereof, the parties hereto agree as follows:

1.          Indemnity of Indemnitee.  The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time.  In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)        Proceedings Other Than Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of such person’s Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company.  Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person, or on such person’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)        Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of such person’s Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company.  Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

(c)        Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section 1 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(d)         Indemnification of VC Fund.  If (i) any VC Fund is, or is threatened to be made, a party to or a participant in any Proceeding, and (ii) such VC Fund’s involvement in the proceeding is related to Indemnitee’s Corporate Status, then, to the extent resulting from any claim based on the Indemnitee’s Corporate Status, such VC Fund will be entitled to indemnification hereunder for Expenses to the same extent as Indemnitee.

2.           Additional Indemnity.

(a)         Indemnification of Indemnitee.  In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee.  The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

3.           Contribution.

(a)        Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)         Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)        The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)        To the fullest extent permissible under applicable law and without diminishing or impairing the obligations of the Company set forth in the preceding subparagraphs of this Section 3, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

4.           Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5.           Advancement of Expenses.  Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.  Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free and not conditioned on Indemnitee’s ability to repay such advances.

6.          Procedures and Presumptions for Determination of Entitlement to Indemnification.  It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware.  Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)        To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, inform the Board in writing that Indemnitee has requested indemnification.  Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)         Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board:  (1) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel (as hereinafter defined) in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board, by the stockholders of the Company.  Notwithstanding the foregoing, at the written request of Indemnitee following a Change in Control (as hereinafter defined), the determination shall be made by Independent Counsel in a written opinion.

(c)         If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c).  The Independent Counsel shall be selected by the Board, provided that Independent Counsel will be selected by Indemnitee following a Change in Control of the Company.  Indemnitee (or the Company, after a Change in Control) may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company (or the Indemnitee, following a Change in Control) a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit.  If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof.  The Company shall pay any and all reasonable fees and Expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and Expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)        In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.  Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)         Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.  Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)         If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g)      Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.  Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)        The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)         The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7.            Remedies of Indemnitee.

(a)         In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification.  Indemnitee shall commence such proceeding seeking an adjudication within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a).  The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b)      In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c)        If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)         In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on Indemnitee’s behalf, in advance, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery.  The Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company to the extent provided hereunder or under applicable law, to advise and represent Indemnitee in connection with any such judicial adjudication or recovery, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company.  Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Indemnitee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and Indemnitee agree that a confidential relationship shall exist between Indemnitee and such counsel.

(e)        The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.  The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ or officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f)          Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.            Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a)         The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Restated Certificate, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Restated Certificate, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)        The Company shall obtain and maintain in effect during the entire period for which the Company is obligated to indemnify Indemnitee under this Agreement one or more policies of insurance with reputable insurance companies to provide the directors and officers of the Company with commercially reasonable coverage for losses from wrongful acts and omissions and to ensure the Company’s performance of its indemnification obligations under this Agreement. Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director or officer under such policy or policies. In all such insurance policies, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers. At the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)        The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by one or more VC Funds and certain of its or their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and Bylaws and Restated Certificate of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 8(c).

(d)         Except as provided in paragraph (c) above, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e)         Except as provided in paragraph (c) above, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f)         Except as provided in paragraph (c) above, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise.

9.          Exception to Right of Indemnification.  Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)         for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision, provided, that the foregoing shall not affect the rights of Indemnitee or the Fund Indemnitors set forth in Section 8(c) above; or

(b)        for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)        in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) the Proceeding is initiated by Indemnitee pursuant to Indemnitee’s rights under Section 7 of this Agreement, or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

10.         Duration of Agreement.  All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other Enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11.        Security.  To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.  Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12.          Enforcement.

(a)         The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

(b)        This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

13.          Definitions.  For purposes of this Agreement:

(a)         “Change in Control” means a Liquidation Event as defined in the Company’s Restated Certificate, as such may be amended from time to time.

(b)        “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise that such person is or was serving at the express written request of the Company.

(c)       “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d)        “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(e)         “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.  Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(f)         “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(g)        “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

14.        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws.  In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15.        Modification and Waiver.  No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.         Notice By Indemnitee.  Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder.  The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.        Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

(a)         To Indemnitee at the address set forth below Indemnitee’s signature hereto.

(b)         To the Company at:

ContextLogic Holdings Inc.
2648 International Blvd Ste 301
Oakland, CA 94601
Attention: President, Corporate Secretary
Email: [redacted]; [redacted]

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.        Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.       Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

CONTEXTLOGIC HOLDINGS INC.

By:
	Name:	Mark Ward
	Title:	President

INDEMNITEE

Name:

Address:	c/o ContextLogic Holdings Inc.
2648 International Blvd., Suite 301
Oakland, CA 94601

[Signature Page To Indemnification Agreement]

Exhibit M
Form of Investment Committee Charter

Attached.

Exhibit N
Form of US Salt Oversight Committee Charter Agreement

Attached.

Exhibit O-1
Form of Non-Imputation Affidavit

Attached.

Exhibit O-2
Form of Owners Affidavit and Gap Indemnity

Attached.